Exhibit 99.3

THIS IS NOT A SOLICITATION OF ACCEPTANCE OR REJECTION OF THE PLAN.
ACCEPTANCES OR REJECTIONS MAY NOT BE SOLICITED UNTIL A DISCLOSURE
STATEMENT HAS BEEN APPROVED BY THE BANKRUPTCY COURT.
THIS DISCLOSURE STATEMENT IS BEING SUBMITTED FOR APPROVAL
BUT HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT.

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
--------------------------------------------------------------x
In re	:
	:	Chapter 11 Case No.
WESTPOINT STEVENS INC., et al.	:	03-13432 (RDD)
	:	(Jointly Administered)
:
Debtors.	:
--------------------------------------------------------------x

DISCLOSURE STATEMENT FOR
DEBTORS' JOINT PLAN OF REORGANIZATION

WEIL, GOTSHAL & MANGES LLP
Attorneys for Debtors and
Debtors in Possession
767 Fifth Avenue
New York, New York 10153
(212) 310-8000

Dated:  January 20, 2005

GLOSSARY
Administrative Expense Claim

Any expense relating to the administration of the chapter 11 cases, including actual and necessary costs and expenses of preserving the Debtors' estates and operating the Debtors' businesses, any indebtedness or obligations incurred or assumed during the chapter 11 cases, allowances for compensation and reimbursement of expenses to the extent allowed by the Bankruptcy Court, Claims arising under the DIP Credit Agreement and certain statutory fees chargeable against the Debtors' estates.

Bankruptcy Code	Title 11 of the United States Code.
Bankruptcy Court	The United States Bankruptcy Court for the Southern District of New York.
Bidding Procedures Order	The order attached as an exhibit to the Plan Supplement setting forth the procedures for a potential sale of all or substantially all of the Debtors' assets in accordance with section 5.1 of the Plan.
Business Day	Any day other than a Saturday, a Sunday, or any other day on which banking institutions in New York, New York are required to close by law or executive order.
Claim	Has the meaning set forth in section 101 of the Bankruptcy Code.
Commencement Date	The date the Debtors' chapter 11 cases were commenced (June 1, 2003).
Confirmation Date	The date on which the Clerk of the Bankruptcy Court enters the Confirmation Order.
Confirmation Hearing	The hearing to be held by the Bankruptcy Court regarding confirmation of the Plan of Reorganization, as such hearing may be adjourned or continued from time to time.
Confirmation Order	The order of the Bankruptcy Court confirming the Plan of Reorganization pursuant to section 1129 of the Bankruptcy Code.
Creditors Committee	The statutory committee of unsecured creditors appointed in the Debtors' chapter 11 cases, as constituted from time to time.
Debtors	WestPoint Stevens Inc., WestPoint Stevens Inc. I, J.P. Stevens and Co., Inc. J.P. Stevens Enterprises, Inc. and WestPoint Stevens Stores, Inc.
DIP Claims	Any Claim arising under the DIP Credit Agreement.
Disclosure Statement	This document together with the annexed exhibits and schedules.
Distribution Record Date	Confirmation Date.
Effective Date

A Business Day selected by the Debtors on or after the Confirmation Date on which the conditions to the effectiveness of the Plan have been satisfied or waived and on which there is no stay of the order confirming the Plan in effect.  The Debtors expect that the Effective Date will be no later than 120 days after entry of an order confirming the Plan.

Equity Interest

The interest of any holder of an equity security of any of the Debtors represented by any issued and outstanding shares of common or preferred stock or other instrument evidencing a present ownership interest in any of the Debtors, whether or not transferable, or any option, warrant, or right, contractual or otherwise, to acquire any such interest.

First Lien Lender Claim

Any Claim against any of the Debtors based on the First Lien Lender Agreement (as defined in section V.B.1) (inclusive of post-petition interest) net of all cash payments made by the Debtors to the holders of such Claims on or after the Commencement Date.

General Unsecured Claim	Any general unsecured claim against the Debtors (other than a Litigation Claim).
Indenture Trustee	HSBC Bank USA (as successor to the Bank of New York) as indenture trustee under the Indentures (as defined in section V.B.3).
Intercompany Claim	Any Claim held by a wholly-owned Debtor against another wholly-owned Debtor.
Litigation Claim

Any Claim related to a personal injury, property damage, products liability, wrongful death, patent liability, environmental damage, antitrust, asbestos, or other similar Claim against any of the Debtors.

New Common Stock	25,000,000 shares of common stock of Reorganized WestPoint and any additional shares authorized for the purposes set forth in the Plan.

New Series A Convertible Preferred Stock

500,000 shares of Series A convertible preferred stock of Reorganized WPSTV (i) having a liquidation preference of $18.54 per share ($9,270,000 in the aggregate) and (ii) which are convertible into 500,000 shares of New Common Stock (up to 1.4% of the New Common Stock after giving effect to the conversion of the New Series A and New Series B Convertible Preferred Stock). The New Series A Convertible Preferred Stock shall not be (i) entitled to vote for directors (other than in the event of four quarters of missed dividends), (ii) convertible prior to at least the third anniversary of the Effective Date, and (iii) mandatorily redeemable, if at all, prior to the fifth anniversary of the Effective Date.  Upon conversion, the preferred stock converted shall remain outstanding in the hands of Reorganized WestPoint.  Other terms of the New Series A Convertible Preferred Stock are contained in the Certificate of Designation for the New Series A Convertible Preferred Stock, a form of which is attached as an exhibit to the Plan Supplement.

New Series B Convertible Preferred Stock

10,789,244 shares of convertible preferred stock of Reorganized WestPoint (i) having a liquidation preference of $18.54 per share ($200,000,000 in the aggregate) and (ii) which are convertible into 10,789,244 shares of New Common Stock (up to 30% of the New Common Stock after giving effect to conversion of the New Series A and New Series B Convertible Preferred Stock). The terms of the New Series B Convertible Preferred Stock are contained in the Certificate of Designation for the New Series B Convertible Preferred Stock, a form of which is attached as an exhibit to the Plan Supplement.

New Management Incentive Plan	The management incentive plan for certain employees of Reorganized WestPoint, as set forth in the Plan Supplement.
New Warrants

Warrants to purchase 1,019,637 shares of New Common Stock at an exercise price of $23.34 per share.  The New Warrants, the form of which is set forth in the Plan Supplement, shall expire on the third anniversary of the Effective Date.

Noteholder Claim	Any Claim against any of the Debtors arising under or in connection with the Indentures (as defined in section V.B.3).
Other Secured Claim	Any Claim secured by collateral that is not a DIP, First Lien or Second Lien Lender Claim.
Partial Cash-Out Sponsor	TBD.
Partial Cash-Out Sponsor Agreement

The agreement between the Partial Cash-Out Sponsor and the Debtors under which the Partial Cash Out Sponsor commits to purchase up to 5,368,387 shares of New Common Stock at a purchase price of $7.76 per share.  The form of the Partial Cash Out Sponsor Agreement is attached as an exhibit to the Plan Supplement.

PBGC Claim	Any Claim of the Pension Benefit Guaranty Corporation against any of the Debtors.
Plan or Plan of Reorganization	The Debtors' Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code annexed as Exhibit A to this Disclosure Statement.
Plan Supplement

A Supplemental appendix to the Plan of Reorganization that will contain the draft form of the documents to be executed, delivered, assumed, and/or performed in conjunction with the consummation of the Plan of Reorganization on the Effective Date to be filed prior to the Confirmation Hearing.

Priority Tax Claim	A Claim of a governmental entity for taxes that are entitled to priority in payment under the Bankruptcy Code.
Ratable Proportion

The Ratio  (expressed as a percentage) of the amount of an Allowed Claim in a Class to the aggregate amount of all Allowed Claims in the same Class, provided that in the case of Classes E, F, and G, "Ratable Proportion" means the ration (expressed as a percentage) of the amount of an Allowed Claim in any of those Classes to the aggregate amount of all Allowed Claims in such Classes.

Reorganized Debtors	Reorganized WestPoint, Reorganized WPSTV, and each of the Debtors listed on Exhibit A to the Plan.
Reorganized WestPoint	WestPoint Stevens Corp., a corporation organized under the laws of the State of Delaware for the purpose of owning the common stock of Reorganized WPSTV.

Reorganized WPSTV	WestPoint Stevens Inc., as reorganized as of the Effective Date in accordance with the Plan of Reorganization (including any successor corporation by merger).
Rights Offering	The offering to holders of First Lien Lender Claims to subscribe to purchase the shares of New Series B Convertible Preferred Stock.
Rights Offering Sponsor	TBD.
Rights Offering Sponsor Agreement

The agreement between the Rights Offering Sponsor and the Debtors under which the Rights Offering Sponsor commits to purchase all of the shares of New Series B Convertible Preferred Stock that are not purchased by holders of First Lien Lender Claims in the Rights Offering for a Cash fee of $4,000,000.  The form of the Rights Offering Sponsor Agreement is attached as an exhibit to the Plan Supplement.

Second Lien Lender Claim

Any Claim against any of the Debtors based on the Second-Lien Lender Agreement (as defined in section V.B.2) net of all cash payments (inclusive of post-petition adequate protection payments) made by the Debtors to the holders of such Claims on or after the Commencement Date.

Securities Litigation Claim

Any Claim against the Debtors, whether or not the subject of an existing lawsuit, arising from the rescission of a purchase or sale of shares or shares or notes of any of the Debtors, for damages arising from the purchase or sale of any security, or for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of any such Claim.

Steering Committee	Satellite Senior Income, CP Capital Investments, Contrarian Funds, Concordia Distressed Debt Fund and Concordia MAC29 Ltd., each of whom is a holder of First Lien Lender Claims.
Subscription Rights	The rights to purchase the shares of New Series B Convertible Preferred Stock. Exercise of the Subscription Rights is governed by Section 9 of the Plan.
Tax Code	Title 26 of the United States Code.
Voting Agent	See section I of this Disclosure Statement for contact information.
Voting Deadline	[____], is the last date for the actual receipt of ballots to accept or reject the Plan.
WestPoint, WPSTV or the Company	WestPoint Stevens, Inc., a Delaware corporation, the parent debtor or debtor in possession, as the context requires.

I.

Introduction

                         WestPoint Stevens Inc. and its subsidiaries listed on Exhibit A to the Plan are soliciting votes to accept or reject the Plan.  A copy of the Plan is attached as Exhibit A to this Disclosure Statement.  WestPoint Stevens Inc. and the companies listed on Exhibit A to the Plan are referred to as the "Debtors."  Please refer to the attached Glossary for definitions of most terms used in this Disclosure Statement.  Some terms that are used only in a specific section, may be defined in that section.

                         The Plan and, in particular, the treatment provisions for holders of First Lien Lender Claims constitute a proposed good faith settlement and compromise pursuant to Bankruptcy Rule 9019 of all disputes among the Debtors and the holders of First Lien Lender Claims.  However, in exercising their fiduciary duties to their respective estates, the Debtors may determine in their business judgment that there is insufficient support for the proposed settlement.  If such a determination is made, section 5.1 of the Plan contemplates the sale of all or substantially all of the Debtors' assets in accordance with the Bidding Procedures Order approved by the Bankruptcy Court and attached as an exhibit to the Plan Supplement.

                         The purpose of the Disclosure Statement is to provide information of a kind and in sufficient detail to enable the creditors of the Debtors who are entitled to vote on the Plan to make an informed decision on whether to accept or reject the Plan.  In summary, this Disclosure Statement includes or describes:
Section	Summary of Contents
II

the capital structure of Reorganized WestPoint and Reorganized WPSTV the treatment of creditors and shareholders of the Debtors under the Plan the terms of the Rights Offering
the terms of the securities to be issued under the Plan

III	which parties in interest are entitled to vote how to vote to accept or reject the Plan
IV	selected historical financial information projections valuation information
V	the businesses of the Debtors why the Debtors commenced their chapter 11 cases
VI	significant events that have occurred in the chapter 11 cases
VII	directors and officers of Reorganized WestPoint
VIII	how distributions under the Plan will be made how disputed Claims will be resolved
IX	certain factors creditors should consider before voting
X	the procedure for confirming the Plan a liquidation analysis

XI	alternatives to the Plan
XII	certain tax consequences

Please note that if there is any inconsistency between the Plan (including the attached exhibits and any supplements to the Plan) and the descriptions in the Disclosure Statement, the terms of the Plan (and the attached exhibits and any supplements to the Plan) will govern.

                         Additional financial information about the Debtors can be found in the annual report on Form 10-K for the year ended December 31, 2003, which was filed by WPSTV with the Securities and Exchange Commission on March 15, 2004, and the quarterly reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004, and September 30, 2004 which were filed by WPSTV on May 10, 2004, August 9, 2004, and November 9, 2004, respectively.  Copies of these SEC filings are included in the Plan Supplement and may be obtained over the internet at www.sec.gov.  The Debtors' monthly operating reports are available on the Bankruptcy Court's Electronic Case Filing System which can be found at www.nysb.uscourts.gov, the official website for the Bankruptcy Court.  See Section IV for important information that should be considered when reviewing WPSTV's financial information.

                         This Disclosure Statement and the Plan are the only materials creditors should use to determine whether to vote to accept or reject the Plan.

The last day to vote to accept or reject the Plan of Reorganization is
__________ [___], 2005.  To be counted, your ballot must be actually received by the Voting Agent by this date.

The record date for determining which creditors may vote on the
Plan of Reorganization is __________ [-], 2005.

                         The Plan of Reorganization was developed over several months and after extensive negotiations with the holders of the Debtors' largest Claims and the Creditors Committee.  The Debtors believe that approval of the plan is their best chance for emerging from chapter 11 and returning the Debtors to profitability.

Recommendation: The Debtors urge creditors to vote to accept the Plan of Reorganization.

                         Additional copies of this Disclosure Statement are available upon request made to the Voting Agent, at the following address:

Voting Agent
For Voting Classes C, D, E, and G: Bankruptcy Services, LLC 757 Third Avenue 3rd Floor New York, NY 10017 (Attn: WestPoint Stevens Inc.)	For Voting Class F: Financial Balloting Group LLC 757 Third Avenue 3rd Floor New York, NY 10017 (Attn: WestPoint Stevens Inc.)

                         The summaries of the Plan and other documents related to the restructuring of the Debtors are qualified in their entirety by the Plan, its exhibits, and the documents and exhibits contained in the Plan Supplement.  The Plan Supplement will be filed with the Bankruptcy Court within 10 days prior to the hearing to confirm the Plan, but no later than 5 days before the last day to vote to accept or reject the Plan.  Documents to be included in the Plan Supplement will also be posted at www.westpointstevens.com as they become available, but no later than 5 days before the last day to vote to accept or reject the Plan.  The financial and other information included in this Disclosure Statement are for purposes of soliciting acceptances of the Plan and are being communicated for settlement purposes only.

                         The Bankruptcy Code provides that only creditors who vote on the Plan will be counted for purposes of determining whether the requisite acceptances have been attained.  Failure to deliver timely a properly completed ballot by the voting deadline will constitute an abstention (i.e. will not be counted as either an acceptance or a rejection).  Any improperly completed or late ballot will not be counted.

                         THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION.  NOR HAS THE COMMISSION PASSED ON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREWITH.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

II.

Treatment of Creditors and Shareholders
Under the Plan of Reorganization

                         The Plan of Reorganization governs the treatment of Claims against and interests in each of the five separate Debtors in the chapter 11 cases.  The table listed in section II.B below summarizes the treatment under the Plan for each class.  The table is followed by a description of the types of Claims or interests in each class and a description of the property to be distributed under the Plan of Reorganization.  The last part of section II discusses certain legal issues affecting the trading of securities issued pursuant to the Plan.

A.            New Capital Structure

                         The following table summarizes the proposed capital structure for Reorganized WestPoint and Reorganized WPSTV, including the post-Effective Date financing arrangements Reorganized WestPoint and Reorganized WPSTV expect to execute to fund Administrative Expense Claims and the working capital needs of the ongoing business operations of the restructured companies.

Instrument	Description	Comments
Exit Facility	Up to $300,000,000 exit facility.	(exit financing)
New Common Stock	25,000,000 shares.	(restructuring securities)
New Series A Convertible Preferred Stock

500,000 shares of series A convertible preferred stock of Reorganized WPSTV having a liquidation preference of $18.54 per share ($9,270,000 in the aggregate) and which are convertible into 500,000 shares of New Common Stock (up to 1.4% of the New Common Stock after giving effect to the conversion of the New Series A and New Series B Convertible Preferred Stock).

(restructuring securities)
New Series B Convertible Preferred Stock

Up to 10,789,244 shares of series B convertible preferred stock of Reorganized WestPoint having a liquidation preference of $18.54 per share ($200,000,000 in the aggregate) and which are convertible into 10,789,244 shares of New Common Stock (up to 30% of the New Common Stock after giving effect to conversion of the New Series A and New Series B Convertible Preferred Stock).

(restructuring securities)
New Warrants

Warrants to purchase 1,019,637 shares of New Common Stock (up to 2.5% of the New Common Stock after giving effect to the conversion of the New Series A and New Series B Convertible Preferred Stock and exercise of options granted pursuant to the Management Incentive Plan), at an exercise price of $23.34 per share.  The New Warrants, the form of which is set forth in the Plan Supplement, shall expire on the third anniversary of the Effective Date.

(restructuring securities)

B.            Summary of Classification and Treatment

                         The following table divides the Claims against and equity interests in the Debtors into separate classes and summarizes the treatment for each class.  The table also identifies which classes are entitled to vote on the Plan, based on rules set forth in the Bankruptcy Code.  Finally, the table indicates an estimated recovery for each class.  Important Note:  As described in Section V.C. below, the textile industry is in a state of great flux.  Increased foreign competition has resulted in numerous uncertainties.  These uncertainties and other risks related to the Debtors make it difficult to determine a precise value for the Debtors and the equity interests to be distributed under the Plan of Reorganization.  The recoveries described in the following table represent the Debtors' best estimates of those values given the information available at this time.  These estimates do not predict the potential trading prices for securities issued under the Plan.  Unless otherwise specified, the information in the following table and in the sections below are based on calculations as of September 10, 2004.  The estimation of recoveries makes the following assumptions:

•	The Effective Date is assumed to occur on March 31, 2005.

•	The pro forma debt total is $151.6 million after netting $6.5 million of cash.

•	The estimated enterprise value for the Debtors is between $615 million and $670 million -- See the valuation discussion in section IV.

•

The estimated aggregate amount of allowed unsecured claims (including General Unsecured, Noteholder, and PBGC claims) against the Debtors is $1,294 million -- see the discussion below on the estimated amounts and types of Claims comprising these classes.

Class	Description	Treatment	Entitled to Vote	Amount of Claim(s)	Estimated Recovery
--	Administrative Expense Claims	Payment in full (or as otherwise agreed)	No	$13,258,300	100%
--	Compensation and Reimbursement Claims	Payment in full (or as otherwise agreed)	No	$6,293,000	100%
--	Priority Tax Claims	Payment in full on the Effective Date or over six years from the date of assessment of the tax with interest or payment as otherwise agreed.	No	$1,896,125	100%
--	DIP Claims	Payment in full	No	$118,137,000	100%
A	Priority Non-Tax Claims	Payment in full	No	$0	100%
B	Other Secured Claims	Payment in cash of 90% of Allowed Claim or as otherwise specified in the Plan.	Yes	$_____	90%
C	First Lien Lender Claims	23,250,000 shares of New Common Stock. 500,000 shares of New Series A Convertible Preferred Stock Rights to purchase shares of New Series B Convertible Preferred Stock ($200,000,000 liquidation preference). Option to sell 5,368,387 shares of New Common Stock for $7.76 per share. Alternative: Proceeds from the sale of all or substantially all of the Debtors' assets after payment in full of the DIP Claims, Allowed Administrative Expense Claims and Priority Non-Tax Claims.	Yes	$483,897,447	97%
D	Second Lien Lender Claims	1,250,000 shares of New Common Stock. Distributions made to holders of Second Lien Lender Claims are subject to the terms and conditions of the Intercreditor Agreement. Alternative: Proceeds from the sale of all or substantially all of the Debtors' assets after payment in full of the DIP Claims, Allowed Administrative Expense Claims and Priority Non-Tax Claims and First Lien Lender Claims.	Yes	$165,000,000	15%
E	General Unsecured Claims	Ratable Proportion of the New Warrants (no distribution if Class rejects Plan) Alternative: Proceeds from the sale of all or substantially all of the Debtors' assets after payment in full of the DIP Claims, Allowed Administrative Claims, Priority Non-Tax Claims, First Lien Lender Claims, and Second Lien Lender Claims.	Yes	$43,576,283	0.2%

Class	Description	Treatment	Entitled to Vote	Amount of Claim(s)	Estimated Recovery

F	Noteholder Claims	Ratable Proportion of the New Warrants (no distribution if Class rejects Plan) Alternative: Proceeds from the sale of all or substantially all of the Debtors' assets after payment in full of the DIP Claims, Allowed Administrative Claims, Priority Non-Tax Claims, First Lien Lender Claims, and Second Lien Lender Claims.	Yes	$1,036,312,500	0.2%
G	PBGC Claims	Ratable Proportion of the New Warrants (no distribution if Class rejects Plan) Alternative: Proceeds from the sale of all or substantially all of the Debtors' assets after payment in full of the DIP Claims, Allowed Administrative Claims, Priority Non-Tax Claims, First Lien Lender Claims, and Second Lien Lender Claims.	Yes	$214,000,000[1]	0.2%
H	Litigation Claims	See Section VIII.A.3	No		N/A
I	Intercompany Claims	See Below	No		0%
J	Securities Litigation Claims	No Distribution	No		0%
K	Punitive Damage Claims	No Distribution	No		0%
L	Common Stock Interests	No Distribution	No		0%

C.             Description of the Classes For the Debtors

                         Unless otherwise indicated, the characteristics and amount of the Claims or interests in the following classes are based on the books and records of the Debtors.  Each subclass is treated as a separate class for purposes of the Plan of Reorganization and the Bankruptcy Code.

                1.     Priority Non-Tax Claims (Class A)

                         The Claims in Class A are the types identified in section 507(a) of the
Bankruptcy Code that are entitled to priority in payment (other than Administrative Expense Claims and Priority Tax Claims).  For the Debtors, these Claims relate primarily to prepetition wages and employee benefit plan contributions that had not yet been paid as of the Commencement Date.  Most of these Claims have already been paid by the Debtors pursuant to an order entered by the Bankruptcy Court on the Commencement Date.  The Debtors estimate that there are no allowed Claims in this class.

1Reflects the amount the PBGC has asserted in its proofs of claim.

                2.     Other Secured Claims (Class B)

                         This class consists of the Claims of miscellaneous creditors secured under equipment leases, mechanics and tax liens, liens of landlords on accounts, or similar Claims.  The Debtors estimate that the Claims in this class total $_____.

                         At the option of the Reorganized Debtors, the Debtors will pay these secured claims in cash either ninety percent (90%) of their allowed Claims, or they may reinstate the debt, return the collateral, or provide periodic cash payments having a present value equal to the value of the Secured Creditor's interest in the Debtors' property.  Any Claim in this class that the Debtors choose to pay in cash shall be paid by the Debtors or the Reorganized Debtors after the Effective Date.  To the extent the Claim of a creditor exceeds the value of the Collateral in which it has an interest, such excess will become part of Class E (General Unsecured Creditors).  To the extent a secured claim accrues interest under applicable local law and the holder of such Claim is entitled to interest based on the value of the collateral, such secured claim will include interest.

                         Class B is impaired and entitled to vote to accept or reject the Plan of Reorganization.

                3.     First Lien Lender Claims (Class C)

                         The Claims in this class total $483,897,447.  The Claims are based on amounts owed by WestPoint under the First Lien Lender Agreement (as defined below).  The obligations of the Debtors are secured by substantially all of the Debtors' property.

                         Pursuant to that certain Final Order Pursuant to Sections 361, 363, and 364(d)(1) of the Bankruptcy Code and Rule 4001 of the Federal Rules of Bankruptcy Procedure Providing the Pre-Petition Secured Lenders Adequate Protection, dated as of June 18, 2003 (the "Adequate Protection Order"), the Debtors' have paid the First Lien Lenders $76,604,259 in adequate protection payments.

The following table shows the calculation of the net Claims in this class:

Instrument	Amount
Principal	$489,344,450
Foreign Currency Loans Repricing into US$	$1,344,425
Prepetition Interest	$6,287,334
Outstanding Letters of Credit	$35,190,000
Postpetition Interest	$70,316,925
Less:
Adequate protection payments	$(76,604,259)
Replacement of letters of credit	$(35,190,000)
Proceeds from Asset Sales	$(6,791,428)
Total	$483,897,447

                         Unless the Debtors determine to sell their assets (described below), the holders of the First Lien Lender Claims will receive 23,250,000 shares of New Common Stock, 500,000 shares of New Series A Convertible Preferred Stock and the right to purchase up to 10,789,244 shares of New Series B Convertible Preferred Stock.  The aggregate purchase price for the New Series B Convertible Preferred Stock is $200,000,000.  The New Series B Convertible Preferred Stock will be convertible into 10,789,244 shares of New Common Stock.  Prior to conversion, the holders of First Lien Lender Claims will own 94.9% of the New Common Stock.  After full conversion and assuming that all the rights are exercised, the holders of the First Lien Lender Claims will own 96.5% of the New Common Stock.

                         The Plan provides a mechanism for holders of the First Lien Lender Claims to sell shares of New Common Stock to the Partial Cash Out Option Sponsor at a price of $7.76 per share.  Tendering shares to the Partial Cash Out Option Sponsor is voluntary.  The Partial Cash Out Option Sponsor is obligated to purchase tendered shares up to a maximum of 5,368,387 shares.  In the event more than 5,368,387 shares are tendered to the Partial Cash Out Option Sponsor the number of shares purchased from each tendering holder will be cut back proportionately.

                         The treatment specified above constitutes a proposed overall settlement of disputes among the holders of the First Lien Lender Claims.  In the event the Debtors determine that the proposed settlement does not have sufficient support among such holders, the Debtors intend to conduct an auction to sell all or substantially all of their assets in accordance with the procedures described in section II.I below.  In such event, the holders of the First Lien Lender Claims will receive all the proceeds from such sale after the payment in full of the DIP Claims, Allowed Administrative Claims, and Allowed Priority Non-Tax Claims.  If such proceeds are more than sufficient to repay the First Lien Lender Claims in full, any additional proceeds will be distributed to junior classes as described below.

                         Class C is impaired and entitled to vote to accept or reject the Plan of Reorganization.

                4.     Second Lien Lender Claim (Class D)

                         The Claims in this class total $165,000,000.  The Claims are based on amounts owed by WestPoint under the Second Lien Credit Facility.  The obligations of the Debtors are secured by a second lien on substantially all of the Debtors' property.

                         Pursuant to the Adequate Protection Order, the Debtors paid the Second Lien Lenders $44,484,106 in adequate protection payments of which $11,351,076 is being held in escrow until the Confirmation Date.

                         The following table shows the calculation of the net Claims in this class:

Instrument	Amount
Principal	$165,000,000
Prepetition Interest	$4,271,918
Postpetition Interest	$40,212,188
Less:
Adequate protection payments	$(33,133,030)
Adequate protection payments (in escrow)	$(11,351,076)
Total	$165,000,000

                         Unless the Debtors determine to sell their assets (described below), the holders of the Second Lien Lender Claims will receive 1,250,000 shares of New Common Stock.  All distributions to Second Lien Lenders under the Plan will be made in accordance with the terms and conditions of the Intercreditor Agreement.

                         The treatment specified above constitutes a proposed overall settlement of disputes among the holders of the First Lien Lender Claims.  In the event the Debtors determine that the proposed settlement does not have sufficient support among such holders, the Debtors intend to conduct an auction to sell all or substantially all of their assets in accordance with the procedures described in section II.I below.  In such event, the holders of the Second Lien Claims will receive all proceeds from such sale remaining after the payment in full of the DIP Claims, Allowed Administrative Claims, Allowed Priority Non-Tax Claims, and First Lien Lender Claims.  If such proceeds are more than sufficient to repay the First and Second Lien Lender Claims in full, any additional proceeds will be distributed to junior classes as described below.  Class D is impaired and entitled to vote to accept or reject the Plan of Reorganization.

                5.     General Unsecured Claims (Class E)

                         The aggregate amount of General Unsecured Claims timely filed against the Debtors, excluding Noteholder Claims in Class F, exceeds $157,250,892.  Based on prior orders of the Bankruptcy Court and agreements with certain parties, the Debtors have reduced those Claims to approximately $43,576,283.  The Debtors estimate that on completion of the Claims resolution process the aggregate amount of allowed Claims in Class E will be further reduced slightly.  The Claims in Class E (see below) consist of the Claims of suppliers and other vendors, landlords with prepetition rent claims and/or Claims based on rejection of leases, prepetition personal injury, prepetition wrongful death, employment litigation, and/or property damage claimants to the extent not covered by insurance, parties to contracts with the Debtors that are being rejected, and other General Unsecured Claims.  The following table lists the types of Claims and the estimated amount in these groups.

Type of Claim	Amounts (approximates)
Suppliers and vendors (estimated amount)	$17,643,000
Other (including estimate of rejection damages)	$25,924,476
Total	$43,576,283

                         Unless the Debtors determine to sell their assets (described below), the holders of General Unsecured Claims, Noteholder Claims, and PBGC Claims will receive their pro rata portion of the New Warrants.  In the event holders of Allowed General Unsecured Claims vote as a Class to reject the Plan, they will receive no distribution under the Plan and their distribution will be allocated on a pro rata basis to the holders of Allowed Claims in Classes F and G, provided Classes F and G vote in favor of the Plan.

                         The treatment specified above constitutes a proposed overall settlement of disputes among the holders of the First Lien Lender Claims.  In the event the Debtors determine that the proposed settlement does not have sufficient support among such holders, the Debtors intend to conduct an auction to sell all or substantially all of their assets in accordance with the procedures described in section II.I below.  In such event, the holders of General Unsecured Claims, Noteholder Claims and PBGC Claims will receive their pro rata portion of the proceeds from such sale remaining after the payment in full of the DIP Claims, Allowed Administrative Claims, Allowed Priority Non-Tax Claims, First Lien Lender Claims and Second Lien Lender Claims.

                         Class E is impaired and entitled to vote to accept or reject the Plan of Reorganization.

                6.     Noteholder Claims (Class F)

                         The Claims in this class (the Noteholder Claims) total $1,036,312,500 and are based on amounts WPSTV owes under the following instruments and agreements:

Issue and Indenture	Outstanding Principal
7-7/8% senior unsecured notes due 2005	$525,000,000
Indenture, dated as of June 9, 1998, between WestPoint Stevens Inc. and HSBC Bank USA (as successor to The Bank of New York) as Trustee.
7-7/8% senior unsecured notes due 2008	$475,000,000
Indenture, dated as of June 9, 1998, between WestPoint Stevens Inc. and HSBC Bank USA (as successor to The Bank of New York) as Trustee.
Total Principal	$1,000,000,000
Plus: Accrued Pre-Petition Interest	$36,312,500

Total	$1,036,312,500.

                         Unless the Debtors determine to sell their assets (described below), the holders of General Unsecured Claims, Noteholder Claims, and PBGC Claims will receive their pro rata portion of the New Warrants.  In the event holders of Noteholder Claims vote as a Class to reject the Plan, they will receive no distribution under the Plan and their distribution will be allocated on a pro rata basis to the holders of Allowed Claims in Classes E and G, provided Classes E and G vote in favor of the Plan.

                         The treatment specified above constitutes a proposed overall settlement of disputes among the holders of the First Lien Lender Claims.  In the event the Debtors determine that the proposed settlement does not have sufficient support among such holders, the Debtors intend to conduct an auction to sell all or substantially all of their assets in accordance with the procedures described in section II.I below.  In such event, the holders of General Unsecured Claims, Noteholder Claims and PBGC Claims will receive their pro rata portion of the proceeds from such sale remaining after the payment in full of the DIP Claims, Allowed Administrative Claims, Allowed Priority Non-Tax Claims, First Lien Lender Claims and Second Lien Lender Claims.  Class F is impaired and entitled to vote to accept or reject the Plan of Reorganization.

                7.     PBGC Claims (Class G)

                         Class G consists of Claims arising out of the Debtors' termination of their defined benefit pension plan.  The PBGC has asserted Claims of $214,000,000 (the "PBGC Claims").  Under Title IV of the Employee Retirement Income Security Act of 1974 ("ERISA"), the PBGC guarantees the payment of certain pension benefits upon the termination of a single employer pension plan covered by Title IV.  Upon termination of a pension plan, an employer and each member of its control group become jointly and severally liable to the PBGC for the total amount of the pension plan's underfunded benefit liabilities.

                         The PBGC Claims shall be deemed allowed in the aggregate amount of $[-----].  Unless the Debtors determine to sell their assets (described below), the holders of General Unsecured Claims, Noteholder Claims and PBGC Claims will receive their pro rata portion of the New Warrants.  In the event the PBGC votes to reject the Plan, it will receive no distribution under the Plan and its distribution will be allocated on a pro rata basis to the holders of Allowed Claims in Classes E and F, provided Classes E and F vote in favor of the Plan.

                         The treatment specified above constitutes a proposed overall settlement of disputes among the holders of the First Lien Lender Claims.  In the event the Debtors determine that the proposed settlement does not have sufficient support among such holders, the Debtors intend to conduct an auction to sell all or substantially all of their assets in accordance with the procedures described in section II.I below.  In such event, the holders of General Unsecured Claims, Noteholder Claims, and PBGC Claims will receive their pro rata portion of the proceeds from such sale remaining after the payment in full of the DIP Claims, Allowed Administrative Claims, Allowed Priority Non-Tax Claims, First Lien Lender Claims and Second Lien Lender Claims.

                         Class G is impaired and entitled to vote to accept or reject the Plan.

                8.     Litigation Claims (Class H)

                         Class H consists of the Litigation Claims against WestPoint.  All Litigation Claims not previously allowed by Final Order are Disputed Claims.  At such time as a Disputed Claim becomes an Allowed Claim, the Disbursing Agent shall distribute to the holder of such Claim such holder's Ratable Proportion of the property distributable with respect to the Class in which such Claim belongs.

                9.     Intercompany Claims of the Debtors (Class I)

                         Class I consists of the Intercompany Claims of WestPoint's subsidiaries against WestPoint.  Unless the Debtors determine otherwise, the Intercompany Claims will be eliminated and discharged by offset, the distribution, cancellation, or contribution of such Claim, or otherwise, as determined by the Debtors.  These Intercompany Claims will not receive any of the property distributed to other claimholders under the Plan.  The Debtors holding such Claims are deemed to reject the Plan.

                10.    Securities Litigation Claims (Class J)

                         Class J consists of all Claims under the securities laws that have been or could have been asserted against WPSTV or any of the other Debtors.  Claims under the securities laws include Claims arising from rescission of a purchase or sale of a security of any of the Debtors or for damages for the purchase or sale of such a security.  Such Claims also include any Claims for reimbursement or contribution in connection with such Claims for rescission or damages.  Securities of the Debtors includes any note, bond, debenture, or share of preferred or common stock, whether or not outstanding on the Petition Date.  The only Claims in this class of which the Debtors are aware are three Claims filed in connection with the Geller Action (for more information on the Geller Action see section V.D.1. below).  As further described below, each of these Claims is subject to the class action settlement approved by the Bankruptcy Court on October 28, 2004 and the United States District Court for the District of Georgia on November 17, 2004.

                         Section 510(b) of the Bankruptcy Code subordinates all the Claims in this class to the Claims represented by the underlying securities.  The holders of Security Litigation Claims shall receive no distribution of property under the Plan of Reorganization on account of such Claims.

                         Holders of Securities Litigation Claims in this class will receive no distribution under the Plan of Reorganization and are deemed to reject the Plan.

                11.    Punitive Damage Claims (Class K)

                         Class K consists of any Claim against any of the Debtors for any fine, penalty, forfeiture, or attorneys' fees (but only to the extent such attorneys' fees are punitive in nature), or for multiple, exemplary, or punitive damages, to the extent that such fine, penalty, forfeiture, attorneys' fees, or damages is not compensation for actual pecuniary loss suffered by the holder of such Claim and not statutorily prescribed.  In general, punitive or exemplary damage claims are intended to punish or make an example of a wrongdoer.  However, in the context of an insolvent entity, such as the Debtors, the enforcement of punitive claims would have the effect of punishing unsecured creditors by diluting the ultimate recovery to all unsecured creditors.  Moreover, punitive and exemplary damage claims differ significantly from other General Unsecured Claims which are based upon pecuniary losses.  For these reasons, such Claims have been classified separately from other unsecured claims.  The Debtors do not believe that there will be any allowed Claims in this class.  However, several proofs of claim have been filed concerning personal injury or wrongful death claims that include punitive or exemplary damage amounts and this class has been included in the Plan for completeness.

                         To the extent there are any allowed Claims in this class, they are subordinated to the Claims in other classes.  No property will be distributed to the holders of any allowed Claims in this class from the Debtors' estates.  Solely, to the extent these Claims are covered by applicable insurance policies, and such insurance is permitted under state law, holders of allowed Claims in this class shall receive insurance proceeds.

                         Holders of punitive damage claims in this class will receive no distribution under the Plan of Reorganization and are deemed to reject the Plan.

                12.    Common Stock Interests (Class L)

                         Class L consists of all equity interests in WPSTV represented by WPSTV's outstanding common stock.  The holders of equity interests in this class will receive no distribution under the Plan.  Class L will be deemed to reject the Plan.

D.            The Rights Offering

                1.      Subscription Rights.

                         The Subscription Rights entitle the holders of First Lien Lender Claims to the New Series B Convertible Preferred Stock.  The form to be used to exercise the Subscription Rights (the "Subscription Form") will accompany the ballot to accept or reject the Plan of Reorganization.

                2.      Subscription Period.

                         The Rights Offering shall commence on a Business Day selected by the Debtors and specified in the Subscription Form and shall expire on the date set by the Bankruptcy Court and specified in the Subscription Form, which shall be no earlier than 15 days after the Rights Offering has commenced, and which shall be the final date by which holders of First Lien Lender Claims must affirmatively elect to exercise the Subscription Rights (the "Subscription Expiration Date").

                3.      Exercise of Subscription Rights.

                         In order to exercise the Subscription Rights, each holder of a First Lien Lender Claim must (a) return a duly completed Subscription Form to the Subscription Agent so that such form is received by the Subscription Agent on or before the Subscription Expiration Date; and (b) pay to the Subscription Agent on or before the Subscription Expiration Date, Cash in an amount equal to such holder's Subscription Purchase Price, such payment to be made either by wire transfer to the Subscription Agent in accordance with the wire instructions set forth on the Subscription Form or by bank or cashier's check delivered to the Subscription Agent along with the Subscription Form.  If, on or prior to the Subscription Expiration Date, the Subscription Agent for any reason does not receive from a given holder both a duly completed Subscription Form and immediately available funds in an amount equal to such holder's Subscription Purchase Price, such holder shall be deemed to have relinquished and waived its right to participate in the Rights Offering.

                         All holders of First Lien Lender Claims participating in the Rights Offering who exercise their Subscription Rights waive their rights to any other distribution (except as specified in section 4.3(a) hereof) on account of the Claim for which such Subscription Rights were granted, and such Claims shall be terminated or cancelled.

                4.      Transfer of Subscription Rights; Revocation

                         The Subscription Rights may not be sold, transferred, or assigned except with the express written consent of the Debtors.  Once a holder of Subscription Rights has properly exercised its Subscription Rights, such exercise shall be irrevocable.

E.           Corporate Restructurings Under the Plan of Reorganization

                         The Plan provides for the following Restructuring Transactions to occur on or before the Effective Date in the following order:

                         (i)           Reorganized WestPoint shall be formed (but no shares of capital stock shall be issued prior to the issuances set forth below);

                          (ii)         Reorganized WestPoint shall form a new corporation ("Acquisition Co."), all of the common stock of which shall be owned by Reorganized WestPoint;

                          (iii)        On or before the Subscription Expiration Date, the Subscription Purchase Price shall be paid by each subscribing holder of Subscription Rights and held in escrow, pending the consummation of the transactions provided in the Plan;

                          (iv)        On or before the Effective Date, the Partial Cash Out Sponsor shall purchase for cash from Reorganized WestPoint, shares of New Common Stock in an amount sufficient to satisfy its obligations under the Partial Cash Out Sponsor Agreement,;

                          (v)        On the Effective Date, Series B Convertible Preferred Stock shall be issued by Reorganized WestPoint to each subscribing holder of Subscription Rights;

                          (vi)       Reorganized WestPoint shall contribute to Acquisition Co. (i) all Cash received pursuant to the Rights Offering and the Partial Cash Out Sponsor Agreement, and (ii) an amount of New Common Stock and New Warrants sufficient to satisfy all Allowed Claims in Classes C through G on the Effective Date (with any additional amounts contributed necessary to satisfy any Disputed Claims subsequently Allowed only at such times as, and to the extent that, distributions are made to the holders of such Claims);

                          (vii)      WestPoint Stevens Inc. shall merge with and into Acquisition Co., with Acquisition Co. surviving;

                          (viii)     Pursuant to such merger, and in consideration for the acquisition of the assets of  WestPoint Stevens Inc. by Acquisition Co., the Disbursing Agent shall distribute to holders of Allowed Claims the consideration accorded such holders pursuant to Article IV of the Plan (with any distribution to a holder of an Allowed Claim against a subsidiary of WestPoint Stevens Inc. being treated as a capital contribution to such subsidiary); and

                          (ix)       Acquisition Co. shall be renamed WestPoint Stevens Inc.

F.           Securities to Be Issued or Authorized Under the Plan of Reorganization

                1.      New Series A Convertible Preferred Stock

                         Reorganized WPSTV or a reorganized debtor subsidiary designated by Reorganized WPSTV, will issue 500,000 shares of convertible preferred stock on the Effective Date.  The New Series A Convertible Preferred Stock will have a liquidation preference of $18.54 per share ($9,270,000 in the aggregate) and will be convertible into 500,000 shares of New Common Stock (up to 1.4% of the New Common Stock after giving effect to the conversion of the New Series A and New Series B Convertible Preferred Stock).

                2.      New Series B Convertible Preferred Stock

                         Reorganized WestPoint will issue up to 10,789,244 shares of convertible preferred stock on the Effective Date.  The New Series B Convertible Preferred Stock will have a liquidation preference of $18.54 per share ($200,000,000 in the aggregate) and will be convertible into up to 10,789,244 shares of New Common Stock (up to 30% of the New Common Stock after giving effect to the conversion of the New Series A and New Series B Convertible Preferred Stock).

                3.      New Warrants

                         Reorganized WestPoint will issue warrants to purchase 1,019,637 shares of New Common Stock.  The New Warrants shall expire on the third anniversary of the Effective Date and shall have an exercise price of $23.34 per share of New Common Stock.  The New Warrants will be in the form set forth in the Plan Supplement.

                4.      New Common Stock

                         Reorganized WestPoint will issue 25,000,000 shares of common stock on the Effective Date, with 500,000 shares set aside for the conversion of New Series A Convertible Preferred Stock.  In addition, 20,000,000 shares of New Common Stock will be authorized for issuance on conversion of the New Series B Convertible Preferred Stock, exercise of the New Warrants, and exercise of the options granted under the Management Incentive Plan.  The remaining shares will be authorized for other corporate purposes.  The following chart lists the capitalization for Reorganized WestPoint as of the Effective Date after giving effect to the conversion of the New Series A Convertible Preferred Stock, the Rights Offering, and the

exercise of both the New Warrants and options granted pursuant to the Management Incentive Plan:

Holder	Number of Shares	%
First Lien Lender Claims	34,539,244	83.5%
Second Lien Lender Claims	1,250,000	3.1%2
General Unsecured Claims	34,333	0.1%
Noteholder Claims	816,662	2.0%
PBGC Claims	168,642	0.4%
Management	3,976,583	9.8%

Total	40,785,464	100.0%

                         The by-laws of Reorganized WestPoint will contain special protections for minority shareholders, including limitations on transactions with the issuer or its affiliates, certain pre-emptive rights, certain rights to receive financial information, and certain obligations of the issuer, or certain other third parties, to offer to purchase shares of New Common Stock held by the creditors under certain circumstances.  Certain of these rights expire when the New Common Stock is listed.  A form of the by-laws will be included in the Plan Supplement.

G.           Administrative Expenses

                         In order to confirm the Plan, allowed Administrative Expense Claims, and allowed Priority Tax Claims must be paid in full or in a manner otherwise agreeable to the holders of those Claims.  Administrative expenses are the actual and necessary costs and expenses of the Debtors' chapter 11 cases.  Those expenses include, but are not limited to, postpetition salaries and other benefits for employees, postpetition rent for facilities and offices, amounts owed to vendors providing goods and services during the chapter 11 cases, tax obligations incurred after the commencement of the chapter 11 cases, including interest, if applicable, under relevant state law, and certain statutory fees and expenses.  Other administrative expenses include the actual, reasonable, and necessary professional fees and expenses of the professionals retained by the Debtors and the Creditors Committee, the obligations outstanding under the Debtors' debtor in possession financing agreements, personal injury claims, tort claims or other similar litigation claims arising after the Commencement Date, once liquidated, to the extent not covered by insurance.  Postpetition personal injury claims covered by insurance, once liquidated, will be paid in the ordinary course of the Debtors' business.  The Debtors do not expect to pay any material amounts with respect to such Claims on or prior to the Effective Date.

                         Consistent with the requirements of the Bankruptcy Code, the Plan generally provides for allowed Administrative Expense Claims to be paid in full on the later of the Effective Date and the first business day after the date that is thirty (30) days after the date such Administrative Expense Claim becomes allowed, except for Administrative Expense Claims relating to ordinary course of business transactions or for money borrowed, both of which will be

                   2All distributions made to holders of Second Lien Lender claims will be subject to the
Intercreditor Agreement.

paid in accordance with the past practice of the Debtors and the terms of the agreements governing such obligations.  Allowed Administrative Expense Claims relating to compensation of the professionals retained by the Debtors or the Creditors Committee, or for the reimbursement of expenses for certain members of the Creditors Committee will, unless otherwise agreed by the claimant, be paid on the later of the Effective Date and the date on which an order allowing such Administrative Expense Claim is entered.

                         Allowed Priority Tax Claims entitled to priority under the Bankruptcy Code will be paid either in full on the later of the Effective Date and the first business day after the date that is thirty (30) days after the date such Claim becomes allowed or with interest at a fixed annual rate equal to the rate applicable to underpayments of federal income tax on the Effective Date (determined pursuant to section 6621 of the Internal Revenue Code, without regard to subsection (c) thereof) over a period not exceeding six (6) years from the date of assessment of the tax.  Valid liens of the holders of Allowed Priority Tax Claims are not affected by the Plan.

                         Personal injury claims, tort claims or other similar litigation claims arising after the Commencement Date are not subject to the discharge injunction and may be liquidated in the ordinary course of business without further order of the Bankruptcy Court.  Personal injury claimants, tort claimants or other similar litigation claimants whose Claims arose after the Commencement Date shall not be required to file an application for administrative expense and shall not be subject to any deadline to file applications for administrative expenses.

                1.      Debtor in Possession Financing

                         The Debtors are party to that certain debtor-in-possession financing agreement (the "DIP Credit Agreement"), dated as of June 5, 2003, as amended, among the Debtors, Bank of America as Administrative Agent, Wachovia Bank, National Association as Syndication Agent and the other lenders who are parties thereto.  The Debtors estimate that there will be approximately $118.1 million outstanding under the DIP Credit Agreement on the Effective Date and approximately $40 million of outstanding letters of credit.  With the exception of those letters of credit, obligations under the debtor in possession financing agreements will be paid on the Effective Date.  On the Effective Date, outstanding letters of credit will either be replaced or will remain outstanding and will be backed up with new letters of credit or cash collateralized.

                2.      Fees and Expenses of Professionals

                         As of December 31, 2004, the Debtors have paid the various professionals in their chapter 11 cases an aggregate of approximately $29.7 million since the Commencement Date.  Those professionals have filed fee applications for an additional $2.1 million.  The Debtors estimate that various professionals will file fee applications subsequent to December 31, 2004 for approximately $10.3 million, assuming the effective date of the Plan is March 31, 2005.

                         Pursuant to that Administrative Order For Interim Compensation and Reimbursement of Expenses of Chapter 11 Professionals, dated June 18, 2003 (the "Interim Compensation Order"), the Debtors were instructed to withhold, for all professionals other than Rothschild, 20% of each professionals monthly fees until the end of the chapter 11 cases (the "Holdback").  Accordingly, in connection with the confirmation of a Plan, the Debtors professionals and the professionals retained by the Creditors Committee, will each be filing a final fee application for approval and payment of the Holdback.  The Debtors currently estimate that the Holdback outstanding is in the amount of $2,056,427 as of December 31, 2004.

                3.      Payments to Employees

                         The Bankruptcy Court has approved retention programs for key employees of the Debtors.  Under those programs, approximately $19.9 million in plan of reorganization incentive payments have accrued since the third quarter of 2003 and approximately $9.6 million have been made under these programs.  Pursuant to the order of the Bankruptcy Court authorizing the payments, the Debtors are withholding 50% of payments for incentive bonuses until the confirmation of a Plan.  The Debtors estimate that an additional $10.1 million remains accrued but unpaid.

                         Pursuant to an agreement reached between the Debtors and the First Lien Lenders in connection with the extension of the Debtors' Key Employee Retention Program (the "KERP"), the Debtors' management agreed to establish an escrow account to hold the payments due to the members of Group 1A (as defined by the KERP) until confirmation of a Plan.  As of December 31, 2004, $210,855 is being held in the escrow account for the benefit of Group 1A employees.  This amount is to be paid to Group 1A employees upon confirmation of a chapter 11 Plan.

H.           Deemed Consolidation for Distribution Purposes

                         For purposes of distributions to Classes B, C, D, E, F and G, the Debtors will be considered to be a single legal entity.  This "deemed" consolidation has three major effects.  First, it eliminates guaranties of the obligations of one Debtor by another Debtor.  Second, each Claim filed in Classes B, C, D, E, F and G against any of the Debtors will be considered to be a single Claim against the consolidated Debtors.

                         Except as specified in the Plan, the deemed consolidation will not affect the legal and organizational structure of the Debtors, or guaranties or the grants of collateral in connection with any financing entered into on the Effective Date or pursuant to any contract or lease that is assumed under the Plan, or distributions out of any insurance policies or proceeds of policies.  The foregoing deemed consolidation of the Debtors will result in the deemed elimination of multiple and duplicative claims, joint and several liability claims and guaranties, and the payment of allowed Claims against each of the Debtors from a common fund.  The deemed consolidation of the Debtors for distribution purposes shall not affect the requirement for each Debtor to pay the quarterly fees to the United States Trustee pursuant to 28 U.S.C.  section 1930 for periods prior to the entry of the order confirming the Plan.  Both the Debtors and the United States Trustee reserve their rights as to whether a deemed consolidation has any effect on the quarterly fees due after confirmation of the Plan.

I.           Potential Sale of the Debtors

                         The treatment specified above constitutes a proposed overall settlement of disputes among the holders of the First Lien Lender Claims.  In the event the Debtors determine that the proposed settlement does not have sufficient support among such holders, the Debtors intend to sell all or substantially all of their assets in an auction.  Proceeds from the auction will be used to repay administrative and priority claims and then will be used to repay holders of First Lien Lender Claims and Second Lien Lender Claims in the order of lien priority.  Any proceeds remaining after such payment will be distributed pro rata among holders of General Unsecured Claims, Noteholder Claims, and PBGC Claims.

                        The procedures for the auction are specified in the Bidding Procedures Order.

J.           Securities Law Matters

                         Holders of allowed First Lien Lender Claims, Second Lien Lender Claims, Noteholder Claims, General Unsecured Claims and PBGC Claims may receive Securities pursuant to the Plan of Reorganization.  Section 1145 of the Bankruptcy Code provides certain exemptions from the securities registration requirements of federal and state securities laws with respect to the distribution of securities under a plan.

                1.      Issuance and Resale of New Securities Under the Plan.

                         Section 1145(a) of the Bankruptcy Code generally exempts from registration under the Securities Act of 1933 (the "Securities Act") the offer or sale of a debtor's securities under a chapter 11 plan if such securities are offered or sold in exchange for a claim against, or an equity interest in, such debtor, and in the case of warrants so issued under a chapter 11 plan, also generally exempts the issuance of stock issued upon exercise of such warrants.  In reliance upon this exemption, the New Common Stock will be issued on the Effective Date as provided in the Plan of Reorganization, and generally will be exempt from the registration requirements of the Securities Act.  Accordingly, such securities may be resold without registration under the Securities Act or other federal securities laws pursuant to an exemption provided by section 4(1) of the Securities Act, unless the holder is an "underwriter" with respect to such securities, as that term is defined in the Bankruptcy Code.  In addition, such securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states.  However, recipients of securities issued under the Plan of Reorganization are advised to consult with their own legal advisors as to the availability of any such exemption from registration under state law in any given instance and as to any applicable requirements or conditions to such availability.

                         Section 1145(b) of the Bankruptcy Code defines "underwriter" for purposes of the Securities Act as one who (a) purchases a claim with a view to distribution of any security to be received in exchange for the claim other than in ordinary trading transactions, or (b) offers to sell securities issued under a plan for the holders of such securities, or (c) offers to buy securities issued under a plan from persons receiving such securities, if the offer to buy is made with a view to distribution of such securities, or (d) is a control person of the issuer of the securities or other issuer of the securities within the meaning of Section 2(11) of the Securities Act.  The legislative history of Section 1145 of the Bankruptcy Code suggests that a creditor who owns at least ten percent (10%) of the securities of a reorganized debtor may be presumed to be a "control person."

                         Notwithstanding the foregoing, statutory underwriters may be able to sell their securities pursuant to the resale limitations of Rule 144 promulgated under the Securities Act.  Rule 144 would, in effect, permit the resale of securities received by statutory underwriters pursuant to a chapter 11 plan, subject to applicable volume limitations, notice and manner of sale requirements, and certain other conditions.  Parties who believe they may be statutory underwriters as defined in section 1145 of the Bankruptcy Code are advised to consult with their own legal advisors as to the availability of the exemption provided by Rule 144.

                         Whether any particular person would be deemed to be an "underwriter" with respect to any security issued under the Plan of Reorganization would depend upon the facts and circumstances applicable to that person.  Accordingly, the Debtors express no view as to whether any particular person receiving distributions under the Plan would be an "underwriter" with respect to any security issued under the Plan.

                         In view of the complex, subjective nature of the question of whether a particular person may be an underwriter or an affiliate of the reorganizing Debtors, the Debtors make no representations concerning the right of any person to trade in the New Common Stock to be distributed pursuant to the Plan of Reorganization.  Accordingly, the Debtors recommend that potential recipients of securities pursuant to the Plan consult their own counsel concerning whether they may freely trade such securities.

                2.      Listing of New Common Stock

                         Reorganized WestPoint will use its best efforts to cause the shares of New Common Stock to be listed on a national securities exchange or a qualifying interdealer quotation system.

                3.      Registration Rights

                         The Plan of Reorganization provides for the execution of a registration rights agreement between Reorganized WestPoint and any holder of the New Common Stock that would qualify as an "underwriter" as defined in section 1145(b) of the Bankruptcy Code, such as a holder of 10% or more of such securities.  The reason for such an agreement is that statutory "underwriters" will not be able to take advantage of the exemption from registration provided in section 1145 that is available to other holders.  A copy of the registration rights agreement is set forth in the Plan Supplement.

K.           Reservation of "Cram Down" Rights

                         The Bankruptcy Code permits the Bankruptcy Court to confirm a chapter 11 plan of reorganization over the dissent of any class of claims or equity interests as long as the standards in section 1129(b) are met.  This power to confirm a plan over dissenting classes -- often referred to as "cram down" -- is an important part of the reorganization process.  It assures that no single group (or multiple groups) of claims or interests can block a restructuring that otherwise meets the requirements of the Bankruptcy Code and is in the interests of the other constituents in the case.

                         The Debtors each reserve the right to seek confirmation of the Plan, notwithstanding the rejection of the Plan by any class entitled to vote.  In the event a class votes to reject the Plan, the Debtors will request the Bankruptcy Court to rule that the Plan meets the requirements specified in section 1129(b) of the Bankruptcy Code with respect to such class.  The Debtors will also seek such a ruling with respect to each class that is deemed to reject the Plan.

                         The Debtors also reserve their right to pursue a potential sale of all or substantially all of their assets pursuant to section 5.1 of the Plan.

III.

Voting Procedures and Requirements

                         Detailed voting instructions are provided with the ballot accompanying this Disclosure Statement.  For purposes of the Plan, the following classes are the only ones entitled to vote.

Class	Description

B	Other Secured Claims
C	First Lien Lender Claims
D	Second Lien Lender Claims
E	General Unsecured Claims
F	Noteholder Claims
G	PBGC Claims

                         If your Claim is not in one of these classes, you are not entitled to vote on the Plan and you will not receive a ballot with this Disclosure Statement.  If your Claim is in one of these classes, you should read your ballot and follow the listed instructions carefully.  Please use only the ballot that accompanies this Disclosure Statement.
IF YOU HAVE ANY QUESTIONS CONCERNING THE BALLOT, YOU MAY CONTACT THE VOTING AGENT AT THE TELEPHONE NUMBER BELOW:
For Voting Classes B, C, D, E, and G: (646) 282-2500 For Voting Class F: (646) 282-1800

A.           Vote Required for Acceptance by a Class

                         Under the Bankruptcy Code, acceptance of a plan of reorganization by a class of claims is determined by calculating the number and the amount of claims voting to accept, based on the actual total allowed claims voting.  Acceptance requires an affirmative vote of more than one-half of the total allowed claims voting and two-thirds in amount of the total allowed claims voting.

B.           Classes Not Entitled to Vote

                         Under the Bankruptcy Code, creditors are not entitled to vote if their contractual rights are unimpaired by the Plan.  In addition, classes of Claims or interests that are not entitled to receive property under the Plan are deemed not to have accepted the Plan.  Based on this standard, for example, the holders of Priority Non-Tax Claims are not being affected by the Plan.  In addition, the holders of Intercompany Claims, Securities Litigation Claims, and Punitive Damage Claims are not receiving any property and are therefore deemed not to have accepted the Plan.  Similarly, shareholders of WPSTV are not entitled to vote because they are not receiving any property under the Plan.  Shareholders are deemed not to have accepted the Plan.  For a summary of the classes entitled to vote, see the charts in sections II.B and III.

C.           Voting

                         In order for your vote to be counted, your vote must be actually received by the voting Agent at the following address before the Voting Deadline of 5:00 p.m., Eastern Time, on [        ], 2005:

Voting Agent:

For Voting Classes B, C, D, E, and G:

Bankruptcy Services, LLC
757 Third Avenue
3rd Floor
New York, NY 10017
(Attn:  WestPoint Stevens Inc.)

For Voting Class F:

Financial Balloting Group LLC
757 Third Avenue
3rd Floor
New York, NY 10017
(Attn:  WestPoint Stevens Inc.)

                        If the instructions on your ballot require you to return the ballot to your bank, broker, or other nominee, or to their agent, you must deliver your ballot to them in sufficient time for them to process it and return it to the voting agent before the voting deadline.  If a ballot is damaged or lost, you may contact the Debtors' voting agent at the number set forth above.  Any ballot that is executed and returned but which does not indicate an acceptance or rejection of the Plan will not be counted.

IV.

Financial Information, Projections, and Valuation Analysis

A.           Introduction

                         This section provides summary information concerning the recent financial performance of the Debtors by major line of business.  It also sets forth an estimate of a going concern valuation for the Debtors, based on information available at the time of the preparation of this Disclosure Statement.

                        The projections assume an Effective Date of March 31, 2005, with allowed Claims treated in accordance with those provided for in the Plan.  Expenses incurred as a result of the reorganization cases are assumed to be paid on the Effective Date.  If the Debtors do not emerge from chapter 11 as currently scheduled, additional Administrative Expenses will be incurred until such time as a plan of reorganization is confirmed and becomes effective.  These Administrative Expenses could significantly impact the Debtors' cash flows.

                         It is important to note that the projections and estimates of values described below may differ from actual performance and are highly dependent on significant assumptions concerning the future operations of these businesses.  These assumptions include the growth of certain lines of business, labor and other operating costs, inflation, and the level of investment required for capital expenditures and working capital  Please refer to section IX, below, for a discussion of many of the factors that could have a material effect on the information provided in this section.

                         The estimates of value are not intended to reflect the values that may be attainable in public or private markets.  They also are not intended to be appraisals or reflect the value that may be realized if assets are sold.

B.           Operating Performance

                         The following are balance sheets and income statements for the Debtors, shown on a consolidated basis.  For a recent description of the operating performance of the Debtors on a consolidated basis, see the Form 10-K for the fiscal year ended December 31, 2003, which was filed by WPSTV with the Securities and Exchange Commission on March 15, 2004, and the Form 10-Q for the period ended September 30, 2004, which was filed by WPSTV on November 9, 2004.  The following is a consolidating balance sheet and income statement for the same periods.

Balance Sheet as of September 30, 2004 ($000)
Assets
Cash and equivalents	$8,698
Accounts receivable, net	247,913
Inventories	369,711
Prepaid expenses and other current assets	15,331

Total current assets	641,653

Property, Plant and Equipment, net	552,069

Deferred financing fees, net	3,090
Other Assets	712

Total assets	$1,197,524

Liabilities and Owners' Equity
First Lien Lender Agreement	$484,749
Second-Lien Facility	165,000
DIP Credit Agreement	118,137
Accrued interest payable	5,566
Accounts payable	54,453
Other accrued liabilities	135,078

Total current liabilities	962,983

Deferred income taxes	474
Pension and other liabilities	142,779

Total non-current liabilities	143,253

Liabilities Subject to Compromise	1,087,889

Stockholders' Equity	(996,601)

Total liabilities and stockholders' deficit	$1,197,524

Income Statement for the Three Months Ended September 30, 2004 ($000)
Net sales	$416,100
Cost of goods sold	367,212

Gross Profit	48,888

SG&A Expenses	54,059
Restructuring and Impairment Charge	10,380
Fixed asset impairment charge	7,929
Goodwill impairment charge	---

Operating earnings	(23,480)
Interest expense	19,822
Other expenses-net	3,441
Chapter 11 expenses	7,242

Loss before income tax benefit	(53,985)

Income tax benefit	(1,346)

Net Income from Continued Operations	$(52,639)

Basic and diluted net loss per common share	$(1.05)

Basic and diluted average common shares outstanding	49,897

C.           Projections

                         The following projected pro forma balance sheets and projected financial performance (the "Projections") reflect the operations of WPSTV and its subsidiaries.

                         It is important to note that the Projections and estimates of value described below may differ from actual performance and are highly dependent on significant assumptions concerning the future operations of these businesses.  These assumptions include the growth of certain lines of business, labor and other operating costs, inflation, and the level of investment required for capital expenditures and working capital (see assumptions below).  Please refer to section IX below for a discussion of many of the factors that could have a material effect on the information provided in this section.

                         The Projections assume that the Plan will be confirmed and consummated in accordance with its terms and that there will be no material changes in the current regulatory environment that will have an unexpected impact on the Debtors' operations.  The Projections assume an Effective Date of March 31, 2005, with allowed Claims treated in accordance with the Plan.  Expenses incurred as a result of the reorganization cases are assumed to be paid upon the Effective Date of the Plan.  If the Debtors do not emerge from chapter 11 by March 31, 2005, as assumed for purposes of this analysis, additional bankruptcy expenses will be incurred until such time as a plan of reorganization is confirmed.  These expenses could significantly impact the Debtors' results of operations and cash flows.

                         The Projections should be read in conjunction with the assumptions, qualifications and footnotes to the Projections set forth herein, the historical consolidated financial information (including the notes and schedules thereto) and the unaudited actual results reported in the monthly operating reports of the Debtors.  The Projections were prepared by management in good faith based upon assumptions believed to be reasonable and applied in a manner consistent with past practice.  The assumptions regarding the operations of the business leading to and after the assumed Effective Date were prepared in mid-fiscal year 2004 and were based, in part, on economic, competitive, and general business conditions prevailing at the time, as well as management's forecast for industry recovery and future performance.

                         WPSTV does not, as a matter of course, publicly disclose projections as to its future revenues, earnings, or cash flow.  Accordingly, none of WPSTV, the Debtors, Reorganized WestPoint, or Reorganized WPSTV intends to update or otherwise revise the Projections to reflect circumstances existing since their preparation, the occurrence of unanticipated events, or changes in general economic or industry conditions, even in the event that any or all of the underlying assumptions are shown to be in error.

                         The Projections were not prepared with a view towards complying with the guidelines for prospective financial statements published by the American Institute of Certified Public Accountants.  The Projections have not been compiled, or prepared for examination or review, by the Debtors' independent auditors (who accordingly assume no responsibility for them).  Furthermore, the Projections have been prepared to reflect projected estimates of cash balances on hand (in bank balances) and not cash balances according to generally accepted accounting principles.

                         While presented with numerical specificity, the Projections are based upon a variety of assumptions and are subject to significant business, economic, and competitive uncertainties and contingencies, many of which are beyond the control of the Debtors.  Consequently, the inclusion of the Projections herein should not be regarded as a representation by the Debtors (or any other person) that the Projections will be realized, and actual results may vary materially from those presented below.  The industry in which the Debtors compete is highly competitive and the Debtors' earnings may be significantly adversely affected by changes in the competitive environment, changes in supply and demand dynamics, the price erosion of services provided, regulatory changes and future improvements in technology.  Due to the fact that such Projections are subject to significant uncertainty and are based upon assumptions which may not prove to be correct, neither the Debtors nor any other person assumes any responsibility for their accuracy or completeness.

                         The following Projections include assumptions as to the reorganized equity value of Reorganized WestPoint (see valuation section below), certain write-downs of its assets to fair market value and estimates of its liabilities as of the Effective Date.  Reorganized WestPoint will be required to reflect such estimates or actual balances as of the Effective Date.  Such determination will be based upon the fair value of its assets as of that date, which could be materially greater or lower than the values assumed in the foregoing estimates.
--------------------------------------------------------------------------------------------------

                1.      Projected Income Statement (Unaudited)
($ in Thousands)

	2004E	2005P	2006P	2007P	2008P	2009P

Total Revenues	$1,630,301	$1,316,672	$1,349,922	$1,403,154	$1,460,262	$1,519,627

Cost of Goods Sold	1,374,431	1,046,877	1,057,675	1,100,610	1,144,148	1,193,091

Gross Profit	$255,870	$269,796	$292,247	$302,544	$316,114	$326,536
%Margin	15.7%	20.5%	21.6%	21.6%	21.6%	21.5%

SG&A Expenses	213,500	210,735	209,186	215,433	222,105	228,438
Other Operating Expenses	29,954	16,930	--	--	--	--

EBIT	($5,584)	$42,131	$83,061	$87,110	$94,009	$98,098
%Margin	(0.3%)	3.2%	6.2%	6.2%	6.4%	6.5%

Gain from Forgiveness of Indebtedness	--	$1,681,525)	--	--	--	--
Interest Expenses	76,742	21,311	1,319	1,319	1,319	1,319

Earnings Before Taxes	(82,326)	1,702,345	81,742	85,791	92,690	96,780

Tax Provision	(25,226)	7,757	29,516	30,962	33,426	34,886

Net Income from Cont. Operations	(57,100)	1,694,588	52,227	54,829	59,264	61,893

Loss from Discontinued Operations	--	5,017	--	--	--	--
Oper. Restruct. Expenses	57,101	92,407	11,457	6,835	1,099	--

Net Income	($114,201)	$1,597,164	$40,769	$47,995	$58,165	$61,893

Memo
EBITDA	$115,342	$116,345	$129,661	$132,748	$139,959	$144,070
%Margin	7.1%	8.8%	9.6%	9.5%	9.6%	9.5%

                2.      Projected Balance Sheets (Unaudited)
($ in Thousands)

	2003A	2004E	2005P	2006P	2007P	2008P	2009P

ASSETS
Current Assets
Cash	$3,660	$6,500	$101,627	$150,962	$192,386	$245,808	$301,526
Accounts Receivable	243,507	223,588	178,547	179,323	186,526	194,270	202,325
Inventors	368,620	325,963	290,128	287,628	299,790	311,982	324,814

Total Current Assets	615,787	556,051	570,302	617,914	678,702	752,059	828,666

Net PP&E	616,422	538,382	477,177	463,574	444,522	421,968	399,414
Other Assets	54,734	22,911	15,146	15,516	16,107	16,742	17,402

Total Assets	$1,286,943	$1,117,344	$1,062,625	$1,097,003	$1,139,331	$1,190,769	$1,245,481

LIABILITIES
A/P - Post-Petition	56,198	48,354	57,341	57,751	59,379	61,030	62,886
Accr. Interest (Post-Petition)	295	--	--	--	--	--	--
Other Accruals	119,969	115,014	94,226	96,606	100,415	104,502	108,751

Total Current Liabilities	176,462	163,368	151,568	154,357	159,795	165,532	171,637

DIP Facility	89,017	118,704	--	--	--	--	--
Exit Revolver	--	--	--	--	--	--	--
First Lien Secured Debt	490,689	480,395	--	--	--	--	--
Second Lien Debt	165,000	165,000	--	--	--	--	--

Total Debt	744,706	734,099	--	--	--	--	--

Other LT Liabilities	248,080	146,656	135,945	126,765	115,660	103,195	89,909

Liabilities Subject to Compromise	1,066,830	1,065,273	--	--	--	--	--

Total Liabilities	2,236,078	2,139,396	287,513	281,122	275,455	268,728	261,546

Shareholders' Equity	(949,135)	(1,022,052)	775,112	815,881	863,876	922,042	983,935

Total Liab. and Shareholders' Equity	$1,286,943	$1,117,344	$1,062,625	$1,097,003	$1,139,331	$1,190,769	$1,245,481

D.           Going Concern Valuation

                         WestPoint has been advised by Rothschild Inc., its financial advisor, that the estimated reorganization values of Reorganized WestPoint after distributions of cash pursuant to the Plan, is within the range of $615 million to $670 million as of September 10, 2004.

                         THE ASSUMED RANGE OF REORGANIZATION VALUES IS BASED ON AN ASSUMED EFFECTIVE DATE OF MARCH 31, 2005 AND REFLECTS WORK PERFORMED BY ROTHSCHILD ON THE BASIS OF INFORMATION CONCERNING THE BUSINESS AND ASSETS OF WESTPOINT AVAILABLE TO ROTHSCHILD AS OF SEPTEMBER 10, 2004.  NEITHER ROTHSCHILD NOR WESTPOINT HAS UPDATED THE ESTIMATED RANGE OF REORGANIZATION VALUES TO REFLECT INFORMATION AVAILABLE TO WESTPOINT OR ROTHSCHILD SUBSEQUENT TO SEPTEMBER 10, 2004.

                         Based upon assumed total net debt of approximately $151.6 million, the estimated imputed range of equity values of Reorganized WestPoint is between $463.4 million and $518.4 million.

                         The foregoing estimate of the value of Reorganized WestPoint is based on a number of assumptions, including a successful reorganization of WestPoint's business and finances in a timely manner, the implementation of Reorganized WestPoint's business plan, the achievement of the forecasts reflected in the projections, market conditions as of September 10, 2004, and the Plan becoming effective in accordance with the estimates and other assumptions discussed herein.

                         In preparing its analysis of the estimated reorganization value of Reorganized WestPoint, Rothschild reviewed, among other things:  (i) certain historical financial information of WestPoint for recent years and interim periods including the most current financial results available as of September 10, 2004; (ii) certain internal financial and operating data of WestPoint including financial projections prepared and provided by management relating to its business and its prospects; (iii) publicly available financial data including the market value of public companies which Rothschild deemed generally comparable to the operating business of WestPoint; and (iv) certain economic and industry information relevant to the operating business.  Rothschild also met with certain members of senior management of WestPoint to discuss WestPoint's operations and future prospects and conducted such other studies, analysis, inquiries, and investigations as it deemed appropriate.

                         ALTHOUGH ROTHSCHILD CONDUCTED A REVIEW AND ANALYSIS OF WESTPOINT'S BUSINESS, OPERATING ASSETS AND LIABILITIES AND THE REORGANIZED DEBTORS' BUSINESS PLANS, IT ASSUMED AND RELIED ON THE ACCURACY AND COMPLETENESS OF ALL FINANCIAL AND OTHER INFORMATION FURNISHED TO IT BY WESTPOINT AND PUBLICLY AVAILABLE INFORMATION.  IN ADDITION, ROTHSCHILD DID NOT INDEPENDENTLY VERIFY MANAGEMENT'S PROJECTIONS IN CONNECTION WITH SUCH ESTIMATES OF THE REORGANIZATION VALUE, AND NO INDEPENDENT VALUATIONS OR APPRAISALS OF WESTPOINT WERE SOUGHT OR OBTAINED IN CONNECTION HEREWITH.

                         THE ESTIMATED RANGE OF REORGANIZATION VALUES DESCRIBED HEREIN DOES NOT PURPORT TO BE AN APPRAISAL OR NECESSARILY REFLECT THE VALUES WHICH MAY BE REALIZED IF ASSETS ARE SOLD AS A GOING CONCERN, IN LIQUIDATION, OR OTHERWISE.

                         THE ANALYSIS OF WESTPOINT'S REORGANIZATION VALUE PREPARED BY ROTHSCHILD REPRESENTS A HYPOTHETICAL RANGE OF ENTERPRISE VALUES AND IS BASED ON THE ASSUMPTIONS DISCUSSED HEREIN.  THE ANALYSIS WAS DEVELOPED SOLELY FOR PURPOSES OF THE FORMULATION AND NEGOTIATION OF A PLAN OF REORGANIZATION AND THE DETERMINATION OF IMPLIED RELATIVE RECOVERIES TO CREDITORS THEREUNDER.  THE ESTIMATES REFLECT COMPUTATIONS OF THE RANGE OF ENTERPRISE VALUES OF REORGANIZED WESTPOINT THROUGH THE APPLICATION OF VARIOUS GENERALLY ACCEPTED VALUATION TECHNIQUES AND DO NOT PURPORT TO REFLECT OR CONSTITUTE APPRAISALS, LIQUIDATION VALUES, OR ESTIMATES OF THE ACTUAL MARKET VALUE THAT MAY BE REALIZED THROUGH THE SALE OF ANY SECURITIES TO BE ISSUED PURSUANT TO THE PLAN, WHICH MAY BE SIGNIFICANTLY DIFFERENT THAN THE AMOUNTS SET FORTH HEREIN.

                         THE VALUE OF AN OPERATING BUSINESS IS SUBJECT TO NUMEROUS UNCERTAINTIES AND CONTINGENCIES WHICH ARE DIFFICULT TO PREDICT AND WILL FLUCTUATE WITH CHANGES IN FACTORS AFFECTING THE FINANCIAL CONDITION AND PROSPECTS OF SUCH A BUSINESS.  AS A RESULT, THE ESTIMATE OF THE RANGE OF ENTERPRISE VALUES OF REORGANIZED WESTPOINT SET FORTH HEREIN IS NOT NECESSARILY INDICATIVE OF ACTUAL OUTCOMES, WHICH MAY BE SIGNIFICANTLY MORE OR LESS FAVORABLE THAN THOSE SET FORTH HEREIN.  BECAUSE SUCH ESTIMATES ARE INHERENTLY SUBJECT TO UNCERTAINTIES, NEITHER WESTPOINT, ROTHSCHILD, NOR ANY OTHER PERSON ASSUMES RESPONSIBILITY FOR THEIR ACCURACY.  IN ADDITION, THE VALUATION OF NEWLY ISSUED SECURITIES IS SUBJECT TO ADDITIONAL

UNCERTAINTIES AND CONTINGENCIES, ALL OF WHICH ARE DIFFICULT TO PREDICT.  ACTUAL MARKET PRICES OF SUCH SECURITIES AT ISSUANCE WILL DEPEND UPON, AMONG OTHER THINGS, CONDITIONS IN THE FINANCIAL MARKETS, THE ANTICIPATED INITIAL SECURITIES HOLDINGS OF PREPETITION CREDITORS, SOME OF WHICH MAY PREFER TO LIQUIDATE THEIR INVESTMENT RATHER THAN HOLD IT ON A LONG-TERM BASIS, AND OTHER FACTORS WHICH GENERALLY INFLUENCE THE PRICES OF SECURITIES.

                         Reorganized WestPoint may, in its discretion, seek to list the New Common Stock for trading.  There can be no assurance, however, that the stock will be so listed and, if so listed, that an active trading market would develop.

                1.      Valuation Methodology

                         Rothschild performed a variety of analyses and considered a variety of factors in preparing its estimated range of Reorganized WestPoint's enterprise value.  While several generally accepted valuation techniques for estimating WestPoint's enterprise value were used, Rothschild primarily relied on a comparable public company analysis and a discounted cash flow analysis.  Rothschild placed different weights on each of the analyses and made judgments as to the relative significance of each analysis in determining WestPoint's indicated enterprise value range.  Rothschild's valuation must be considered as a whole and selecting just one methodology or portion of the analysis, without considering the analyses as a whole, could create a misleading or incomplete conclusion as to WestPoint's enterprise value.

                         The following summary does not purport to be a complete description of the analyses undertaken and factors reviewed to support Rothschild's conclusions.  The preparation of a valuation is a complex process involving various determinations as to the most appropriate analyses and factors to consider, and the application of those analyses and factors under the particular circumstances.  As a result, the process involved in preparing a valuation is not readily summarized.

                2.      Comparable Public Company Analysis

                         A comparable public company analysis estimates value based on a comparison of the target company's financial statistics of public companies that are similar to the target company.  It establishes a benchmark for valuation by deriving the value of "comparable" companies, standardized using a common variable such as revenues, earnings, and cash flows.  The analysis includes a detailed multi-year financial comparison of each company's income statement, balance sheet, and cash flow.  In addition, each company's performance, profitability, margins, leverage and business trends are also examined.  Based on these analyses, a number of financial multiples and ratios are calculated to gauge each company's relative performance and valuation.

                         A key factor to this approach is the selection of companies with relatively similar business and operational characteristics to the target company.  Criteria for selecting comparable companies include, among other relevant characteristics, similar lines of business, business risks, growth prospects, maturity of businesses, market presence, size and scale of operations.  The selection of truly comparable companies is often difficult and subject to interpretation.  However, the underlying concept is to develop a premise for relative value, which when coupled with other approaches, presents a foundation for determining total enterprise value.

                3.      Discounted Cash Flow Approach ("DCF")

                         The discounted cash flow ("DCF") valuation methodology relates the value of a business to the present value of expected future cash flows to be generated by that business in addition to its terminal value.  The DCF methodology is a "forward looking" approach that discounts the expected future cash flows by a theoretical or observed discount rate determined by calculating the average cost of debt and equity for publicly traded companies that are similar to WestPoint.  The expected future cash flows have two components: the present value of the projected unlevered free cash flows for a determined period and the present value of the terminal value of cash flows (representing firm value beyond time horizon of the projections).  Rothschilds' discounted cash flow valuation is based on a five-year projection of WestPoint's operating results.

                         This approach relies on the company's ability to project future cash flows with some degree of accuracy.  Since WestPoint's projections reflect significant assumptions made by WestPoint's management concerning anticipated results, the assumptions and judgments used in the projections may or may not prove correct and therefore, no assurance can be provided that projected results are attainable or will be realized.  Rothschild cannot and does not make any representations or warranties as to the accuracy or completeness of WestPoint's projections.

                4.      Precedent Transactions Analysis

                         Precedent transaction analysis estimates value by examining public merger and acquisition transactions.  An analysis of the disclosed purchase price as a multiple of various operating statistics reveals industry multiples for companies in similar lines of businesses to WestPoint.  These transaction multiples are calculated based on the purchase price (including any debt assumed) paid to acquire companies that are comparable to WestPoint.  These multiples are then applied to WestPoint's key operating statistics to determine the total enterprise value or value to a potential buyer.

                         Precedent transaction analysis explains other aspects of value.  Unlike the comparable public company analysis, the valuation in this methodology includes a "control" premium, representing the purchase of a majority or controlling position in a company's assets.  Thus, this methodology generally produces higher valuations than the comparable public company analysis.  Other aspects of value that manifest itself in a precedent transaction analysis include:

•	Circumstances surrounding a merger transaction may introduce "noise" into the analysis (e.g. an additional premium may be extracted from a buyer in the case of a competitive bidding contest)

•	The market environment is not identical for transactions occurring at different periods of time

•

Circumstances pertaining to the financial position of a company may have an impact on the resulting purchase price (e.g. a company in financial distress may receive a lower price due to perceived weakness in its bargaining leverage)

                         THE RANGE OF REORGANIZATION VALUES DETERMINED BY ROTHSCHILD IS AN ESTIMATE AND DOES NOT NECESSARILY REFLECT VALUES THAT COULD BE ATTAINABLE IN PUBLIC OR PRIVATE MARKETS.  THE IMPUTED

RANGE OF WESTPOINT'S REORGANIZATION EQUITY VALUE IS NOT AN ESTIMATE OF THE POST-REORGANIZATION MARKET TRADING VALUE OF THE SECURITIES TO BE ISSUED UNDER THE PLAN.  ANY SUCH TRADING VALUE MAY BE MATERIALLY DIFFERENT FROM THE ESTIMATED IMPUTED EQUITY VALUE RANGE FOR REORGANIZED WESTPOINT AS DETERMINED IN ROTHSCHILD'S VALUATION ANALYSIS.

V.

Business Description and Reasons for Chapter 11

A.           The Debtors' Businesses

                         WestPoint is a leading manufacturer, marketer and distributor of an extensive range of bed and bath products ("Home Fashions"), which include bath rugs, bath towels, bedspreads, comforters and duvet covers, decorative throw pillows, sheets, pillowcases and blankets.  For almost 200 years, WestPoint has been bringing quality, comfort and style to American homes.  The WestPoint's family tree includes three of the most famous textile makers of the past -- J.P. Stevens and Co., Inc., Pepperell Manufacturing Company and West Point Manufacturing Company.

                         WestPoint's products are marketed worldwide through leading department stores, mass merchants, specialty stores and institutional channels located throughout the United States and in Australia, Canada, Mexico, the United Kingdom, Continental Europe, the Middle East and the Far East.  WestPoint also owns or leases 35 of its own stores from which it sells its products directly to the consumer.  As of the Commencement Date, WestPoint employed approximately 14,600 employees.

                         WestPoint operates an extensive network of manufacturing and distribution facilities located in Alabama, Florida, Georgia, Indiana, Maine, North Carolina, South Carolina, Nevada and Virginia and uses its New York office as the principal showroom for its extensive line of Home Fashions.  WestPoint has one of the largest market shares in both the domestic sheet and pillowcase market and the domestic bath market.  As a result of the acquisition of the Chatham Consumer Products Division of CM Industries ("Chatham") in January 2001, WestPoint now has the largest market share in domestic blankets.  As of September 30, 2004, the Company's assets and liabilities, as reflected in their unaudited consolidated financial statements, were $1,197,524 and $2,194,125, respectively.

                         As of the Commencement Date, WestPoint had approximately 49,897,409 shares of common stock outstanding.  As of February 23, 2004, there were approximately 3,790 registered holders.  WestPoint's common shares were traded on the New York Stock Exchange until January 30, 2003, and currently are traded on the Over the Counter Bulletin Board under the ticker symbol "WSPTQ.OB."  WPSTV's common shares have most recently closed at a price of $0.01 per share.

                         The following is a brief description of WestPoint's operations.  Additional detail on WestPoint's operations and businesses can be found in its Form 10-K for the year ended December 31, 2003, which was filed by WPSTV with the Securities and Exchange Commission on March 15, 2004, and the quarterly reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004, and September 30, 2004 which were filed by WPSTV on May 10, 2004, August 9, 2004, and November 9, 2004 respectively.  Copies of these SEC filings are included in the Plan Supplement and may be obtained over the internet at www.sec.gov.  The Debtors monthly operating reports are available on the Bankruptcy Court's Electronic Case Filing System which can be found at www.nysb.uscourts.gov, the official website for the Bankruptcy Court.

                1.      Products

                         WestPoint markets a broad range of manufactured and sourced bed, bath and basic bedding products.

Bed and Bath Products, include:

bath accessories;
bath rugs;
bath towels;
beach towels;
bedskirts;
bedspreads;
comforters and duvet covers;
decorative throw pillows;
drapes and valances;
quilts;
scatter rugs;
sheets and pillowcases;
shower curtains; and
table covers.
Basic Bedding Products, include:

bed pillows;
flocked blankets;
mattress pads;
natural fill pillows, comforters and featherbeds; and
woven blankets and throws.

                         WestPoint's products are made from a variety of fabrics, such as chambray, twill, sateen, flannel, linen, cotton and cotton blends and are available in a wide assortment of colors and patterns.  WestPoint has positioned itself as a single-source supplier to retailers of bed and bath products, offering a broad assortment of products across multiple price points.  Such product and price point breadth allows WestPoint to provide a comprehensive product offering for each major distribution channel.

                2.      Trademarks and Licenses

                         WestPoint's products are marketed under well-known and firmly established trademarks, brand names and private labels.  WestPoint uses trademarks, brand names and private labels as merchandising tools to assist its customers in coordinating their product offerings and differentiating their products from those of their competitors.  Registered trademarks include ATELIER MARTEX®, CHATHAM®, GRAND PATRICIAN®, MARTEX®, PATRICIAN®, UTICA®, STEVENS®, LADY PEPPERELL®, BABY MARTEX®, SEDUCTION®, and VELLUX®.  In addition, products are manufactured and sold pursuant to licensing agreements under designer names that include, among others, Ralph Lauren Home, Disney Home, Sanderson, Charisma, and Glynda Turley.  A portion of WestPoint's sales are derived from licensed designer brands. The license agreements for WestPoint's designer brands generally are for a term of two or three years.  Some of the licenses are automatically renewable for additional periods, provided that certain sales thresholds set forth in the license agreements are met. No single license has accounted for more than 13% of WestPoint's total sales volume during any of the five fiscal years ending on December 31, 2003.  Although WestPoint has no reason to believe that it will lose any of its licenses, the loss of a significant license could have an adverse effect upon the company's business, which effect could be material.  The licensing agreements with fixed expiration dates are:  Ralph Lauren Home, December 31, 2005 (with an option to renew until December 31, 2008); Glynda Turley, December 31, 2005; Charisma, March 31, 2010; and Disney Home, December 31, 2005 dependent on the achievement of certain sales goals.  As discussed in more detail below, the licensing agreement with Disney Home was extended until December 31, 2005.

                3.      Marketing

                         WestPoint is committed to developing and maintaining integral relationships with its customers through "Strategic Partnering," a program designed to improve customers' operating results by leveraging the WestPoint's merchandising, manufacturing and inventory management skills.  "Strategic Partnering" includes Electronic Data Interchange ("EDI") direct electronic entry systems, "Quick Response" and "Vendor Managed Inventory" customer delivery programs and point-of-sale processing.  WestPoint incorporates Strategic Partnering into its planning, manufacturing and shipping systems, in order to enable it to efficiently and economically anticipate and respond to customers' inventory requirements.  As a result, the Company is better able to plan and forecast its own production and inventory requirements.  Sales and marketing of WestPoint's Home Fashions products are conducted through a recently enhanced organizational format consisting of divisions for Bed and Bath Products and Basic Bedding Products, each with supporting domestic sales, marketing and merchandising teams and international sales and marketing teams.  Distribution specific teams focused on targeted key accounts are linked with product management, operations, customer service and distribution to service each segment of retail.

                         WestPoint works closely with its major customers to assist them in merchandising and promoting its products to consumers. In addition, WestPoint periodically meets with its customers in an effort to maximize product exposure and sales and to jointly develop merchandise assortments and plan promotional events specifically tailored to the customer.  The Company provides merchandising assistance with store layouts, fixture designs, advertising and point-of-sale displays.  A national consumer and trade advertising campaign and comprehensive internet website have served to enhance brand recognition.  WestPoint also provides its customers with suggested customized advertising materials designed to increase its product sales.  A heightened focus on consumer research provides needed products on a continual basis.

                         Approximately 87% of WestPoint's total sales in 2003 were made to retail establishments in the United States, including catalog retailers, chain and department stores, mass merchants, specialty bed and bath stores, warehouse clubs and WestPoint Stores.  Finished products are distributed to retailers directly from the Company's plants.  The majority of the remaining portion of WestPoint's sales of Home Fashions products are through the institutional channel, which includes hospitality and healthcare establishments, as well as laundry supply businesses.  In addition to domestic sales, WestPoint distributes its Home Fashions products for eventual sale to certain foreign markets, principally Australia, Canada, Mexico, the United Kingdom, continental Europe, the Middle East and the Far East. International operations accounted for approximately 4% of the total revenues of WestPoint in 2003.

                4.      Customers

                         WestPoint is always pursuing strategic relationships with key merchandisers.  An important component of WestPoint's strategy is to increase its share of shelf and floor space by strengthening its partnership with its customers.  WestPoint is working closely with retailers and is sharing information and business practices with them to improve service and achieve higher profitability for both the retailer and the company.

                         WestPoint's Home Fashions products are sold to catalog retailers, chain stores, mass merchants, department stores, specialty stores, warehouse clubs, and its own retail stores.  WestPoint's six largest customers in 2003, Federated Department Stores, Inc., J.C. Penney Company, Inc., Kmart Corporation, Sears Roebuck & Co., Inc., Target Corporation and Wal-Mart Stores, Inc. accounted for approximately 52% of the net sales of the Company during the fiscal year ended December 31, 2003.  In 2003, sales to Target Corporation and Wal-Mart Stores, Inc. were 14% and 11%, respectively of the net sales of the company.  Each of such customers has purchased goods from WestPoint in each of the last 10 years.  Although WestPoint has no reason to believe that it will lose the business of any of its largest customers, a loss of any of the largest accounts (or a material portion of any thereof) would have an adverse effect upon its business, which could be material.

                5.      Manufacturing

                         WestPoint currently uses the latest manufacturing and distribution equipment and technologies in its mills.  Management therefore believes that WestPoint is one of the most efficient manufacturers in the home fashions industry.  Over the five years ending December 31, 2004, the Company has spent approximately $220 million to modernize its manufacturing and distribution systems.  The capital expenditures have been used to, among other things, replace projectile looms with faster, more efficient air jet looms and further automate WestPoint's cut and sew operations.  Air jet looms produce at higher speeds than projectile looms, yielding fewer defects, requiring less maintenance and providing cleaner and safer working environments.  Using air jet technology, compressed air propels the filling yarn at high speeds, with robotics handling the cutting and tucking of the filling yarn.  WestPoint (including its subsidiaries) operates approximately 30 facilities.  These facilities are located primarily in the Southeastern United States.

                6.      Sourcing

                         WestPoint has had a long-standing history of domestic and international sourcing of selected component products such as specialty yarns and specialty greige sheeting fabric for use in domestic production of Home Fashion products.  Today, WestPoint views sourcing as a means to drive business growth and improve profitability by providing products and services that accelerate product and packaging innovation resulting in a competitive market advantage.  In 2003, WestPoint imported both component and finished products from 23 countries and has established strong relationships in several key export countries including China, India and Pakistan.  To accelerate speed to market and improve customer service, WestPoint successfully implemented third party logistics operations on the east coast.  WestPoint continues to increase the number of vendors and sourced product categories and estimates that sales from sourced products accounted for roughly 22% of WestPoint's sales in 2003.  Through global sourcing operations, the categories of product offerings by the Company to its customers has been significantly expanded to increase focus on high growth product categories such as bath accessories, rugs and quilts.

                         WestPoint's policy on sourcing prohibits the purchase of merchandise that is produced in whole or in part by indentured, prison or illegal immigrant or child labor.  WestPoint requires that vendors certify the locations used for the production of products it purchases and that the vendors submit to compliance inspections from WestPoint or its representatives to ensure that WestPoint does not do business with suppliers who violate human rights.

                7.      Raw Materials

                         The principal raw materials used in the manufacture of Home Fashions products are cotton of various grades and staple lengths, polyester and nylon in staple and filament form.  Cotton, polyester and nylon presently are available from several sources in quantities sufficient to meet WestPoint's requirements.  WestPoint is not dependent on any one supplier as a source of raw materials.  Since cotton is an agricultural product, its supply and quality are subject to weather patterns, disease and other factors.  The price of cotton is also influenced by supply and demand considerations, both domestically and worldwide, and by the cost of polyester.  Although WestPoint has always been able to acquire sufficient quantities of cotton for its operations in the past, any shortage in the cotton supply by reason of weather, disease or other factors could adversely affect the Company's operations.  The price of man-made fibers such as polyester and nylon is influenced by demand, manufacturing capacity and costs, petroleum prices, cotton prices and the cost of polymers used in producing man-made fibers.  Any significant prolonged petrochemical shortages could significantly affect the availability of man-made fibers and cause a substantial increase in demand for cotton, resulting in decreased availability and, possibly, increased price.  WestPoint also purchases substantial quantities of dyes and chemicals.  Dyes and chemicals have been and are expected to continue to be available in sufficient supply from a wide variety of sources.

                8.      Seasonality; Cyclicality; Inventory

                         Traditionally, the home fashions industry has been seasonal, with peak sales in the fall.  In accordance with industry practice, WestPoint increases its Home Fashions' inventory levels during the first six months of the year to meet customer demands for the fall peak season.  WestPoint's commitment to EDI, Quick Response, and Vendor Managed Inventory, however, has facilitated a more even distribution of products throughout the calendar year and reduced some of the need to stockpile inventory to meet peak season demands.

                         The home fashions industry is also cyclical.  While WestPoint's performance may be negatively affected by downturns in consumer spending, management believes the effects thereof are mitigated by the Company's large market shares and broad distribution base.

                9.      Competition

                         The home fashions industry is highly competitive.  WestPoint competes on the basis of price, quality, design and customer service, among other factors.  In the sheet and towel markets, WestPoint competes primarily with Springs Industries, Inc. and prior to their liquidation as discussed below, Pillowtex Corporation.  In the other bedding and accessories markets, the Company competes with many companies, most of which are much smaller in size than the Company.  The Company has pursued a competitive strategy focused on providing the best fashion, quality, service and value to its customers and to the ultimate consumer.  WestPoint believes that there has been an increase in the sale of imported Home Fashion products in the domestic market and is actively pursuing its own foreign sourcing opportunities to meet the demand for such products.  WestPoint believes the level of foreign competition has been increasing.  There can be no assurance that foreign competition will not grow to a level that could have an adverse effect upon WestPoint's ability to compete effectively.

                         On July 30, 2004, Pillowtex Corporation, one of the Debtors' major competitors, filed for chapter 11 protection and commenced a process of liquidation soon thereafter.  This was Pillowtex's second filing for chapter 11 protection.  Although the Debtors were able to capitalize on the Pillowtex liquidation by gaining some market share and certain key licensing agreements, the Debtors have been adversely impacted by their customer's negative perceptions of the Debtors' ability to continue to perform while in bankruptcy, perceptions arising largely out of negative experiences during the first Pillowtex bankruptcy.

                10.    Other Operations

                         WestPoint's operations also include Grifftex Chemicals ("Grifftex") which formulates chemicals primarily used in the Company's finishing processes and WestPoint Stevens Graphics ("Graphics") which prints product packaging and labeling.  Neither Grifftex nor Graphics represent a material portion of the Company's business.

                11.    Environmental Matters

                         WestPoint is subject to various federal, state and local environmental laws and regulations governing, among other things, the storage, handling, usage, discharge and disposal of a variety of hazardous and non-hazardous substances and wastes used in or resulting from its operations, including, but not limited to, the Water Pollution Control Act, as amended; the Clean Air Act, as amended; the Resource Conservation and Recovery Act, as amended; the Toxic Substances Control Act; and the Comprehensive Environmental Response, Compensation and Liability Act.

                         WestPoint's operations also are governed by laws and regulations relating to employee safety and health, principally the Occupational Safety and Health Act and regulations thereunder which, among other things, establish exposure limitations for cotton dust, formaldehyde, asbestos and noise, and regulate chemical, physical and ergonomic hazards in the workplace.

                         Although WestPoint does not expect that compliance with any of the aforementioned laws and regulations will have a material adverse effect on its capital expenditures, earnings or competitive position in the foreseeable future, there can be no assurances that environmental requirements will not become more stringent in the future or that WestPoint will not incur significant costs in the future to comply with such requirements.

B.           Prepetition Indebtedness

                         WestPoint's significant prepetition indebtedness consists of the following:

                1.      The First Lien Lender Agreement.

                         The First Lien Lender Agreement consists of that certain Second Amended and Restated Credit Agreement, dated as of June 9, 1998, which is comprised of the Revolving Loans, the Foreign Currency Loan Subfacility, and the Letter of Credit Subfacility in the original aggregate principal amount of $800,000,000, among WPSTV, as Borrower, WestPoint Stevens (UK) Limited and WestPoint Stevens (Europe) Limited, as Foreign Borrowers, the several banks and other financial institutions from time to time parties thereto, Bank of America, N.A., as

Issuing Lender, Swingline Lender, and Administrative Agent.  As of the Commencement Date, the principal amount due under the First Lien Lender Agreement was $490,688,875, plus accrued interest of approximately $6,287,334 and undrawn letters of credit issued under the First Lien Lender Agreement of approximately $35,190,000.

                         Pursuant to the Adequate Protection Order, as of December 31, 2004, the Debtors' paid the First Lien Lenders $76,604,259 in adequate protection payments.

                2.      The Second-Lien Lender Agreement.

                         The Second-Lien Facility consists of that certain $165 million Second-Lien Credit Facility, dated as of June 29, 2001, among WPSTV, as Borrower, the banks and other financial institutions from time to time parties thereto, and Deutsche Bank Trust Company Americas (f/k/a Bankers Trust Company), as Administrative Agent.  As of the Commencement Date, the principal amount due under the Second-Lien Facility was $165,000,000, plus accrued interest of approximately $4,271,918.

                         Pursuant to the Adequate Protection Order, as of December 31, 2004, the Debtors' paid the Second Lien Lenders $44,484,106 in adequate protection payments.  Pursuant to an agreement between the First Lien Lenders and the Second Lien Lenders, approved by the Court on August 23, 2004, $11,351,076 of the payments to the Second Lien Lenders on account of the Adequate Protection Order are being held in escrow until the Confirmation Date.  Any further payments to the Second Lien Lenders on account of the Adequate Protection Order will be deposited into the escrow account.

                3.      The Senior Notes.

                         The Senior Notes consist of (i) the 7-7/8 % senior unsecured notes due 2005, issued pursuant to that certain Indenture, dated as of June 9, 1998, between WPSTV and HSBC Bank USA (as successor to The Bank of New York), as Trustee, in the original aggregate principal amount of $525,000,000 and (ii) the 7-7/8 % senior unsecured notes due 2008, issued pursuant to that certain Indenture, dated as of June 9, 1998, between WPSTV and HSBC Bank USA (as successor to The Bank of New York), as Trustee, in the original aggregate principal amount of $475,000,000.  The Senior Notes are general unsecured obligations of WPSTV and rank pari passu in right of payment with all existing or future unsubordinated indebtedness of WPSTV and senior in right of payment to all subordinated indebtedness of WPSTV.  The Senior Notes bear interest at the rate of 7-7/8% per annum, payable semi-annually on June 15 and December 15 of each year.

C.           Events Leading to the Commencement of the Chapter 11 Cases

                         The Debtors believe that their financial difficulties are attributable primarily to their overleveraged debt structure and an increase in foreign competition.  The domestic textile manufacturing industry is in a state of flux, beset by factors beyond its control.  The rapidly increasing ability of foreign textile competitors to deliver product and service that meet the demands of domestic customers has led to the closing and liquidation of many domestic textile manufacturers, the most recent being one of WPSTV's key competitors, Pillowtex (as described above).  WPSTV, like many other domestic textile manufacturers, was compelled to commence these chapter 11 cases in order to continue to be able to operate successfully in today's competitive marketplace and reduce its debt burden and de-lever its balance sheet.

                        Commencing in the year 2000, WestPoint undertook a strategic review of its businesses, manufacturing, other facilities, and products and implemented a restructuring plan.  In connection therewith, WestPoint closed four plants and terminated over 1,700 employees.

                         On September 20, 2002, WestPoint's board of directors approved additional restructuring initiatives in an effort to increase asset utilization, lower manufacturing costs and increase cash flow and profitability through reallocation of production assets from bath products to basic bedding products and through rationalization of West Point Stevens Stores Inc.  WestPoint also closed its Rosemary, North Carolina, towel finishing facility and 3 retail stores.

                         Despite these initiatives, WestPoint continued to experience financial difficulty related primarily to restrictive covenants under its First Lien Lender Agreement and its existing overleveraged debt structure.  WestPoint therefore entered into negotiations with the First Lien Lenders to amend the First Lien Lender Agreement to permit certain restructuring, impairment and other charges and to revise certain financial ratios and minimum EBITDA covenants in its First Lien Lender Agreement.

                         Despite the amendments to its First Lien Lender Agreement, WestPoint continued to experience financial difficulties which led to a default under its First Lien Lender Agreement and Second-Lien Lender Agreement.  Effective March 31, 2003, the First and Second Lien Lenders agreed to amend the First and Second-Lien Lender Agreements and refrain from exercising any rights or remedies in respect of WestPoint's failure to comply with financial covenants until June 10, 2003.

                         On May 16, 2003, the board of directors approved the retention of Rothschild Inc. ("Rothschild"), an independent financial advisor to evaluate alternatives aimed at reducing WestPoint's existing debt structure and strengthening the balance sheet.  After extensive negotiations with the First and Second Lien Lenders regarding various alternatives, WestPoint's board of directors concluded it would be in the best interests of its creditors and shareholders to effectuate a consensual restructuring under chapter 11 of the Bankruptcy Code.

D.           Pending Litigation and Other Proceedings

                1.      The Geller Action

                         On October 5, 2001, a purported stockholder class action suit, entitled Norman Geller v. WestPoint Stevens Inc., et al. (the "Geller action"), was filed against the Company and certain of its former officers and directors in the United States District Court for the Northern District of Georgia.  (A subsequent and functionally identical complaint was also filed.)  The actions were consolidated by Order dated January 25, 2002.   Plaintiffs served a Consolidated Amended Complaint (the "Amended Complaint") on March 29, 2002.  The Amended Complaint asserts claims against all Defendants under section 10(b) of the Exchange Act of 1934 and Rule 10b-5 promulgated thereunder and against the Company and Defendant Holcombe T. Green, Jr. as "controlling persons" under section 20(a) of the Exchange Act.  The Amended Complaint alleges that, during the putative class period (i.e., February 10, 1999, to October 10, 2000), the Company and certain of its officers and directors caused false and misleading statements to be issued regarding, inter alia, alleged overcapacity and excessive inventories of the Company's towel-related products and customer demand for such products and that certain Individual Defendants wrongfully sold or pledged Company stock at inflated prices for their benefit.  The Amended Complaint refers to the Company's press releases and quarterly and annual reports on Securities Exchange Commission Forms 10-Q and 10-K, which discuss the Company's results and forecasts for the fiscal years 1999 and 2000.  Plaintiffs allege that these press releases and public filings were false and misleading because they failed to disclose that the Company allegedly "knew sales would be adversely affected in future quarters and years."  Plaintiffs also allege in general terms that the Company materially overstated revenues by making premature shipments of products.

                         On June 6, 2002, the Defendants filed a Motion to Dismiss Plaintiffs' Amended Complaint.  On February 3, 2003, the court denied the Defendants' Motion.  The Company's insurance carrier reached an agreement to settle the Geller action at no cost to the Company.  The settlement received preliminary approval from the District Court, has been approved by the Bankruptcy Court and received final approval through a fairness hearing before the United States District Court for the Northern District of Georgia.

                         As a result of the settlement in principle (subject to court approval) of the Geller case, during the second quarter of 2004, the Company recorded a liability of $4,250,000 for its legal obligation to fund the settlement and a related receivable of $4,250,000 for the reimbursement from its insurance carrier.  The insurance carrier subsequently paid $4,250,000 into the settlement fund.

                2.      The Clark Action

                         On March 11, 2002, a shareholder derivative action, entitled Gordon Clark v. Holcombe T. Green, Jr., et al. (the "Clark action"), was filed against certain of the Company's former directors and officers in the Superior Court of Fulton County, Georgia.  The Complaint alleged that the named individuals breached their fiduciary duties by acting in bad faith and wasting corporate assets.  The Complaint also asserted claims under Georgia Code Ann. sections 14-2-740 to 14-2-747 and 14-2-831.  The claims were based on the same or similar facts as were alleged in the Geller action.

                         The Clark action has been voluntarily dismissed.

                3.      The Hemmer Action

                         On July 1, 2002, a shareholder derivative action, entitled John Hemmer v. Holcombe T. Green, Jr., et al. (the "Hemmer action"), was filed against Mr. Green and certain of the Company's other current and former directors including Messrs. Hugh M. Chapman, John F. Sorte and Ms. M. Katherine Dwyer in the Court of Chancery in the State of Delaware in and for New Castle County.  The Complaint alleged that the named individuals breached their fiduciary duties and knowingly or recklessly failed to exercise oversight responsibilities to ensure the integrity of the Company's financial reporting.  The Complaint also asserted that certain of the named individuals used proprietary Company information in selling or pledging Company stock at inflated prices for their benefit.  The claims were based on the same or similar facts as were alleged in the Geller action.

                         By agreements between the parties, the Clark and Hemmer actions were both stayed pending entry of final judgment by the court in the Geller action.  As with the Geller action, the Clark and Hemmer actions were also stayed due to the Company's bankruptcy filing.

                         The Hemmer action has been voluntarily dismissed.

                4.      The Pillowtex Action

                         On March 21, 2002, an Adversary Complaint of Debtors and Debtors in Possession Against WestPoint Stevens Inc. was filed by Pillowtex, Inc., a Delaware corporation,

et al., and Pillowtex Corporation, et al., against the Company in the United States Bankruptcy Court for the District of Delaware.  Pillowtex Corporation and its related and affiliated companies ("Pillowtex") as Debtors and Debtors in Possession allege breach of a postpetition contract (the "Sale Agreement") dated January 31, 2001, among Pillowtex, Ralph Lauren Home Collection, Inc. ("RLH") and Polo Ralph Lauren Corporation ("PRLC") collectively referred to as "Ralph Lauren" and the Company.  Pillowtex alleges that the Company refused to perform its purchase obligation under the Sales Agreement and is liable to it for $4,800,000 plus potentially significant other consequential damages.  The Company believes that the complaint is without merit and intends to contest the action vigorously.  The case is currently stayed due to the Company's bankruptcy filing.

                5.      The Reparation Class Actions

                         The Company has been named as a defendant in three separate purported class action suits seeking reparation for the historic enslavement of African Americans in the United States.  Eddlee Bankhead v. Lloyd's of London, et al. (the "Bankhead action") was filed on September 3, 2002, in the United States District Court for the Southern District of New York.  Timothy Hurdle and Chester Hurdle v. FleetBoston Financial Corporation, et al. was initially filed in the California Superior Court for San Francisco County on September 10, 2002, but has since been removed to the United States District Court for the Northern District of California (San Francisco).  Julie Mae Wyatt-Kerwin v. J.P. Morgan Chase was filed January 21, 2003, in the United States District Court for the Southern District of Texas.  All three cases have been consolidated with related cases in the U.S. District Court for the Northern District of Illinois.  The factual basis for all three suits is the claim that the defendants profited from the slave labor of the plaintiff classes' ancestors prior to 1865 and, specifically, that Pepperell Manufacturing, a predecessor to WestPoint Stevens Inc., utilized cotton from southern planters who in turn purchased finished product to clothe their slaves.  The California suit alleges that such practices amount to an "unfair business practice" in violation of the California Business and Professional Code.

                         The purported class includes all descendants of African American slaves.  The relief sought includes an accounting, the appointment of an independent historical commission, imposition of a constructive trust, restitution of the value of slave labor and defendants' unjust enrichment, disgorgement of illicit profits and compensatory and punitive damages.

                         The action is currently stayed as to the Company due to the commencement of WestPoint's chapter 11 cases.  On January 26, 2004, the District Court granted defendants' motion to dismiss without prejudice.

                6.      Other Legal Issues

                         The Company is subject to various federal, state and local environmental laws and regulations governing, among other things, the discharge, storage, handling and disposal of a variety of hazardous and non-hazardous substances and wastes used in or resulting from its operations and potential remediation obligations thereunder.  Certain of WestPoint's facilities (including certain facilities no longer owned or utilized by the company) have been cited or are being investigated with respect to alleged violations of such laws and regulations.  The Debtors are cooperating fully with relevant parties and authorities in all such matters.  WestPoint believes that it has adequately provided in its financial statements for any expenses and liabilities that may result from such matters.  WestPoint also is insured with respect to certain of such matters. WestPoint's operations are governed by laws and regulations relating to employee safety and health which, among other things, establish exposure limitations for cotton dust, formaldehyde, asbestos and noise, and regulate chemical and ergonomic hazards in the workplace.

                         Although WestPoint does not expect that compliance with any of such laws and regulations will adversely affect its operations, there can be no assurance such regulatory requirements will not become more stringent in the future or that WestPoint will not incur significant costs in the future to comply with such requirements.

VI.

Significant Events During the Chapter 11 Case

A.           Filing and First Day Orders

                         On June 1, 2003, the Debtors filed their petitions under chapter 11 of the Bankruptcy Code.  On June 3, 2003, the Bankruptcy Court approved certain orders designed to minimize the disruption of the Debtors' business operations and to facilitate their reorganization.

•

Case Administration Orders.  These orders:  (i) authorized joint administration of the chapter 11 cases, (ii) established interim compensation procedures for professionals (this order was entered on June 18, 2003, following a final hearing), (iii) granted an extension of the time to file the Debtors' schedules and statements, and (iv) approved notice procedures limiting notice on various matters to only affected parties and authorizing the Debtors or their agent, to act as agent for the clerk of the Court in noticing all matters customarily noticed by the clerk pursuant to the Bankruptcy Code.

•

Payments on Account of Certain Prepetition Claims.  The Bankruptcy Court authorized the payment of prepetition:  (i) wages, compensation and employee benefits, (ii) sales and use taxes, (iii) Claims of common carriers and warehousemen, and (iv) Claims of critical trade vendors.  The Debtors have made payments totaling approximately $[     ] million on account of these Claims.

•

Business Operations.  The Bankruptcy Court authorized the Debtors to:  (i) comply with certain license and regulatory agency fee requirements, (ii) continue customer service programs, (iii) continue prepetition premium obligations under workers' compensation insurance and all other insurance policies, and bonds relating thereto, (iv) maintain existing bank accounts and business forms, (v) continue their centralized cash management system, (vi) provide adequate assurance to utility companies and establish procedures for determining requests for additional adequate assurance, and (vii) grant administrative expense status to undisputed obligations arising from the postpetition delivery of goods ordered in the prepetition period and make payment of such Claims in the ordinary course of business.

•	Bankruptcy Matters. The Bankruptcy Court authorized the Debtors to obtain postpetition financing under the DIP Credit Agreement on a superpriority basis for $300 million.

                        On August 28, 2003, the English High Court made an administration order for the appointment of administrators of WestPoint Stevens (Europe) Limited, an indirect European Subsidiary of WPSTV, pursuant to section 8 of the United Kingdom's Insolvency Act of 1986.

B.           Appointment of the Creditors Committee

                        On June 11, 2003, the United States Trustee for the Southern District of New York (the "U.S. Trustee"), pursuant to its authority under section 1102 of the Bankruptcy Code, appointed a Statutory Committee of Creditors (the "Creditors Committee") in these bankruptcy cases.

                        As originally appointed, the Creditors Committee consisted of the following seven members:

HSBC Bank, USA 452 Fifth Avenue New York, NY 10018 Attn: Robert Conrad, Vice President Tel: (212) 525-1314	KOSA Charlotte Park Drive Charlotte, NC 28217 Attn: Ernest Pepe, Credit Manager Tel: (704) 586-7300

Imex Discovery Resources, Inc. d/b/a Imex Vinyl Packaging 5311 77 Center Drive Suite 95 Charlotte, NC 28217 Attn: Eugene P. Smith, CPA, VP Operations Tel: (704) 527-1785	ESL Investments 200 Greenwich Avenue Greenwich, CT 06830 Attn: William C. Crowley

Fidelity Research & Management Company 82 Devonshire Street Mailzone E31C Boston, MA 02109 Attn: Nathan H. Van Duzer, Esq. Tel: (617) 392-8129	GSC Partners 500 Campus Dr. Florham Park, NJ 07932 Attn: Robert A. Hamwee Tel: (973) 737-1010

Perry Strategic Capital, Inc. 599 Lexington Avenue New York, NY 10022 Attn: Peter Schweinworth Tel: (212) 583-4000

                         Since the appointment of the Creditors Committee, the Debtors have consulted with the Creditors Committee concerning the administration of the chapter 11 cases.  The Debtors have informed the Creditors Committee with respect to their operations and have sought concurrence of the Creditors Committee for actions and transactions outside of the ordinary course of business.  The Creditors Committee has participated during the pendency of these chapter 11 cases.  The Debtors made preliminary copies of their proposed business plan available to the Creditors Committee at a very early stage in the chapter 11 proceedings.  The Creditors Committee actively participated in due diligence regarding the Debtors' business plan.

                         The Creditors Committee currently consists of five members.  The current chair of the Creditors Committee, other members of the Creditors Committee, and the attorneys and financial advisors retained by the Creditors Committee, are set forth below:

Chair of the Creditors Committee
[COMMITTEE MEETING TO ELECT NEW CHAIR]
Other Members of the Creditors Committee
HSBC Bank, USA 452 Fifth Avenue New York, NY 10018 Attn: Robert Conrad, Vice President Tel: (212) 525-1314	KOSA Charlotte Park Drive Charlotte, NC 28217 Attn: Ernest Pepe, Credit Manager Tel: (704) 586-7300

Imex Discovery Resources, Inc. d/b/a Imex Vinyl Packaging 5311 77 Center Drive Suite 95 Charlotte, NC 28217 Attn: Eugene P. Smith, CPA, VP Operations Tel: (704) 527-1785	Carlisle Investments Via Parigi 11 Rome, Italy 00185 Attn: Marco M. Elser Tel: +39-335-628-5555

Alma and Gabriel Elias & Wholesale Realtors Supply 509 Spring Avenue Elkins Park, Pa. 19027 Attn: Gabriel Elias Tel: (215) 635-0305

                         The Creditors Committee has retained the following advisors:

Attorneys Stroock & Stroock & Lavan LLP 180 Maiden Lane New York, NY 10038	Financial Advisors Lehman Brothers 745 Seventh Ave., 19th Floor New York, NY 10019 E.J. Bird 15 Blazing Star Trail Landrum, SC 29356

C.           DIP Credit Agreement

                         The DIP Credit Agreement is the Post-Petition Credit Agreement, dated as of June 2, 2003, among WestPoint and certain of its subsidiaries (collectively, the "Borrowers"), Bank of America, N.A., as Administrative Agent ("BofA"), Wachovia Bank, National Association, as Syndication Agent ("Wachovia" or the "Syndication Agent"), Bank of America Securities LLC, as Book Manager and Sole Lead Arranger ("BAS") and the lenders from time to time party thereto (collectively, the "DIP Lenders").  The Debtors entered into the DIP Credit Agreement in order to ensure sufficient liquidity to fund the expenses associated with their chapter 11 cases.  The DIP Credit Agreement has been amended six times during the bankruptcy case, pursuant to orders of the Bankruptcy Court.

                         The lenders under the DIP Credit Agreement agreed to provide a total credit facility of up to $300 million, with a $75 million sublimit for standby and documentary letters of credit.  Availability is subject to a borrowing base (which includes, among other things, inventory and receivables) defined as equal, at any date, to (i) the sum of 85% of Borrowers' eligible accounts plus the lesser of (x) $200 million, (y) 65% of the book value of Borrowers' eligible inventory, or (z) 85% of net orderly liquidation value of Borrowers' eligible inventory, (ii) minus an amount equal to the Carve Out, as described below, and any past due license fees.

                         The DIP Credit Agreement was in effect for an initial period of one year from the date of entry of the Interim Orders but allowed the Debtors to extend on two separate occasions for six months each, if the Borrowers gave 30 days prior written notice to the DIP Agent (the "Renewal Periods").  Notice of additional extensions were given by the Debtors on or about April 28, 2004, and November 1, 2004.  Loans outstanding under the DIP Credit Agreement will be required to be repaid upon the Borrowers' receipt of proceeds of the collateral and on the Maturity Date.  Draws under letters of credit will be repayable on the first business day following each such draw.  Currently the DIP Credit Agreement is scheduled to expire on June 2, 2005.

                        Claims of the DIP Agent and the DIP Lenders against the Debtors are accorded superpriority administrative expense status in each of the Debtors' chapter 11 bankruptcy cases.  That is, they are to be paid before any other obligations of the Debtors, including administrative expenses and other Claims entitled to priority under the Bankruptcy Code.

                         On or about July 24, 2003, the DIP Credit Agreement was amended, by certain non-material amendments, pursuant to that certain First Amendment to Post-Petition Credit Agreement, dated June 26, 2003 (the "First Amendment").  On or about September 30, 2003, the DIP Credit Agreement was further amended, by certain non-material amendments, pursuant to that certain Second Amendment to Post-Petition Credit Agreement and First Amendment to Security Agreement, dated as of September 25, 2003 (the "Second Amendment").

                          On October 23, 2003, the Court entered an order approving the Third Amendment to the DIP Credit Agreement (the "Third Amendment") to amend or modify certain definitions and provisions to the DIP Credit Agreement.  Among the modifications to the DIP Credit Agreement were: (i) the modification of the definition of Applicable Margins; (ii) the addition of that certain section to Article 1 and definitions set forth in Annex A of the DIP Credit Agreement with respect to banker's acceptances that are used by the Debtors in the ordinary course of their business operations; and (iii) the amendment of certain EBITDA covenants which the Debtors are obligated to meet.

                         On July 15, 2004, the Debtors filed a notice of the Fourth Amendment to the DIP Credit Agreement detailing certain non-material modifications to the agreement.  On July 30, 2004 the Court entered an order approving the Fifth Amendment to the DIP Credit Agreement (the "Fifth Amendment") amending, among other modifications, the Minimum EBITDA and Minimum Availability Covenants, as those terms are defined in the DIP Credit Agreement.

                         On November 10, 2004 the Debtors filed a motion to approve the Sixth Amendment to the DIP Credit Agreement (the "Sixth Amendment").  The Sixth Amendment seeks to amend certain definitions in the DIP Credit Agreement as well as the Minimum EBITDA and Minimum Availability Covenants, as those terms are defined in the DIP Credit Agreement.  On December 3, the Court entered an order approving the relief requested in the motion.

                          As of September 30, 2004, approximately $118,137,000 has been drawn and remains outstanding under the DIP Credit Agreement.  In addition, letters of credit in the approximate aggregate amount of $31.3 million have been issued.

                         The DIP Credit Agreement is secured by perfected first priority liens on all unencumbered assets of the Debtors, perfected junior liens on the encumbered assets (other than the encumbered assets subject to priming liens as described below) of the Debtors which are subject to valid perfected liens in existence as of the Commencement Date or subject to valid liens in existence as of the Commencement Date that are perfected subsequent thereto, and perfected first priority priming liens on the Debtors' assets which shall prime (x) all of the existing liens in existence as of the Commencement Date granted to the Prepetition Lenders pursuant to the Prepetition Credit Facilities and (y) any liens granted after the Commencement Date to provide adequate protection to the Prepetition Lenders with respect to the Prepetition Credit Facilities.

                         All liens and superpriority Claims granted in the DIP Credit Agreement are subject to the Carve Out for professional fees.

                         As presently amended, borrowings under the DIP Credit Agreement bear interest at a fluctuating rate per annum equal to LIBOR plus a margin of 2.75% or Prime plus a margin of 0.725%.  Each margin is subject to quarterly adjustment, pursuant to a pricing matrix, based on average availability, having a range of 2.25% to 3.00% for LIBOR based loans and 0.25% to 1.00% for Prime based loans.  In addition, the margins may be increased by the DIP Agent and the Syndication Agent, in consultation with the Borrowers, by not more than 25 basis points in the event the initial DIP Lenders are unable to successfully syndicate the DIP Facility.

                         The DIP Credit Agreement provides a carve out (i) in the event of the occurrence and during the continuance of an Event of Default for the payment of allowed and unpaid professional fees and disbursements incurred by the Debtors and any statutory committees appointed in the Debtors' chapter 11 bankruptcy cases, in an aggregate amount not to exceed $5 million (plus all unpaid professional fees and disbursements incurred prior to the occurrence of an Event of Default to the extent allowed by the Court), and (ii) for the payment of unpaid fees due the Clerk of the Bankruptcy Court.

D.           Adequate Protection

                         As part of the Motion filed with the Court for the approval of the DIP Credit Agreement, the Debtors requested authorization to use cash collateral and provide adequate protection to their prepetition secured lenders ("Adequate Protection").  On June 2, 2003, the Court entered an order providing the prepetition lenders Adequate Protection.  The order was approved on an interim basis pending a final hearing.  On June 18, 2003, the Court entered a final order providing the prepetition lenders Adequate Protection.

                         The Adequate Protection served as an inducement for the prepetition lenders' consent to the priming of their liens and the use of their cash collateral as part of the DIP Credit Agreement.  The Adequate Protection is designed to protect the collateral of the prepetition lenders from any diminution in value by providing among other things:

             a.          superpriority claim immediately junior to the Claims held by the DIP Agent and the DIP Lenders, and post-petition replacement liens on and security interests in substantially all of the assets of the Debtors having a priority immediately junior to the priming and other liens granted in favor of the DIP Agent and the DIP Lenders (with such liens, Claims and security interests subject, as between the First Priority Prepetition Lenders and the Second Priority Prepetition Lenders, to that certain Intercreditor and Lien Subordination Agreement, dated as of June 29, 2001); provided, however, that the liens and security interests granted for the benefit of the Prepetition Lenders as are to be subject to the Carve Out and any valid perfected liens in existence as of the Commencement Date, or subject to valid liens in existence as of the Commencement Date that are perfected subsequent thereto pursuant to section 546(b) of the Bankruptcy Code, which are otherwise senior to the liens of the Prepetition Lenders;

             b.          monthly payment of current interest and letter of credit fees at the applicable non-default rates provided for under the Prepetition Credit Facilities and, in addition, payment of any unpaid interest and letter of credit fees that came due under the Prepetition Credit Facilities prior to the Commencement Date within five days after entry of the Interim Adequate Protection Order;

c. continuation of payment of the fees of the prepetition agents, including payment of the reasonable fees and disbursements of the prepetition agents' professionals;

                         Pursuant to a stipulation between the First and Second Lien Lenders approved by the Court on August 23, 2004, the adequate protection payments to the Second Lien Lenders are being held in escrow pending the resolution of certain issues at Confirmation.

E.           The Resignation of Holcombe T. Green Jr.

                         On July 15, 2003, the Debtors filed a motion with the Court seeking authorization and approval of their entry into a separation agreement, with Holcombe T. Green Jr., the then Chairman and Chief Executive Officer of WPSTV (the "Green Separation Agreement").  On August 18, 2003, the Court entered an order approving the Green Separation Agreement.

                         Pursuant to the Green Separation Agreement, Mr. Green received a $1 million cash payment immediately upon his resignation rather than the $4 million cash payment due under his employment contract.  Mr. Green also agreed to make himself available to WPSTV, as a consultant through December 31, 2005, for a minimum of 40 hours per month, for which he was paid $425,000 for the remainder of 2003 and will be paid $475,000 per year for each of 2004 and 2005.  The total cash payments under the Green Separation Agreement as severance and services to be rendered through 2005 are approximately $2,375,000.  The Debtors have agreed to release Mr. Green and his related companies from all obligations due and owing to the Company as a result of the joint venture with HTG Corp. ("HTG"), a corporation wholly owned by Mr. Green.

                         In exchange for his entry into the Green Separation Agreement, Mr. Green agreed to release and forever discharge WestPoint from any and all arbitrations, claims, demands, damages, suits, proceedings, actions, and/or causes of action of any kind and every description, whether known or unknown, which he may now have, or may have had for any reason whatsoever.

F.           Employee Wage and Benefit Issues

                1.      Key Employee and Key Executive Retention Program

                         On September 30, 2003, the Debtors filed a motion with the Court seeking approval of the establishment of a key employee retention and severance program (collectively, the "KERP"), to ensure that certain key employees would continue to provide essential management and operational services to the Debtors during the pendency of the Debtors' chapter 11 cases.  On October 23, 2003 the Court entered an order approving the KERP.

                         The KERP provides for incentive payments for 245 key employees of the Debtors based upon the achievement of certain operating and performance goals.  Provided maximum performance targets are met, the aggregate payments to be made for incentives will be approximately $4.85 million per quarter.  In addition, the KERP provides for severance payments to the top 22 employees of the Debtors.  The severance payments under the KERP are in lieu of any contractual severance or participation in company wide separation plans by those 22 employees.

                         On August 12, 2004, the Court entered an order extending the KERP to cover those periods through and including the Debtors' fiscal quarter ending June 30, 2005.  For the quarters ending June 30 and September 30, 2004, the Court authorized the Debtors to make aggregate payments of $2,251,395 per quarter in lieu of the KERP payments that otherwise may have been required for those periods.  For the quarters ending December 31, 2004, March 31, 2005 and June 30, 2005, the Court set the "Target" metrics for EBITDA and Cash Availability at the amounts established by the Debtors in their 2004 Business Plan.  In addition, pursuant to an agreement reached between the Debtors and the First Lien Lenders, the Court authorized the establishment of an escrow account for the deposit of KERP payments due to Group 1A until confirmation of a Plan.

                2.      Termination of Pension Obligations

                         The Debtors sponsor and maintain two defined benefit pension plans, the WestPoint Stevens Hourly Retirement Plan for their hourly employees (the "Hourly Pension Plan") and the WestPoint Stevens Retirement Plan for their salaried employees (the "Salaried Pension Plan") (together with the Hourly Pension Plan, the "Pension Plans").  The Pension Plans have been amended from time to time, and were most recently amended and restated effective January 1, 2001.  The Pension Plans provide retirement and ancillary benefits to eligible employees and other participants.  The Debtors have continued to contribute to the Pension Plans amounts required pursuant to the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the Internal Revenue Code of 1986, as amended (the "Tax Code").

                         As of the date hereof, the Debtors employ approximately 12,444 full-time employees and approximately 74 part-time employees (together, the "Employees").  Approximately 1,865 of the Employees are salaried employees, with the balance of Employees earning wages on an hourly basis or other similar structure.  Approximately 719 Employees of the Debtors' total Employee population are represented by labor organizations.

                         In accordance with Title IV of ERISA, 29 U.S.C. sections 1301-1461, benefits under the Pension Plans are partly guaranteed by the Pension Benefit Guaranty Corporation ("PBGC").  At retirement, Employees participating in the Pension Plans are entitled to receive their pension payments in the form of monthly annuity payments together with, in some instances, payment of a grandfathered portion in a lump sum distribution.  Currently, approximately 10,700 WPSTV retired participants are entitled to receive monthly annuity payments under the Pension Plans, and such payments have continued to be made in the ordinary course.

                         The Debtors estimate that the total amount of unfunded benefit liabilities under the Pension Plans as of January 1, 2004 is approximately $173 million, calculated using the Pension Benefit Guaranty Corporation's interest rate of 4.94% and certain mortality, retirement, and other assumptions.  Over the next five years, minimum funding requirements for the Pension Plans will be $126.8 million, with the largest burdens falling in 2006 and 2007.  The Debtors have notified participants in the Pension Plans that further benefit accruals under such plans will cease as of December 31, 2004 and, accordingly, that accrued benefits are "frozen" as of such date.

                         The Debtors and their advisors have met with the PBGC on three separate occasions to discuss the Debtors' financial status, the alternatives available to them, and their ultimate need to terminate the Pension Plans in order to formulate and effectuate a chapter 11 plan of reorganization.

                         Accordingly, the Debtors anticipate filing a motion seeking entry of an order approving the distress termination of their current Pension Plans and authorizing the Debtors to implement a replacement defined contribution plan.

G.           Claims Process and Bar Date

                1.      Schedules and Statements

                         On August 18, 2003, the Debtors filed with the Bankruptcy Court a statement of financial affairs, schedules of assets and liabilities and schedules of executory contracts and unexpired leases and a schedule of equity security holders.  The Debtors and their professionals prepared consolidating schedules and statements reflecting the individual liabilities of each of the Debtors.

                         On October 29, 2004, the Debtors filed amendments to both their schedules of assets and liabilities and their statements of financial affairs.  Specifically, the Debtors filed amendments to Schedule F for WestPoint Stevens Inc. and J.P. Stevens & Co., Inc. listing certain creditors whom the Debtors suspect had not received notice of the bar date and giving such creditors extended time to file proofs of claim in these cases.  In addition, the Debtors filed amended SOFA 3a for WestPoint Stevens Inc., WestPoint Stevens Inc. I, and WestPoint Stevens Stores Inc. providing a revised list of those entities who received payments from the Debtors within the ninety (90) days prior to the filing of the Debtors' chapter 11 petitions.

                2.      Bar Date

                         By order dated August 21, 2003, the Bankruptcy Court fixed October 3, 2003 at 5:00 p.m. as the last date and time by which proofs of claim were required to be filed in the Debtors' bankruptcy cases, except that governmental entities had until November 28, 2003 at 5:00 p.m. to timely file proofs of claim against the Debtors.  In accordance with the order fixing the bar date, on or about August 29, 2003, notices informing creditors of the last date to timely file proofs of claims, and a "customized" proof of claim form, reflecting the nature, amount, and status of each creditor's Claim as reflected in the schedules of assets and liabilities, were mailed to all creditors listed on the schedules of assets and liabilities.  In addition, consistent with that order, the Debtors caused to be published in the national editions of the Wall Street Journal and New York Times on September 8, 2003, and in the Atlanta Journal Constitution on September 22, 2003, notice of the last date to timely file proofs of claim.  The Debtors have received over 3,400 proofs of claims in these cases.

H.           Omnibus Claims Objection Motions

                         Unsecured claims in excess of $1,193,563,392 have been asserted against the Debtors.  In an effort to get a more accurate picture of the true nature and extent of the unsecured claims, the Debtors commenced objecting to certain categories of unsecured claims by filing its First Omnibus Objection to Claims Against the Debtors and Motion to Disallow and Expunge such Claims on March 19, 2004.  The Debtors have subsequently filed three additional omnibus claims objection motions, and more will be filed shortly.  To date, all of the omnibus objections which have been decided by the Bankruptcy Court have been granted, except where the Debtors have agreed to continue or withdraw a motion as to a particular party.

                         The omnibus claims objection process has been extremely successful to date.  Through the first three omnibus objections, the Court has approved the expungement of 350 Claims in the aggregate amount of $232,740,739.870.  The Debtors anticipate filing several more omnibus claims objection motions, as well as objections to specific Claims, before and after any confirmation of a plan of reorganization.

I.           Sale of International Operations

                         On August 28, 2003, the English High Court entered an administration order for the appointment of joint administrators of WestPoint Stevens (Europe) Limited, an indirect European subsidiary of WPSTV, pursuant to section 8 of the United Kingdom's Insolvency Act 1986.3

                         The administration order was discharged on August 26, 2004 by the English High Court. Prior to that discharge, joint liquidators were appointed to WestPoint Stevens (Europe) Limited by the creditors of the company. The joint liquidators are continuing to manage the company and expect an initial dividend to be made to creditors in the first quarter of 2005.

                         An application has been made to England Companies House to strike-off the WPSTV subsidiary, WestPoint Stevens (UK) Limited, and the three dormant subsidiaries of WestPoint Stevens (Europe) Limited from the register of companies in England.

J.           Assumption of Significant Executory Contracts and Other Significant Motions

                1.      Disney

                         On September 15, 2003, the Debtors filed a motion with the Court seeking approval of the assumption of that certain License Agreement, dated as of August 15, 2000 (as amended from time to time, the "License Agreement"), between WPSTV and Disney Enterprises, Inc. ("Disney").  On September 30, 2003, the Court entered an order approving the assumption of the License Agreement.

                         Prior to the Commencement Date, the Debtors entered into the License Agreement with Disney.  The License Agreement allows the Debtors to produce a full assortment of Disney brand-name bedroom and bathroom home fashion products targeted to the juvenile market, primarily in the United States and Canada.  Such products feature some of the most well-known Disney characters in the world.  Pursuant to the License Agreement, the Debtors paid Disney licensing fees, as well as yearly royalty fees (subject to minimums) based on a percentage of revenue realized by the Debtors from the sale of products which utilize Disney's trademarked characters.

                         The License Agreement originally had a termination date of December 31, 2005. Prior to the Commencement Date, however, on or about May 28, 2003, Disney notified WPSTV that it had not met certain performance goals set forth in the License Agreement and that Disney

3                     The administration of WestPoint Stevens (Europe) Limited was commenced before the provisions of the United Kingdom's Enterprise Act 2002, amending the Insolvency Act 1986, came into force.

was therefore exercising its option to terminate the License Agreement, effective as of December 31, 2003.4

                         As a result of negotiations, between the Debtors and Disney, the parties entered into that certain Letter Agreement, dated as of September 12, 2003 (the "Letter Agreement"). The Letter Agreement provides for a new license agreement commencing January 1, 2004 (with the prepetition License Agreement expiring on December 31, 2003) and extend the Debtors' use of the Disney trademarks for an additional two years until December 31, 2005.  In addition, the new license agreement would contain terms similar to the existing License Agreement with certain economic terms significantly more favorable to the Debtors, specifically, a substantial reduction in the minimum royalty fees due in comparison to the existing minimums called for under the License Agreement.

                         In addition, Disney agreed to a substantial reduction of the Debtors' anticipated 2003 royalty shortfall payment under the License Agreement, which were due on December 31, 2003.  As consideration for Disney's agreement to enter into a new license agreement on economic terms beneficial to the Debtors and significantly reduce the royalty shortfall payment, the Debtors assumed the License Agreement and issued a letter of credit for the benefit of Disney as security under the new license agreement.

                2.      Ralph Lauren

                         On November 11, 2003, the Debtors filed a motion with the Court seeking approval of the assumption of an agreement (the "Ralph Lauren Agreement"), between WPSTV and Ralph Lauren Home Collection, Inc., Polo Ralph Lauren Corporation, and The Polo/Lauren Company, L.P. (collectively, "Ralph Lauren"), as amended.  On December 19, 2003, the Court entered an order approving the assumption of the Ralph Lauren Agreement.

                         The Ralph Lauren Agreement grants the Debtors an exclusive right to produce a full assortment of Ralph Lauren brand-name bedroom and bathroom home fashion products throughout the United States, Canada, Mexico, and most of Europe under certain licensed marks, including Ralph Lauren® and Ralph Lauren Home®.  Products manufactured and sold by the Debtors under the terms of the Ralph Lauren Agreement include, for example, towels, coordinated bedding products, blankets, and down comforters.

                         The Debtors derive great benefits from their relationship with Ralph Lauren, which is a well-known, respected, and successful company whose branded products are marketed world-wide through proprietary stores as well as luxury and discount department stores.  The Debtors have been Ralph Lauren's licensee for approximately twenty years, and were, in fact, the first manufacturers of the Ralph Lauren Home Collection.  Currently, the Debtors are Ralph Lauren's second most successful license, in terms of revenue.  The Ralph Lauren brand name is the most prestigious in the home fashions industry, and is a keystone of the Debtors' branding portfolio.

                         The Ralph Lauren Agreement has a termination date of December 31, 2005, with an option to renew until December 31, 2008.  Pursuant to the Ralph Lauren Agreement, the Debtors pay Ralph Lauren yearly royalty fees based on a percentage of revenue realized by the

4                     The Debtors do not believe that the automatic stay, arising in their chapter 11 cases by virtue of section 362 of the Bankruptcy Code, impacts Disney's early termination of the prepetition License Agreement because Disney notified the Debtors of such termination prior to the Commencement Date.

Debtors from the sale of products utilizing Ralph Lauren's designs.  These royalty fees are subject to yearly minimums in the aggregate amount of $124.5 million for 2003 through 2005.

                         The Ralph Lauren Agreement also obligates the Debtors to share in the costs associated with constructing and/or outbuilding up to four new Ralph Lauren Home stores, in the aggregate amount of $6.4 million, and for WestPoint Stevens (Europe) Limited, the Debtors' European affiliate, to contribute up to $1 million for construction costs associated with opening a Polo/Ralph Lauren flagship store in London.  Additional obligations of the Debtors under the Ralph Lauren Agreement include contributions for marketing and advertising costs, in the aggregate amount of $9.3 million for 2003 through 2005, as well as yearly contributions in the amount of $125,000 for design and travel costs.

                         In exchange for the Debtors' assumption of the Ralph Lauren Agreement, the Debtors obtained a total of $10.4 million in reductions of the royalty minimums provided for under the Ralph Lauren Agreement for the 2003-2005 periods. In addition, the Debtors obtained a full $7.4 million concession with respect to any potential contribution for construction of new Ralph Lauren Home stores.5

                3.      E.I. du Pont De Nemours and Company

                         On November 11, 2003, the Debtors filed a motion seeking approval of the assumption of (a) that certain Contract, as amended, between WPSTV and E.I. du Pont De Nemours and Company ("DuPont"), effective as of April 1, 2001 (the "PVA Contract") and (b) that certain DuPont™ ARTISTRI™ Ink Purchase Agreement between WPSTV and DuPont, dated August 27, 2001 (the "Ink Contract", and collectively with the PVA Contract, the "DuPont Contracts").  On November 24, 2003, the Court entered an order approving the relief requested in the motion.

                         Under the DuPont Contracts, the Debtors purchase Polyvinyl alcohol to size yarn used in the majority of their product lines, including bath rugs, bath towels, bedspreads, comforters and duvet covers, sheets, pillowcases, and blankets.  Sizing is used to stiffen yarn during the weaving process to minimize the risk of breakage as the yarn passes through looms to form a fabric.  Sizing products other than PVA are not suitable for the Debtors' business because such alternatives are too thick and heavy for the particular yarns used in manufacturing the Debtors' product lines.  Because of its smoother composition, PVA sizing is essential to the Debtors' continued business operation.  Furthermore, PVA can be recovered after use and reused approximately four times, making PVA the most cost effective option to size yarn in the Debtors' manufacturing operations.

                         To ensure an uninterrupted supply of high-quality PVA at reasonable prices, the Debtors entered into the PVA Contract pursuant to which DuPont supplies approximately 3.75 million pounds of PVA annually, representing all of the PVA required for the Debtors' towel manufacturing operations.

                         Because of the critical need to maintain adequate supplies of PVA and Printer ink, the Debtors engaged in extensive, good faith, arm's-length negotiations with DuPont in order to reach an agreement for a continuation of the Contracts.  In exchange for the Debtors' assumption of the Contracts, the Debtors obtained a 15% reduction of the total cure amount arising from such assumption.  The Debtors also secured DuPont's agreement to amend the PVA

                     5The $7.4 million concession includes a $1 million concession for the Debtors' European affiliate.

Contract to provide for an extension of the term for one year, through March 31, 2005, and a change in the payment terms favorable to the Debtors.

                4.      Payment of Licensing and Business Fees

                         On August 27, 2003, the Debtors filed a motion seeking authority to continue to pay licensing and business fees in the ordinary course of business.  On September 23, 2003, the Court entered an order granting the relief requested in the motion.

                         In connection with the normal operation of their businesses, the Debtors are required to pay various regulatory fees, including licensing and business fees, to federal, state, and local regulatory authorities (the "Regulatory Authorities").  Failure to make these payments in a timely manner may result in the imposition of fines or require the removal of the Debtors' products from stores' shelves in the applicable state.

                         Many states require that manufacturers of various household products attach "law labels" to their products and require that the manufacturers register with the states.  This requirement arose in the early 1900s, when states began instituting "tagging laws" that required producers to affix labels to bedding products identifying their contents.  The laws were intended to protect consumers from unwittingly purchasing a secondhand product that contained unsafe or unsanitary filling materials.  The laws also protected reputable manufacturers selling mattresses containing all-new materials from competing at a disadvantage with producers selling bedding material with secondhand materials.

                         Today, the laws have expanded to require tagging of such products as mattresses, futons, bed pillows, carseats, comforters, crib bumper pads, cushions, decorative pillows, upholstered furniture (including chairs and sofas/loveseats), mattress pads, quilts, sleeping bags, and toys, to name a few.  Most states require some sort of labeling or registration, although some states do not.  In states where registration is required, a Uniform Registry Number System exists for manufacturers that ship or sell in states or jurisdictions other than where the product is made so that only one registration number ("RN#") need be shown on the law label.  All states or jurisdictions either require or allow an RN# on law labels and either accept or have formally adopted this system.  Manufacturers that own multiple production facilities or plants must apply for an RN# for each location.  Annual license fees (the "Licensing Fees") vary from state to state, as do the number of separate registration numbers issued for one or more company locations. For instance, if a manufacturer has four locations, a given state or jurisdiction may issue four separate licenses, while another state or jurisdiction may issue only one.

                         In addition, 15 U.S.C. sections 68 (the "Textile Act"), 69 (the "Fur Act") and 70 (the "Wool Act"), along with the federal Regulations issued in conjunction with those Acts (found at 16 C.F.R. Parts 300, 301, and 303, respectively) mandate labeling of covered and filled products with (a) the name or identifying number of a U.S. business responsible for manufacturing or marketing the product or the name of a foreign manufacturer, (b) the fiber content of the product, and (c) the country of origin of the product.  The Federal Trade Commission (the "FTC") issues registered identification numbers ("RN numbers") to U.S. businesses that manufacture, import, distribute, or sell products covered by the Textile, Wool, and Fur Acts.  Businesses are not required to obtain and use RN numbers, but may use their RN numbers on product labels in lieu of the company name.  The Debtors have applied and use RN number 60873 in conjunction with these requirements.

                         The Debtors paid approximately $470,000 in business fees in accordance with the approval of the motion.

                5.      Lease Plan U.S.A.

                         On June 11, 2004, the Debtors filed a motion seeking approval of a certain Vehicle Lease Agreement, dated November 25, 1992 (the "Contracts"), with Lease Plan U.S.A., Inc. ("Lease Plan") to facilitate the leasing of vehicles necessary to the Debtors' business operations (the "Vehicles").  On June 25, 2004, the Court entered an order approving the relief requested in the motion.

                         The Vehicles play a crucial role in the efficient operation of the Debtors' businesses.  The Vehicles are used as both executive cars for the transportation of the Debtors' management and sales force throughout the diverse offices and plants, and as facility automobiles used for internal transport of raw materials and products.  Absent the Vehicles, the Debtors would incur significant additional costs associated with the purchase and service of automobiles as well as the higher costs of reimbursement to management and salespeople.

                         Because of the importance of the Vehicles to the Debtors' operations, the Debtors must be able to lease new Vehicles as the need arises.  Following the Commencement Date, the Debtors were informed by Lease Plan that no new lines of credit would be available for new leases or trade-ins of older models unless the Debtors agreed to assume the Contracts.  Faced with the inability to continue to lease new Vehicles, the Debtors conducted an exhaustive search to find possible alternatives to Lease Plan.  The Debtors were unable to identify any alternative equipment lessor who would be able to provide terms more favorable to the Debtors' than those contained in the Contracts.

                         The Debtors engaged in extensive, arms length negotiations with Lease Plan to ensure the Debtors' ability to continue to lease new Vehicles pursuant to the Contracts.  The Debtors and Lease Plan have agreed that subsequent to the assumption of the Contracts by the Debtors, Lease Plan will agree to open the Debtors' credit line to allow the leasing of an additional 25 vehicles until April 30, 2005.  In exchange, the Debtors will assume the Contracts on slightly modified terms which Lease Plan has insisted are necessary to remain competitive in the leasing market.  The modified terms for the Contracts include (a) an increase in the spread from 30 day LIBOR +35% to 30 day LIBOR +2.00%, (b) an increase in the monthly administrative fee from .055% to .075%, and (c) a shortening of the maximum depreciation from 50 to 45 months.  The Debtors have determined that notwithstanding the modifications to the rates, the Contracts continue to provide the best opportunity for the Debtors to continue to lease the Vehicles.

                6.      Reckson 1185 Avenue of the Americas, LLC.

                         On November 26, 2003, the Debtors filed a motion seeking the approval of entry into that certain Eighth Modification Agreement, dated June 18, 2004, (the "Modification Agreement").  On December 18, 2003, the Court entered an order granting the relief requested in the motion.

                         Pursuant to the Modification Agreement, the Debtors and Reckson agreed to (a) renew the Lease with respect to the entire 11th, 12th, 13th and 15th floors (collectively the "Renewal Space") and (b) make certain other additional changes as detailed in the Modification Agreement.  The other modifications included the extension of the term of the Lease until December 31, 2006 and the fixing of rent at $4,272,000 per year, payable in equal monthly installments of $356,000.

                         On July 16, 2004, the Debtors filed a motion seeking the approval of the assumption of a certain lease of non-residential real property, dated as of November 25, 1968 (as amended, the "Reckson Lease"), with Reckson 1185 Avenue of the Americas, LLC. as landlord (as successor in interest to Fisher Brothers 47th Co.) ("Reckson").  The premises subject to the Lease are located at 1185 Avenue of the Americas, New York, New York (the "Building").

Under the Lease, the Debtors rent the 9th through the 13th floors, the entire 15th floor, and 10,150 square feet in the basement of the Building (collectively, the "Premises").  In addition, the Lease is subject to a license with Ralph Lauren, under which Ralph Lauren occupies the entire 9th floor and a portion of the 10th floor.  The Premises are used by the Debtors as their principal headquarters in New York for administrative, marketing, and other corporate offices.  The Lease is scheduled to expire by its own terms on December 6, 2005.

                7.      Extension of Period During Which the Debtors May Assume or Reject Unexpired
                        Leases of Nonresidential Real Property

                         By order dated July 29, 2003, this Court authorized an extension of the Debtors' time period within which to assume or reject their unexpired leases of nonresidential real property (the "Unexpired Leases") through and including December 1, 2003 (the "First Extension Order").  By subsequent orders the Court extended the Debtors' time period within which to assume or reject their unexpired leases of nonresidential real property until the earlier of June 30, 2005 or the Confirmation Date (collectively with the First Extension Order, the "Extension Orders").

                         As of the Commencement Date, the Debtors were party to approximately 82 Unexpired Leases.  Since that time, the Debtors have closed sixteen stores, three offices, two plants, and, where appropriate, rejected the respective leases at such locations pursuant to orders of this Court dated, August 14, September 23, October 23, 2003, and September 28, 2004.   Accordingly, the Debtors have reduced the number of Unexpired Leases in their estates to approximately 61.

                8.      Approval of Funding of Defense Costs for Certain Officers and Directors

                         On September 3, 2003 a motion was filed by current and former officers and directors of WestPoint seeking relief from the automatic stay and approving defense funding under the Executive and Organization Liability Insurance Policy issued to the movants and to WestPoint by National Fire Insurance Co. of Pittsburgh, Pa., a division of American International Companies.  On September 23, 2003, the Court entered a motion granting the relief requested in the motion.

                         The Debtors and certain of their officers and directors are defendants in several purported stockholder class action and derivative suits.  The Executive and Organization Liability Insurance Policy provides direct liability coverage for executives from any loss from a claim or any wrongful act, including defense costs and crisis loss.  In addition, the policy also provides coverage for a loss arising from a securities claim.  Accordingly, the movants sought authority for the Debtors' Insurance Policy to make payments in connection with the defenses of the actions.

K.           Retention of Kurt Salmon Associates

                         Upon the completion of the Debtors' 2004 budget review, the Debtors' identified the need to more closely address the threat of lower cost, foreign competition and revise their long-term business plan accordingly.  In connection therewith, the Debtors retained Kurt Salmon Associates, Inc. ("KSA"), a recognized expert in developing and implementing sophisticated international production and sourcing capabilities for large manufacturers and retailers, to assist in evaluating their options to compete against foreign competition and to develop an integrated global operations strategy.  The KSA Report was completed and presented to the Debtors creditor constituencies on June 30, 2004.  KSA's analysis underscored the critical need for the Debtors to further develop their overseas presence to remain competitive.  An increased overseas presence would provide the Debtors with low cost manufacturing facilities to ensure competitiveness and selective sourcing to provide marketing flexibility.

                         After conducting an extensive analysis of KSA's recommendations, the Debtors determined that due to immediate capital constraints, its needs were best served by initially focusing on domestic rationalization.  In the event the Company deems it necessary to pursue a more aggressive timeline concerning domestic rationalization and foreign transaction alternatives, an additional near term equity investment of up to approximately $200,000,000 will be necessary to meet the cash requirements for such operational moves.

L.           Exclusivity

                         On September 23, 2003, the Debtors filed a motion with the Court, seeking an extension of the periods within which they can exclusively file a chapter 11 plan (the "Exclusive Filing Period"), and solicit acceptances thereof (the "Exclusive Solicitation Period" and together with the Exclusive Filing Period, the "Exclusive Periods"), for an additional one hundred eighty (180) days, through March 29, 2004 and May 28, 2004, respectively, without prejudice to their right to seek additional extensions thereof.  On October 23, 2003, the Court entered an order approving the extension of the Exclusive Periods.  Subsequent orders have been entered extending the Exclusive Periods through January 20, 2005 and March 21, 2005.

M.           Asset Dispositions

                         Over the course of the Debtors' chapter 11 cases, WPSTV has disposed of certain assets unnecessary to their core operations.  Pursuant to that certain Order Approving Expedited Procedures for Sale of De Minimis Assets and Abandonment of Certain Property dated, August 13, 2003, the Debtors have sold assets, including miscellaneous machinery and equipment in the total amount of approximately $8 million as of August 31, 2004.

VII.

Governance of Reorganized WestPoint

A.           Board of Directors

                         Except as otherwise required pursuant to section 5.1 of the Plan, the initial Board of Directors of Reorganized WestPoint shall consist of five (5) members whose names shall be disclosed at or prior to the Confirmation Hearing.  Two (2) members will be selected by Icahn Associates and two (2) members will be selected by the Steering Committee.  The fifth member shall be appointed by the holders of a majority of the New Series B Convertible Preferred Stock.  Members of the Board of Directors shall serve staggered three-year terms.  The director appointed by the holders of a majority of the New Series B Convertible Preferred Stock shall have an initial term of one (1) year.  One director appointed by Icahn Associates and one director appointed by the Steering Committee shall have an initial term of two (2) years.  After the initial terms of the Board of Directors described above expire, the holders of the New Common Stock will elect four (4) members of the Board of Directors and holders of the New Series B Convertible Preferred Stock will elect one (1) member of the Board of Directors in accordance with the Amended Certificate of Incorporation and Amended Bylaws and applicable nonbankruptcy law.

B.           Senior Management

                         Chip M.L. Fontenot will be Chief Executive Officer of Reorganized WestPoint.  The officers of the Debtors immediately prior to the Effective Date shall serve as the initial officers of the Reorganized Debtors on and after the Effective Date and in accordance with any employment and severance agreements with the Reorganized Debtors and applicable nonbankruptcy law.  After the Effective Date, the officers of the respective Reorganized Debtors shall be determined by the Board of Directors of Reorganized WestPoint.

VIII.

Other Aspects of the Plan of Reorganization

A.           Distributions

                         One of the key concepts under the Bankruptcy Code is that only claims and equity interests that are "allowed" may receive distributions under a chapter 11 plan.  This term is used throughout the Plan and the descriptions below.  In general, an "allowed" claim or "allowed" equity interest simply means that the debtor agrees, or in the event of a dispute, that the Bankruptcy Court determines, that the claim or interest, and the amount thereof, is in fact a valid obligation of the debtor.

                         Any Claim that is not a disputed Claim and for which a proof of claim has been filed is an allowed Claim.  Any Claim that has been listed by any Debtor in such Debtor's schedules of assets and liabilities, as may be amended from time to time, as liquidated in amount and not disputed or contingent is an allowed Claim in the amount listed in the schedules unless an objection to such Claim has been filed.  If the holder of such Claim files a proof of claim in an amount different than the amount set forth on the Debtor's schedules of assets and liabilities, the Claim is an allowed Claim for the lower of the amount set forth on the Debtor's schedules of assets and liabilities and on the proof of claim and a disputed Claim for the difference.  Any Claim that has been listed in the Debtor's schedules of assets and liabilities as disputed, contingent or not liquidated and for which a proof of claim has been timely filed is a disputed Claim.  Any Claim for which an objection has been timely interposed is a disputed Claim.  For an explanation of how disputed Claims will be determined, see section VIII.A.3.

                         An objection to any Claim may be interposed by the Debtors or the Reorganized Debtors within 120 days after the Effective Date or such later date as may be fixed by the Bankruptcy Court.  Any Claim for which an objection has been interposed will be an Allowed Claim to the extent the objection is determined in favor of the holder of the Claim.

                         For purposes of the Plan of Reorganization, the First Lien Lender Claims and the Second Lien Lender Claims are expressly allowed in the amounts of $483,897,447 and $165,000,000, respectively.

                1.      Distributions Through Agents

                         Distributions to the holders of First (Class C) and Second (Class D) Lien Lender Claims will be made through their respective agents.  All distributions made to holders of Second Lien Lender Claims pursuant to the Plan will be made in accordance with the terms and conditions of the Intercreditor Agreement.  Distributions to the holders of Noteholder Claims (Class F) will be made through the respective indenture trustees for the public debt instruments representing such Claims.  Distributions to holders of General Unsecured Claims (Class E) and PGBC Claims (Class G) will be made by a representative appointed by the Reorganized Debtors.

                7.      Timing and Conditions of Distributions

                                     (a)         Date of Distribution

                         Except as otherwise provided for in the Plan of Reorganization or as required by section 5.1 of the Plan, distributions on account of allowed Claims will be made on the Effective Date (or as soon thereafter as is practicable) or within thirty (30) days after the order allowing a disputed Claim becomes a final order.  Disputed Claims will be treated as set forth below.

                                     (b)         Surrender of Certain Securities Necessary for Distribution

                         Plans of reorganization generally require a holder of an instrument or security of a debtor to surrender such instrument or security prior to receiving a new instrument or security in exchange therefore under a plan of reorganization.  This rule avoids disputes regarding who is the proper recipient of instruments or securities under a plan of reorganization.

                         As a condition to receiving any distribution under the Plan, each holder of a certificated instrument or note must surrender such instrument or note held by it to the Disbursing Agent or its designee, unless such certificated instrument or note is being reinstated or being left unimpaired under the Plan.  Any holder of such instrument or note that fails to (i) surrender such instrument or note, or (ii) execute and deliver an affidavit of loss and/or indemnity reasonably satisfactory to the Disbursing Agent and furnish a bond in form, substance, and amount reasonably satisfactory to the Disbursing Agent before the first anniversary of the Effective Date shall be deemed to have forfeited all rights and Claims and may not participate in any distribution under the Plan of Reorganization.  Any distribution so forfeited shall become property of Reorganized WestPoint.

                         Holders of equity interests shall not be required to surrender such instruments or securities because they are not receiving a distribution under the Plan on account of such securities.

                                     (c)         Fractional Shares, Fractional Warrants

                         No fractional shares of New Common Stock, New Series A Convertible Preferred Stock, New Series B Convertible Preferred Stock or fractional New Warrants or cash in lieu thereof, shall be distributed.  For purposes of distribution, fractional shares of New Common Stock, New Series A Convertible Preferred Stock, New Series B Convertible Preferred Stock and fractional New Warrants, shall be rounded down to the next whole number or zero, as applicable.

                                     (d)         Fractional Rights

                         No Fractional Subscription Rights will be issued.  The number of shares of New Series B Convertible Preferred Stock available for purchase by a holder of a First Lien Lender Claim will be rounded up or down to the nearest share.  Any over-subscription occurring as a result of such rounding will be eliminated by a reduction of Subscription Rights pro rata among the holders of First Lien Lender Claims.  Any shares of New Series B Convertible Preferred

Stock not subscribed to as a result of such rounding will be pooled and purchased by the Rights Offering Sponsor.

                3.      Procedures for Treating Disputed Claims Under the Plan of Reorganization

                                     (a)         Disputed Claims

                         A disputed Claim is a Claim that has not been allowed or disallowed pursuant to an agreement by the parties or an order of the Bankruptcy Court.  In addition, all prepetition litigation claims not previously allowed by the Bankruptcy Court are disputed Claims.  A Claim for which a proof of claim has been filed but that is listed on the Debtors' schedules of assets and liabilities as unliquidated, disputed or contingent, and which has not yet been resolved by the parties or by the Bankruptcy Court, is a disputed Claim.  If a holder of a Claim has filed a proof of claim that is inconsistent with the Claim as listed on the Debtors' schedules of assets and liabilities, such Claim is a disputed Claim to the extent of the difference between the amount set forth in the proof of claim and the amount scheduled by the Debtors.  Any Claim for which the Debtors, the Reorganized Debtors or any party in interest have interposed (or will interpose) a timely objection is a disputed Claim.  Pursuant to the Order (I) Approving the Form and Manner of Notice of the Disclosure Statement Hearing; (II) Approving the Disclosure Statement (III) Fixing of a Record Date; (IV) Approving the Notice and Objection Procedures in Respect of Confirmation of the Plan; (V) Approving Solicitation Packages and Procedures for Distribution Thereof; (VI) Approving the Forms of Ballot and Establishment of Procedures for Voting on the Plan of Reorganization; and (VII) Authorization to Utilize Bankruptcy Services LLC as Voting Agent, dated February [-], 2005, holders of Disputed Claims are not entitled to vote on the Plan.

                                     (b)         Reserve for Disputed Claims Class E

                         As described in section II.D.5, a significant amount of General Unsecured Claims remain disputed.  In order to avoid prejudice to any holder of a Claim that has not been allowed or disallowed as of the Effective Date, the Debtors will withhold a sufficient number of New Warrants to make distribution to holders of all disputed Claims.  The Debtors (or Reorganized WestPoint, as applicable) may exclude Claims covered by insurance, to the extent of such insurance, from that calculation.  When sufficient Claims have been resolved to permit the distribution of at least 50,000 New Warrants the Debtors will make an additional distribution to unsecured claimholders.

                                     (c)         Objections to Claims

                         The Debtors or the Reorganized Debtors shall be entitled to object to all disputed Claims or Claims not already allowed. Any objections to Claims shall be served and filed on or before one hundred and twenty (120) days after the Effective Date or such later date as may be fixed by the Bankruptcy Court.

                                     (d)         No Distributions Pending Allowance

                         If any portion of a Claim is a disputed Claim, no payment or distribution shall be made on account of such Claim until such disputed Claim becomes an allowed Claim.  Pending the allowance or disallowance of the disputed Claims, the Debtors or the Reorganized Debtors shall withhold from the payments and distributions made pursuant to the Plan of Reorganization to the holders of allowed Claims the payments and distributions allocable to the disputed Claims as if the disputed Claims had been allowed Claims.

                                     (e)         Distributions After Allowance

                         To the extent that a disputed Claim becomes an allowed Claim, the holder of such allowed Claim shall receive a distribution in accordance with the provisions of the Plan of Reorganization.  As soon as practicable after the date that the Order or Judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Disbursing Agent shall provide to the holder of such Claim, the distribution to which such holder is entitled under the Plan of Reorganization.

                         To the extent that all or a portion of a disputed Claim is disallowed, the holder of such Claim shall not receive any distribution on account of the portion of such Claim that is disallowed and any property withheld pending the resolution of such Claim shall be reallocated pro rata to the holders of allowed Claims in the same class.

B.           Treatment of Executory Contracts and Unexpired Leases

                1.      Contracts and Leases Not Expressly Rejected are Assumed

                         Except as otherwise required by section 5.1 of the Plan, all executory contracts and unexpired leases to which any of the Debtors are parties are hereby assumed except for an executory contract or unexpired lease that (i) has already been assumed or rejected pursuant to Final Order of the Bankruptcy Court, (ii) is specifically designated as a contract or lease to be rejected on the Schedule of Rejected Contracts and Leases attached hereto, (iii) is the subject of a separate motion to assume or reject filed under section 365 of the Bankruptcy Code by the Debtors prior to the Confirmation Date, or (iv) is an option or warrant to purchase common stock of any of the Debtors or right to convert any Equity Interest into common stock of any of the Debtors to the extent such option, warrant, or conversion right is determined not to be an Equity Interest.

                         For purposes hereof, each executory contract and unexpired lease that relates to the use or occupancy of real property shall include all (x) modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such executory contract or unexpired Lease, and (y) all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, usufructs, reciprocal easement agreements, vault, tunnel or bridge agreements or franchises, and any other interests in real estate or rights in rem relating to such premises to the extent any of the foregoing agreements are specifically rejected.

                2.      Cure of Defaults

                         Generally, if there has been a default (other than a default specified in section 365(b)(2) of the Bankruptcy Code) under an executory contract or unexpired lease, the debtor can assume the contract or lease only if the debtor cures the default.  Accordingly, a condition to the assumption of an executory contract or unexpired lease is that any default under an executory contract or unexpired lease that is to be assumed pursuant to the Plan will be cured in a manner consistent with the Bankruptcy Code and as set forth in the Plan of Reorganization.

                3.      Rejection Claims

                         If an entity with a Claim for damages arising from the rejection of an executory contract or unexpired lease that is rejected pursuant to the Plan has not timely filed a proof of claim for such damages, that Claim shall be barred and shall not be enforceable against the

Debtors unless a proof of claim is filed with the Bankruptcy Court and served upon counsel for the Debtors within thirty (30) days after the Effective Date.

C.           Exit Facility

                         The Debtors are seeking exit financing acceptable to Reorganized WestPoint and Reorganized WPSTV sufficient to pay administrative expenses and provide necessary working capital for operations after the Effective Date.  The Debtors are in discussions with several lenders to arrange such a facility and expect such a facility to take the form of a new revolving credit agreement.  The Debtors are seeking a facility with up to a $300,000,000 borrowing limit.  The Debtors anticipate that such a facility will have to be secured by the same property as presently secures its debtor in possession financing.

D.           Effect of Confirmation

                1.      Discharge of Claims and Termination of Equity Interests

                         Confirmation of the Plan of Reorganization will discharge all existing debts and Claims, and terminate all equity interests, of any kind, nature or description whatsoever against or in the Debtors.  All holders of existing Claims against and equity interests in the Debtors will be enjoined from asserting against the Debtors, or any of their assets or properties, any other or further Claim or equity interest based upon any act or omission, transaction, or other activity that occurred prior to the Effective Date, whether or not such holder has filed a proof of claim or proof of equity interest.  In addition, upon the Effective Date, each holder of a Claim against or equity interest in the Debtors shall be forever precluded and enjoined from prosecuting or asserting any discharged Claim against or terminated equity interests in the Debtors.

                2.      Indemnification

                         The Plan provides for the assumption and continuation of normal corporate indemnification contracts or provisions related to the protection of officers and directors.

                3.      Exculpation

                         The Plan of Reorganization exculpates the Debtors, the Creditors Committee, the agents and steering committees of the First Lien Lenders and the Second Lien Lenders and their retained professionals for conduct relating to the prosecution of the chapter 11 cases. Specifically, the Plan of Reorganization provides that neither the Debtors, the disbursing agent, the Creditors Committee, the agents and the steering committees for the First and Second Lien Lenders nor any of their respective members, officers, directors, employees, agents or professionals shall have or incur any liability to any holder of any Claim or equity interest for any act or omission in connection with, or arising out of, the chapter 11 cases, the confirmation of the Plan of Reorganization, the consummation of the Plan of Reorganization or the administration of the Plan of Reorganization or property to be distributed under the Plan of Reorganization, except for willful misconduct or gross negligence.

E.           Releases

                         The Plan provides for a release, as of the Effective Date, of the respective officers, directors, employees, financial advisors, professionals, accountants, and attorneys of the Debtors, the Creditors Committee appointed pursuant to section 1102 of the Bankruptcy Code in the reorganization cases, Bank of America, N.A., as Administrative Agent under the First Lien

Lender Agreement, Wilmington Trust Company as Administrative Agent under the Second-Lien Lender Agreement and the Indenture Trustees from all Claims against them by the Debtors in their capacity as representatives of the Debtors, the Creditors Committees, the First Lien Lenders, the Second Lien Lenders and the Noteholders as applicable, except as otherwise expressly provided in the Plan of Reorganization and the Confirmation Order.

                         The purpose of the release of the representatives of the other major constituencies in these cases, such as the Creditors Committee and the Administrative Agents and advisors for the First and Second Lien Lenders is to protect the chapter 11 process for individuals who have contributed to the restructuring process.

F.           Management Incentive Plan

                         Reorganized WestPoint will adopt a new management incentive plan for its officers and other senior management.  The Management Incentive Plan will consist, in part, of a pool of options to purchase 10% of the New Common Stock and a performance based incentive program as provided in the Plan Supplement.  The options will be awarded by the Board of Directors of Reorganized WestPoint based on recommendation of the Chief Executive Officer.  Options will be priced at the value of the New Common Stock at the time of the award.  The details of the Management Incentive Plan are included in the Plan Supplement.

                         None of the members of senior management who will participate under the Management Incentive Plan are receiving anything on account of their Equity Interests in WestPoint.

G.           Preservation of Avoidance Actions

                         The Debtors are preserving and retaining their right to prosecute any avoidance or recovery actions under the Bankruptcy Code.  These include the ability to avoid statutory liens and the ability to recover preferential transfers, preferential setoffs, fraudulent conveyances and unauthorized transfers of property of the estate.  The net proceeds received by the Debtors from the successful prosecution or settlement of the avoidance actions shall be used to fund distributions to the holders of Noteholder, General Unsecured and PBGC Claims.

                         Recoveries by the Debtors can give rise to additional allowed Claims against their estates.  To satisfy those Claims, the Debtors will provide a credit of approximately [$15 million] of such allowed Claims against the recovery to be received.  This credit will be in full satisfaction of the allowed Claim arising from such avoidance action.  The determination of the percentage to be credited is based on the midpoint of the expected recoveries for holders of General Unsecured Claims.

H.           Miscellaneous Provisions

                         The Plan of Reorganization contains provisions relating to the cancellations of existing securities, corporate actions, the disbursing agent, delivery of distributions, manner of payment, vesting of assets, binding effect, terms of injunctions or stays, injunction against interference with the Plan of Reorganization, payment of statutory fees, retiree benefits, dissolution of the Creditors Committee (at an appropriate time after the Effective Date), recognition of guaranty rights, substantial consummation, compliance with tax requirements, severability, revocation and amendment of the Plan of Reorganization, governing law, and timing.  For more information regarding these items, see the Plan of Reorganization attached hereto as Exhibit A.

IX.

Certain Factors to Be Considered

A.           Certain Bankruptcy Considerations

                         Although the Debtors believe that the Plan of Reorganization will satisfy all requirements necessary for confirmation by the Bankruptcy Court, there can be no assurance that the Bankruptcy Court will reach the same conclusion.  Moreover, there can be no assurance that modifications of the Plan of Reorganization will not be required for confirmation or that such modifications would not necessitate the re-solicitation of votes.  Although the Debtors believe that the Effective Date will occur soon after the Confirmation Date, there can be no assurance as to such timing.

                         In addition, the Plan constitutes a settlement pursuant to Bankruptcy Rule 9019 of all disputes among the Debtors and the holders of First Lien Lender Claims.  In the event the Debtors determine in the exercise of their fiduciary obligations that there is insufficient support for such settlement, the Debtors will pursue a sale of all of substantially all of their assets.

                         The Plan of Reorganization provides for no distribution to Classes H, I, J, K and L.  The Bankruptcy Code conclusively deems these classes to have rejected the Plan of Reorganization.  Notwithstanding the fact that these classes are deemed to have rejected the Plan of Reorganization, the Bankruptcy Court may confirm the Plan of Reorganization if at least one impaired class votes to accept the Plan of Reorganization (with such acceptance being determined without including the vote of any "insider" in such class).  Thus, for the Plan of Reorganization to be confirmed with respect to each Debtor, one impaired class, among Classes B, C, D, E, F, and G must vote to accept the Plan of Reorganization.  As to each impaired class that has not accepted the Plan of Reorganization, the Plan may be confirmed if the Bankruptcy Court determines that the Plan of Reorganization "does not discriminate unfairly" and is "fair and equitable" with respect to these classes.  The Debtors believe that the Plan of Reorganization satisfies these requirements.  For more information, see section X below.

B.           Risks Relating to the Plan Securities

                1.      Variances from Projections

                         The projections included herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Factors that could cause actual results to differ materially include, but are not limited to, WestPoint's ability to divest unprofitable facilities, operate its business consistent with plan, adjust and respond to changing industry dynamics, and successfully combat the threats posed by foreign manufacturers.

                2.      Significant Holders

                         Under the Plan of Reorganization, certain holders of Allowed Claims may receive distributions of shares in Reorganized WestPoint representing in excess of five percent of the outstanding shares of the common stock.  If holders of a significant number of shares of Reorganized WestPoint were to act as a group, such holders may be in a position to control the outcome of actions requiring shareholder approval, including the election of directors.

                        Further, the possibility that one or more of the holders of a number of shares of Reorganized WestPoint may determine to sell all or a large portion of their shares in a short period of time may adversely affect the market price of the stock of Reorganized WestPoint.

                3.      Lack of Trading Market

                         The stock issued under the Plan will not be listed on any exchange.  There can be no assurance that an active trading market for the New Common Stock will develop.  Accordingly, no assurance can be given that a holder of New Common Stock will be able to sell such securities in the future or as to the price at which any such sale may occur.  If such markets were to exist, such securities could trade at prices higher or lower than the value ascribed to such securities herein depending upon many factors, including the prevailing interest rates, markets for similar securities, general economic and industry conditions, and the performance of, and investor expectations for, Reorganized WestPoint.

                         Unless otherwise directed by its new Board of Directors, Reorganized WestPoint will use its best efforts to remain a reporting company under the Securities Exchange Act of 1934.

                4.      Dividend Policies

                         Because all of the Debtors' cash flows may be used in the foreseeable future to make payments under the exit facility that will be entered into in connection with the emergence from chapter 11 and for other corporate purposes Reorganized WestPoint does not anticipate paying dividends on the New Common Stock in the near future.

                5.      Restrictions on Transfer

                         Holders of securities issued pursuant to the Plan who are deemed to be "underwriters" as defined in section 1145(b) of the Bankruptcy Code, including holders who are deemed to be "affiliates" or "control persons" within the meaning of the Securities Act, will be unable freely to transfer or to sell their securities except pursuant to (a) "ordinary trading transactions" by a holder that is not an "issuer" within the meaning of section 1145(b), (b) an effective registration of such securities under the Securities Act and under equivalent state securities or "blue sky" laws or (c) pursuant to the provisions of Rule 144 under the Securities Act or another available exemption from registration requirements.  For a more detailed description of these matters, see section II.E.

C.           Risks Associated with the Business

                         Additional discussion of risks related to the Company's business are set forth in greater detail in WestPoint's most recent Form 10-K, filed with the Securities and Exchange Commission on March 15, 2004.  See the section entitled:  Quantitative and Qualitative Disclosures about Market Risk.

X.

Confirmation of the Plan of Reorganization

A.           Confirmation Hearing

                         Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after appropriate notice, to hold a hearing on confirmation of a plan of reorganization.  The confirmation hearing is scheduled for [__] a.m. Eastern Time, on [_______], 2005 (and [_____] if necessary), before the Honorable Robert D. Drain, United States Bankruptcy Judge, in Room 610 of the United States Bankruptcy Court, Alexander Hamilton Custom House, One Bowling Green, New York, New York.  The confirmation hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for an announcement of the adjourned date made at the confirmation hearing or any subsequent adjourned confirmation hearing.

                         Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of a plan of reorganization.  Any objection to confirmation of the Plan of Reorganization must be in writing, must conform to the Federal Rules of Bankruptcy Procedure, must set forth the name of the objector, the nature and amount of Claims or interests held or asserted by the objector against the particular Debtor or Debtors, the basis for the objection and the specific grounds therefor, and must be filed with the Bankruptcy Court, with a copy to Chambers, together with proof of service thereof, and served upon and received no later than 4:00 p.m. Eastern Time on [_______], 2005 by (i) WestPoint Stevens Inc., 507 West Tenth Street, West Point, Georgia 31833 (Attn:  M. Clayton Humphries, Jr., Esq., Vice President & General Counsel); (ii) the attorneys for the Debtors, Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153 (Attn: Michael F. Walsh, Esq. and John J. Rapisardi, Esq.); (iii) the Office of the United States Trustee for the Southern District of New York, 33 Whitehall Street, 21st floor, New York, New York 10004 (Attn: Brian Masumoto, Esq.); (iv) the attorneys for the Debtors' postpetition lenders, Parker, Hudson, Rainer & Dobbs LLP, 1500 Marquis Two Tower, 285 Peachtree Center Avenue, Atlanta, Georgia 30303 (Attn: C. Edward Dobbs, Esq.); (v) the attorneys for the Debtors' prepetition first lien lenders, Moore & Van Allen PLLC, Suite 4700, 100 North Tryon Street, Charlotte, North Carolina  28202-4003 (Attn: David Walls, Esq.) and Hennigan, Bennett & Dorman, LLP, 601 S. Figueroa Street, Suite 3300, Los Angeles, CA  90017 (Attn. Bruce Bennett, Esq.); (vi) the attorneys for the Debtors' prepetition second lien lenders, Kramer Levin Naftalis & Frankel, LLP, 919 Third Avenue, New York, New York 10022 (Attn: Thomas M. Mayer, Esq.); (vii) the attorneys for Icahn Associates, Sonnenschein Nath & Rosenthal LLP, 1221 Avenue of the Americas, New York, New York 10020 (Attn: Peter Wolfson, Esq.) and (viii) the attorneys for the statutory committee of creditors, Stroock and Stroock and Lavan LLP, 180 Maiden Lane, New York, New York 10038 (Attn: Lawrence M. Handelsman, Esq. and Michael J. Sage, Esq.).

Objections to confirmation of the Plan of Reorganization are governed by Rule 9014 of the Federal Rules of Bankruptcy Procedure.

UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED AND FILED, IT MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

B.           General Requirements of Section 1129

                         At the confirmation hearing, the Bankruptcy Court will determine whether the following confirmation requirements specified in section 1129 of the Bankruptcy Code have been satisfied.

1.	The Plan of Reorganization complies with the applicable provisions of the Bankruptcy Code.

2.	The Debtors have complied with the applicable provisions of the Bankruptcy Code.

3.	The Plan of Reorganization has been proposed in good faith and not by any means proscribed by law.

4.

Any payment made or promised by the Debtors or by a person issuing securities or acquiring property under the Plan of Reorganization for services or for costs and expenses in, or in connection with, the chapter 11 cases, or in connection with the Plan of Reorganization and incident to the chapter 11 cases, has been disclosed to the Bankruptcy Court, and any such payment made before the confirmation of the Plan of Reorganization is reasonable or if such payment is to be fixed after confirmation of the Plan of Reorganization, such payment is subject to the approval of the Bankruptcy Court as reasonable.

5.

The Debtors have disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the Plan of Reorganization, as a director, officer or voting trustee of the Debtors, affiliates of the Debtors participating in the Plan of Reorganization with the Debtors, or a successor to the Debtors under the Plan of Reorganization, and the appointment to, or continuance in, such office of such individual is consistent with the interests of creditors and equity holders and with public policy, and the Debtors have disclosed the identity of any insider that will be employed or retained by the Debtors, and the nature of any compensation for such insider.

6.

With respect to each class of Claims or equity interests, each holder of an impaired Claim or impaired equity interest either has accepted the Plan of Reorganization or will receive or retain under the Plan of Reorganization on account of such holder's Claim or equity interest, property of a value, as of the Effective Date, that is not less than the amount such holder would receive or retain if the Debtors were liquidated on the Effective Date under chapter 7 of the Bankruptcy Code.  See discussion of "Best Interests Test" below.

7.

Except to the extent the Plan of Reorganization meets the requirements of section 1129(b) of the Bankruptcy Code (discussed below), each class of Claims or equity interests has either accepted the Plan of Reorganization or is not impaired under the Plan of Reorganization.  Classes H, I, J, K and L are deemed to have rejected the Plan of Reorganization and thus the Plan of Reorganization can be confirmed only if the requirements of section 1129(b) of the Bankruptcy Code are met.

8.

Except to the extent that the holder of a particular Claim has agreed to a different treatment of such Claim, the Plan of Reorganization provides that allowed undisputed Administrative Expense Claims and Allowed Priority Non-Tax Claims will be paid in full on the Effective Date and that Allowed Priority Tax Claims will receive on account of such Claims deferred cash payments, over a period not exceeding six (6) years after the date of assessment of such Claims, of a value, as of the Effective Date, equal to the allowed amount of such Claims.

9.	At least one class of impaired Claims has accepted the Plan of Reorganization, determined without including any acceptance of the Plan of Reorganization by any insider holding a Claim in such class.

10.

Confirmation of the Plan of Reorganization is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors or any successor to the Debtors under the Plan of Reorganization, unless such liquidation or reorganization is proposed in the Plan of Reorganization.  See discussion of "Feasibility" below.

11.

The Plan of Reorganization provides for the continuation after the Effective Date of payment of all retiree benefits (as defined in section 1114 of the Bankruptcy Code), at the level established pursuant to subsection 1114(e)(1)(B) or 1114(g) of the Bankruptcy Code at any time prior to confirmation of the Plan of Reorganization, for the duration of the period the Debtors have obligated themselves to provide such benefits.

C.           Best Interests Tests

                         As described above, the Bankruptcy Code requires that each holder of an impaired Claim or equity interest either (i) accept the Plan or (ii) receive or retain under the Plan of Reorganization property of a value, as of the Effective Date, that is not less than the value such holder would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code.

                         The first step in determining whether this test has been satisfied is to determine the dollar amount that would be generated from the liquidation of the Debtors' assets and properties in the context of a chapter 7 liquidation case.  The gross amount of cash that would be available for satisfaction of Claims and equity interests would be the sum of the proceeds resulting from the disposition of the unencumbered assets and properties of the Debtors, augmented by any unencumbered cash held by the Debtors at the time of the commencement of the liquidation case.

                         The next step is to reduce that gross amount by the costs and expenses of the liquidation itself and by such additional administrative and priority claims that might result from the termination of the Debtors' business and the use of chapter 7 for the purposes of liquidation.  Any remaining net cash would be allocated to creditors and shareholders in strict priority in accordance with section 726 of the Bankruptcy Code.  Finally, the present value of such allocations (taking into account the time necessary to accomplish the liquidation) are compared to the value of the property that is proposed to be distributed under the Plan of Reorganization on the Effective Date.

                         The Debtors' costs of liquidation under chapter 7 would include the fees payable to a trustee in bankruptcy, as well as those fees that might be payable to attorneys and other professionals that such a trustee might engage.  Other liquidation costs include the expenses incurred during the chapter 11 cases allowed in the chapter 7 case, such as compensation for attorneys, financial advisors, appraisers, accountants and other professionals for the Debtors and the Creditors Committee, and costs and expenses of members of the Creditors Committee, as well as other compensation Claims.  In addition, Claims would arise by reason of the breach or rejection of obligations incurred and leases and executory contracts assumed or entered into by the Debtors during the pendency of the chapter 11 cases.

                         The foregoing types of Claims, costs, expenses, fees and such other Claims that may arise in a liquidation case would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay pre-chapter 11 priority and unsecured claims.  The Debtors believe that in a chapter 7 liquidation, no prepetition Claims or equity interests would receive any distribution of property.

                         The Debtors' liquidation analysis is an estimate of the proceeds that may be generated as a result of a hypothetical chapter 7 liquidation of the Debtors.  The analysis is based on a number of significant assumptions which are described below.  The liquidation analysis does not purport to be a valuation of the Debtors' assets and is not necessarily indicative of the values that may be realized in an actual liquidation.

D.           Liquidation Analysis

                         As noted above, the Debtors believe that under the Plan all holders of Impaired Claims and Equity Interests will receive property with a value not less than the value such holder would receive in a liquidation of the Debtors under Chapter 7 of the Bankruptcy Code.  The Debtors' belief is based primarily on (i) consideration of the effects that a Chapter 7 liquidation would have on the ultimate proceeds available for distribution to holders of Impaired Claims and Equity Interests, including (a) the increased costs and expenses of a liquidation under Chapter 7 arising from fees payable to a Chapter 7 trustee and professional advisors to the trustee, (b) the erosion in value of assets in a Chapter 7 case in the context of the rapid liquidation required under Chapter 7 and the "forced sale" atmosphere that would prevail, (c) the adverse effects on the Debtors' businesses as a result of the likely departure of key employees and the probable loss of customers, (d) the substantial increases in Claims, such as estimated contingent Claims, which would be satisfied on a priority basis or on parity with the holders of Impaired Claims and Equity Interests of the Chapter 11 Cases, (e) the reduction of value associated with a Chapter 7 trustee's operation of the Debtors' businesses, and (f) the substantial delay in distributions to the holders of Impaired Claims and Equity Interests that would likely ensue in a Chapter 7 liquidation and (ii) the liquidation analysis prepared by the Debtors, which is attached hereto as Exhibit B.

                         The Debtors believe that any liquidation analysis is speculative, as such an analysis necessarily is premised on assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which would be beyond the control of the Debtors.  Thus, there can be no assurance as to values that would actually be realized in a Chapter 7 liquidation, nor can there be any assurance that a Bankruptcy Court would accept the Debtors' conclusions or concur with such assumptions in making its determinations under section 1129(a)(7) of the Bankruptcy Code.

                         For example, the Liquidation Analysis necessarily contains an estimate of the amount of Claims which will ultimately become allowed Claims.  This estimate is based solely upon the Debtors' review of its books and records and the Debtors' estimates as to additional Claims that may be filed in the Chapter 11 Cases or that would arise in the event of a conversion of the case from Chapter 11 to Chapter 7.  No order or finding has been entered by the Bankruptcy Court or any other court estimating or otherwise fixing the amount of Claims at the projected-amounts of allowed Claims set forth in the Liquidation Analysis.  In preparing the Liquidation Analysis, the Debtors have projected an amount of allowed Claims that is at the lower end of a range of reasonableness such that, for purposes of the Liquidation Analysis, the largest possible liquidation dividend to holders of allowed Claims can be assessed.  The estimate of the amount of allowed Claims set forth in the Liquidation Analysis should not be relied on for any other purpose, including any determination of the value of any distribution to be made on account of allowed Claims under the Plan.

                         To the extent that Confirmation of the Plan requires the establishment of amounts for the Chapter 7 liquidation value of the Debtors, funds available to pay Claims, and the reorganization value of the Debtors, the Bankruptcy Court will determine those amounts at the Confirmation Hearing.  Accordingly, the annexed Liquidation Analysis is provided solely to disclose to holders the effects of a hypothetical Chapter 7 liquidation of the Debtors, subject to the assumptions set forth therein.

E.           Feasibility

                         The Bankruptcy Code requires that a debtor demonstrate that confirmation of a plan is not likely to be followed by liquidation or the need for further financial reorganization.  For purposes of determining whether the Plan of Reorganization meets this requirement, the Debtors have analyzed their ability to meet their obligations under the Plan.  As part of this analysis, the Debtors have prepared projections described in section IV above.  Based upon such projections, the Debtors believe that they will be able to make all payments required pursuant to the Plan of Reorganization and, therefore, that confirmation of the Plan of Reorganization is not likely to be followed by liquidation or the need for further reorganization.

F.           Section 1129(b)

                         The Bankruptcy Court may confirm a plan of reorganization over the rejection or deemed rejection of the plan of reorganization by a class of Claims or equity interests if the plan of reorganization "does not discriminate unfairly" and is "fair and equitable" with respect to such class.

                1.      No Unfair Discrimination.

                         This test applies to classes of Claims or equity interests that are of equal priority and are receiving different treatment under the Plan of Reorganization.  The test does not require that the treatment be the same or equivalent, but that such treatment be "fair."

                2.      Fair and Equitable Test.

                         This test applies to classes of different priority and status (e.g., secured versus unsecured) and includes the general requirement that no class of Claims receive more than 100% of the allowed amount of the Claims in such class.  As to the dissenting class, the test sets different standards, depending on the type of Claims or interests in such class:

•

Secured Creditors.  Each holder of an impaired secured claim either (i) retains its liens on the property, to the extent of the allowed amount of its secured claim and receives deferred cash payments having a value, as of the effective date, of at least the allowed amount of such Claim, or (ii) has the right to credit bid the amount of its Claim if its property is sold and retains its liens on the proceeds of the sale (or if sold, on the proceeds thereof) or (iii) receives the "indubitable equivalent" of its allowed secured claim.

•

Unsecured Creditors.  Either (i) each holder of an impaired unsecured creditor receives or retains under the plan property of a value equal to the amount of its allowed Claim or (ii) the holders of Claims and interests that are junior to the Claims of the dissenting class will not receive any property under the plan.

•

Equity Interests.  Either (i) each equity interest holder will receive or retain under the plan property of a value equal to the greater of (a) the fixed liquidation preference or redemption price, if any, of such stock and (b) the value of the stock, or (ii) the holders of interests that are junior to the equity interests of the dissenting class will not receive or retain any property under the plan of reorganization.

                         The Debtors believe the Plan of Reorganization will satisfy the "fair and equitable" requirement notwithstanding that Classes J, K, and L are deemed to reject the Plan because no class that is junior to such classes will receive or retain any property on account of the Claims or equity interests in such class.

                         Because several classes of Claims are not being paid in full, the existing equity interests in the Debtors are being extinguished.

XI.

Alternatives to Confirmation and Consummation of this Plan of Reorganization

A.           Liquidation Under Chapter 7

                         If no chapter 11 plan can be confirmed, the chapter 11 cases may be converted to cases under chapter 7 of the Bankruptcy Code in which a trustee would be elected or appointed to liquidate the assets of the Debtors for distribution in accordance with the priorities established by the Bankruptcy Code.  A discussion of the effect that a chapter 7 liquidation would have on the recoveries of holders of Claims is set forth in section X.D of this Disclosure Statement.  The Debtors believe that liquidation under chapter 7 would result in smaller distributions being made to creditors than those provided for in the Plan of Reorganization because (a) the likelihood that other assets of the Debtors would have to be sold or otherwise disposed of in a less orderly fashion, (b) additional administrative expenses attendant to the appointment of a trustee and the trustee's employment of attorneys and other professionals, (c) additional expenses and Claims, some of which would be entitled to priority, which would be generated during the liquidation and from the rejection of leases and other executory contracts in connection with a cessation of the Debtors' operations.  In a chapter 7 liquidation, the Debtors believe that there would be no distribution to holders of Classes E, F, G, H, I, J, K and L.

B.           Alternative Plan of Reorganization

                         If the Plan of Reorganization is not confirmed, the Debtors, or any other party in interest (if the Debtors' exclusive period in which to file a plan of reorganization has expired) could attempt to formulate a different plan of reorganization.  Such a plan might involve either a reorganization and continuation of the Debtors' business or an orderly liquidation of the Debtors' assets under chapter 11.  The Debtors have concluded that the Plan of Reorganization enables creditors and equity holders to realize the most value under the circumstances.  In a liquidation under chapter 11, the Debtors would still incur the expenses associated with closing or transferring to new operators numerous facilities.  The process would be carried out in a more orderly fashion over a greater period of time.  Further, if a trustee were not appointed, because such appointment is not required in a chapter 11 case, the expenses for professional fees would most likely be lower than those incurred in a chapter 7 case.  Although preferable to a chapter 7 liquidation, the Debtors believe that liquidation under chapter 11 is a much less attractive alternative to creditors and equity holders than the Plan of Reorganization because of the greater return provided by the Plan of Reorganization.

XII.

Certain Federal Income Tax Consequences of the Plan of Reorganization

                         The following discussion summarizes certain U.S. federal income tax consequences of the implementation of the Plan to the Debtors and to certain holders of Allowed Claims.  The following summary does not address the federal income tax consequences to holders of Claims that are unimpaired under the Plan, holders of Other Secured Creditors, the PBGC, holders of Claims that receive no distributions pursuant to the Plan or holders of Equity Interests.

                         The following summary is based on the Internal Revenue Code of 1986, as amended (the "Tax Code"), Treasury regulations promulgated thereunder, judicial decisions, and published administrative rules and pronouncements of the Internal Revenue Service (the "IRS"), all as in effect on the date hereof.  These rules are subject to change, possibly on a retroactive basis, and any such change could significantly affect the U.S. federal income tax consequences described below.

                         The federal income tax consequences of the Plan are complex and are subject to significant uncertainties.  The Debtors have not requested a ruling from the IRS or an opinion of counsel with respect to any of the tax aspects of the Plan.  Thus, no assurance can be given as to the interpretation that the IRS will adopt. In addition, this summary addresses neither state, local, or foreign income or other tax consequences of the Plan, nor the federal income tax consequences of the Plan to special classes of taxpayers (such as foreign taxpayers, broker-dealers, banks, mutual funds, insurance companies, other financial institutions, small business investment companies, regulated investment companies, tax-exempt organizations, persons holding an equity interest as part of an integrated constructive sale or straddle, and investors in pass-through entities).

                         Accordingly, the following summary of certain federal income tax consequences is for informational purposes only and is not a substitute for careful tax planning and advice based upon the individual circumstances pertaining to a holder of a Claim.  Each holder of a Claim is urged to consult its own tax advisors for the federal, state, local and foreign income and other tax consequences applicable under the Plan.

A.           Consequences to Debtors or Reorganized Debtors

                         For federal income tax purposes, the Debtors are members of an affiliated group of corporations of which WPSTV is the common parent (the "WestPoint Group"), and join in the filing of a consolidated federal income tax return.  The WestPoint Group had, as of the taxable year ending on December 31, 2003, a consolidated net operating loss ("NOL") carryforward of approximately $415 million (a portion of which is subject to current limitations).  See the Company's Annual Report on Form 10-K, for year ended December 31, 2003, at Note 6 (Income Taxes).  The WestPoint Group has since incurred additional operating losses.  The amount of the Debtors' losses and NOL carryforwards remains subject to adjustment by the IRS.

                         As discussed below, if the Restructuring Transactions are implemented, it is anticipated that the Company will be treated for federal income tax purposes as having sold all of its assets to a new corporation, and immediately liquidating.  Accordingly, in such event, all of the Company's existing NOL carryforwards and other tax benefits (and possibly those of the subsidiary Debtors) would be eliminated, and Reorganized WPSTV would have a new cost basis in its directly held assets.

                         Alternatively, the Debtors could decide to sell substantially all of their assets pursuant to section 5.1 of the Plan, in which event the Restructuring Transactions would not be implemented.  In such event, the Debtors intend to treat the Plan as a plan of liquidation for federal income tax purposes, in that the Debtors will remain in existence following the Effective Date solely for the purpose of winding up their affairs (including, but not limited to, resolving any Disputed Claims).  As discussed below, due to the lack of authoritative guidance as to the survival and utilization of NOL carryforwards in the context of a liquidating chapter 11 plan, there is a risk that certain of the Debtors' favorable tax attributes (such as any losses incurred through the end of the taxable year in which the Plan goes effective, NOL carryforwards and tax basis) may be substantially reduced, eliminated or subject to significant limitations as the result of implementation of the Plan.  Nevertheless, the Debtors believe that sufficient tax attributes should be available to avoid any significant federal taxable income in connection with the implementation of the Plan (subject to possible application of the alternative minimum tax).

                1.      Implementation of the Restructuring Transactions

                         If the Restructuring Transactions are implemented, the Company would be merged with and into a newly-formed subsidiary of Reorganized WestPoint, referred to as Acquisition Co. and (following the merger, as) Reorganized WPSTV in the Plan.  Reorganized WestPoint is itself a newly formed corporation.  Reorganized WestPoint and, in turn, Acquisition Co. would be initially capitalized with Cash received pursuant to the Partial Cash Option Sponsor Agreement and the exercise of Equity Subscription Rights.  For federal income tax purposes, the merger of the Company with and into Acquisition Co. would be treated as (i) a constructive transfer of the assets of the Company to Acquisition Co. in exchange for the consideration ultimately distributable to the holders of Allowed Claims against the Company (including, without limitation, all the New Common Stock of Reorganized WestPoint and the Series A Convertible Preferred Stock of Acquisition Co.), followed by (ii) the Company's immediate liquidation and distribution to its creditors of the consideration received.

                         The merger has been structured as a taxable transaction for federal income tax purposes (a "Taxable Transfer"), with the result that (if so respected) Reorganized WPSTV would obtain a new cost basis in all of the directly held assets of the Company (estimated, based upon the midpoint of its estimated reorganization value, at approximately $680 million), including the stock of any corporate subsidiaries.  Reorganized WPSTV would not succeed to any tax attributes of the Company, although any corporate subsidiaries generally would retain their tax attributes subject to (i) the application of the provisions discussed in the succeeding sections (including any required reductions on account of cancellation of debt ("COD") and any resulting section 382 limitation) or, alternatively, (ii) if available, the making of an election under section 338(h)(10) of the Tax Code with respect to any or all of such subsidiaries to treat such subsidiaries as if they also sold their assets in a taxable transaction to a new corporation.

                         Assuming a Taxable Transfer, the Company (and any subsidiary for which sale treatment also applies) generally would recognize gain or loss upon the merger in an amount equal to the difference between the fair market value of the assets deemed transferred and its tax basis in such assets.  Based upon the estimated reorganization value, and due to the Debtors' substantial tax basis in their assets (in the aggregate, estimated to be approximately $980 million as of December 31, 2003), the Debtors believe that no significant federal, state or local income tax liability, if any, should be incurred upon the transfer.  However, the Debtors' determination of gain or loss and resulting tax liability would be subject to adjustment on audit by the IRS.  In addition, the fair market value of the transferred assets may vary from current estimates and would be subject to challenge by the IRS.

                         Although structured as a Taxable Transfer, there is no assurance that the transaction would be so treated by the IRS.  For example, if the transfer of assets to Newco was deemed to constitute a tax-free reorganization under section 368(a)(1)(G) of the Tax Code (a "G Reorganization"), Reorganize WPSTV would effectively step into the shoes of the Company, which would have the effect from a federal income tax perspective of putting the Reorganized Debtors in substantially the same position as they would have been in had the Restructuring Transactions not been implemented.  In such event, due to the substantial reduction that would be required in its tax attribute on account of the cancellation of debt pursuant to the Plan, the Reorganized Debtors would have little or no NOL carryforwards and would have a substantially diminished tax basis in their assets -- with the result that future tax depreciation and amortization with respect to real and personal property could be eliminated and the tax basis of inventory and receivables could be reduced.  To qualify as a G Reorganization, it would be necessary for the Company to be treated as if it received stock of solely Reorganized WestPoint, and no Series A Convertible Preferred Stock.

                2.      Cancellation of Debt

                         The Tax Code provides that a debtor in a bankruptcy case must reduce certain of its tax attributes -- such as NOL carryforwards, current year NOLs, tax credits and tax basis in assets -- by the amount of any COD.  COD is the amount by which the indebtedness discharged exceeds any consideration given in exchange therefor, subject to certain statutory or judicial exceptions that can apply to limit the amount of COD (such as where the payment of the cancelled debt would have given rise to a tax deduction).  Where the Debtors file a consolidated federal income tax return, the reduction in tax attributes occurs on a consolidated basis.

                         As a result of the implementation of the Plan, the Debtors will incur significant COD and potential attribute reduction, the timing of which depends on whether or not the Restructuring Transactions are implemented.  Nevertheless, any reduction in tax attributes will not effectively occur until the first day of the taxable year following the taxable year in which the COD is incurred.  In addition, the Debtors anticipate that the NOL carryforwards (prior to any attribute reduction in respect of COD resulting from implementation of the Plan) of the Debtors should be available to offset any gain recognized in the Restructuring Transactions or the sale of substantially all of the Debtors' assets pursuant to section 5.1 of the Plan (subject to possible alternative minimum tax).  If the Restructuring Transactions are implemented and no election under section 338(h)(10) of the Tax Code is made with respect to any subsidiary Debtor, such Debtor's tax attributes would be subject to reduction as a result of any COD incurred by such Debtor and could be subject to reduction (in whole or in part) as a result of any COD incurred by the other Debtors.

                3.      Limitation on NOL Carryforwards and Other Tax Attributes

                         As discussed above, the Restructuring Transactions have been structured to effectuate a taxable transfer of the assets of the Company, with the result that Reorganized WPSTV obtains a new cost basis in the transferred assets.  In such event, all of the existing NOL carryforwards of the Company as well as any additional losses incurred upon such transfer would be eliminated (as a result of either the deemed liquidation of the Company or the attribute reduction on account of COD).  In contrast, it is possible that certain subsidiary Debtors would continue to have some amount of available tax attributes.  In such event, the ability to utilize such tax attributes may be subject to limitation under section 382 of the Tax Code, which generally imposes an annual limitation upon any pre-change losses or credits and certain other tax attributes following an ownership change of the company.

                         In the event that the Debtors sell substantially all of their assets pursuant to section 5.1 of the Plan (in which event the Restructuring Transactions would not be implemented), the Plan provides for the distribution of proceeds and the wind up and liquidation of the Debtors.  Although the Debtors' believe that section 382 should not adversely impact the availability of the Debtors' tax attributes under such circumstances, due to the lack of authoritative guidance as to the survival and utilization of NOL carryforwards in the context of a liquidating chapter 11 plan, there can be no assurance that the IRS would not take a contrary position.

                4.      Alternative Minimum Tax

                         In general, a federal alternative minimum tax ("AMT") is imposed on a corporation's alternative minimum taxable income at a 20% tax rate to the extent such tax exceeds the corporation's regular federal income tax.  For purposes of computing taxable income for AMT purposes, certain tax deductions and other beneficial allowances are modified or eliminated.  For example, a corporation is generally not allowed to offset more than 90% of its taxable income for AMT purposes by available NOL carryforwards.  In addition, if a corporation undergoes an "ownership change" within the meaning of section 382 of the Tax Code and is in a net unrealized built-in loss position (as determined for AMT purposes) on the date of the ownership change, the corporation's aggregate tax basis in its assets would be reduced for certain AMT purposes to reflect the fair market value of such assets as of the change date.

B.           Consequences to Holders of Certain Claims

                1.      Consequences to Holders of Certain Claims if the Restructuring Transactions are
                        Implemented.

                         Pursuant to the Plan, if the Restructuring Transactions are implemented, holders of Allowed First Lien Lender Claims will receive in satisfaction of such Claims their Ratable Proportion of New Common Stock (subject to a partial cash out election), New Series A Convertible Preferred Stock and Subscription Rights.  Holders of Allowed Second Lien Lender Claims will receive in satisfaction of such Claims their Ratable Proportion of New Common Stock, and holders of Allowed General Unsecured Claims and Allowed Noteholder Claims (together with the PBGC) will receive in satisfaction of such Claims their Ratable Proportion of New Warrants.

                         As discussed above, the Restructuring Transactions have been structured, in part, to result in a taxable transfer of the assets of the Company (see XII.A.1. above).  Assuming such treatment is respected, the described distributions to the holders of Allowed First Lien Lender Claims, Allowed Second Lien Lender Claims, Allowed General Unsecured Claims and Allowed Noteholder Claims will be fully taxable transactions.  Accordingly, a holder of such an Allowed Claim generally would recognize gain or loss in an amount equal to the difference between (i) the "amount realized" by the holder in satisfaction of its Claim (other than any Claim for accrued but unpaid interest, and excluding any portion required to be treated as imputed interest, as described below) and (ii) the holder's adjusted tax basis in its Claim (other than any Claim for accrued but unpaid interest).  For a discussion of the tax consequences of any Claims for accrued but unpaid interest, see section XII.B.3, below.  The "amount realized" by a holder will equal the sum of the fair market value of any stock or warrants (and possibly any Subscription Rights) and the amount of any cash received in satisfaction of such holder's Claim.

                         As and when any Disputed General Unsecured Claims become disallowed, holders of previously Allowed General Unsecured Claims and Allowed Noteholder Claims will become entitled to additional warrants.  Because such amounts may be received after the Effective Date, the imputed interest provisions of the Tax Code may apply to treat a portion of such amounts as imputed interest.  In addition, it is also possible that any loss, or a portion of any gain, realized by a holder of an Allowed General Unsecured Claim or an Allowed Noteholder Claim may be deferred until all Disputed General Unsecured Claims are resolved.  Holders are urged to consult their tax advisors regarding the possible applicability of, and the ability to elect out of, the installment method with respect to any gain recognized.

                         Where gain or loss is recognized by a holder, the character of such gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the holder, whether the Claim constitutes a capital asset in the hands of the holder and how long it has been held, whether the Claim was acquired at a market discount, and whether and to what extent the holder previously had claimed a bad debt deduction.  Such a holder of an Allowed Claim which purchased its Claim from a prior holder at a market discount may be subject to the market discount rules of the Tax Code.  Under those rules, assuming that the holder has made no election to amortize the market discount into income on a current basis with respect to any market discount instrument, any gain recognized by a holder in respect of its Claim (subject to a de minimis rule) generally would be characterized as ordinary income to the extent of the accrued market discount on such Claim.

                         A holder's tax basis in any New Common Stock, New Series A Convertible Preferred Stock, New Warrants and, if applicable, Subscription Rights received will equal the fair market value of such stock and rights.  The holding period for any New Common Stock, New Series A Convertible Preferred Stock and, if applicable, Subscription Rights received generally will begin the day following the issuance of such stock and rights.

                         In the event the Restructuring Transactions are not respected as effectuating a taxable transfer of the assets of the Company, it is possible that certain of the described distributions could result in a partial tax-free exchange of a holder's Claim for federal income tax purposes, and the additional tax consequences described below could vary.  The following discussion assumes that the Restructuring Transactions properly effectuate a taxable transfer of the assets of the Company.

                3.       Consequences to Holders of Certain Claims in the Event of a Liquidation of the
                         Debtors.

                         Pursuant to the Plan, if the Debtors sell all of their assets in accordance with Section 5.1 of the Plan, holders of Allowed First Lien Lender Claims, Allowed Second Lien Lender Claims, Allowed General Unsecured Claims and Allowed Noteholder Claims will each receive their Ratable Proportion of the proceeds from such sale available for distribution to holders of such Claims in accordance with their relative priority (not to exceed the amount of their Claims).

                         In such event, each holder of an Allowed Claim generally will recognize gain or loss for federal income tax purposes.  The timing and amount of such gain or loss will depend on a number of factors, including whether the holder will receive multiple distributions pursuant to the Plan and whether the Debtors' obligation to make such payments will be treated as a new debt obligation for federal income tax purposes.  It is possible that any loss, or a portion of any gain, realized by a Claim holder may have to be deferred until all of the distributions to such holder are received.

                         In addition, the character of any gain or loss recognized by a Claim holder as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the holder, whether the obligation from which its Allowed Claim arose constitutes a capital asset in the hands of the holder, whether the obligation from which the Allowed Claim arose has been held for more than one year, the allocation of any distributions received between principal and unpaid accrued interest, whether and to what extent the holder has previously claimed a bad debt deduction, and the extent (if any) to which interest may be imputed where multiple distributions are received.  Pursuant to the Plan, all distributions to any holder of an Allowed Claim shall be allocated first to the principal portion of any such Claim, and, only after the principal portion of any such Claim is satisfied in full, to any portion of such Claim comprised of interest.  There is no assurance, however, that such allocation would be respected for federal income tax purposes.  For a further discussion of the tax treatment of any Claim for accrued but unpaid interest, see XII.B.3. below.

                3.      Distributions in Discharge of Accrued but Unpaid Interest.

                         In general, to the extent that any consideration received by a holder of an Allowed Claim (whether paid in cash, stock, warrants or possibly Subscription Rights) is received in satisfaction of accrued interest or amortized original issue discount ("OID") during its holding period, such amount will be taxable to the holder as interest income (if not previously included in the holder's gross income).  Conversely, a holder generally recognizes a deductible loss to the extent any accrued interest claimed or amortized OID was previously included in its gross income and is not paid in full.  However, the IRS has privately ruled that a holder of a security, in an otherwise tax-free exchange, could not claim a current deduction with respect to any unpaid OID.  Accordingly it is also unclear whether, by analogy, a holder of a Claim would be required in the context of a taxable transaction to recognize a capital loss, rather than an ordinary loss, with respect to previously included OID that is not paid in full.

                         Pursuant to the Plan, all distributions in respect of Allowed Claims will be allocated first to the principal amount of such Claims, as determined for federal income tax purposes, and thereafter, to the portion of such Claim, if any, representing accrued but unpaid interest.  However, there is no assurance that such allocation would be respected by the IRS for federal income tax purposes.

                         Each holder of a Claim is urged to consult its tax advisor regarding the allocation of consideration and the deductibility of unpaid interest for tax purposes.

                4.      Receipt and Exercise, or Lapse, of Subscription Rights.

                         The federal income tax consequences of the receipt and exercise, or lapse, of Subscription Rights by a holder of a First Lien Lender Claim is unclear.  For example, it is possible that the receipt of such rights would not be accorded independent tax significance, and that any person exercising such rights would be treated as simply making a direct investment in the New Series B Convertible Preferred Stock, with no affect on the holder's determination of gain or loss with respect to its Claim.  Alternatively, the receipt of a Subscription Right could be treated akin to the receipt of a short-term option or warrant.

                         In the latter event, a holder of Subscription Rights should not be required to recognize gain or loss upon the exercise of such Subscription Rights.  A holder's tax basis in the New Series B Convertible Preferred Stock received upon exercise of a Subscription Right will be equal to the sum of the holder's tax basis in the Subscription Rights and the amount paid for the New Series B Convertible Preferred Stock.  The holder will commence a new holding period with respect to the New Series B Convertible Preferred Stock acquired.  Upon the disposition and perhaps the lapse of a Subscription Right, the holder generally would recognize gain or loss equal to the difference between the amount received (zero in the case of a lapse) and its tax basis in the Subscription Right (if any).  In general, such gain or loss would be a capital gain or loss, long-term or short-term, depending whether the requisite holding period was satisfied.

                5.      Ownership and Disposition of New Warrants; Constructive Distributions to
                        Holders of Common and Preferred Stock

                         A holder of a New Warrant generally will not recognize gain or loss upon the exercise of such warrant.  A holder's tax basis in the New Common Stock received upon exercise of a New Warrant will be equal to the sum of the holder's tax basis in the New Warrant and the exercise price.  The holding period of the New Common Stock received upon exercise of a New Warrant will commence on the day following the exercise of such warrant.

                         If the terms of the New Warrants provide for any adjustment to the number of shares of New Common Stock for which the New Warrants may be exercised or to the exercise price of the New Warrants, such adjustment may, under certain circumstances, result in constructive distributions that could be taxable to the holder of the New Warrants.  Conversely, the absence of an appropriate adjustment may result in a constructive distribution that could be taxable to the holders of New Common Stock and New Series A and New Series B Convertible Preferred Stock.

                         Upon the lapse or disposition of a New Warrant, the holder generally would recognize gain or loss equal to the difference between the amount received (zero in the case of a lapse) and its tax basis in the warrant.  In general, such gain or loss would be a capital gain or loss, long-term or short-term, depending whether the requisite holding period was satisfied.

                6.      Ownership and Disposition of New Series A and New Series B Convertible
                         Preferred Stock; Constructive Distributions to Holders of Common Stock and
                         Warrants

                         The tax consequences of the ownership and disposition of New Series A and New Series B Convertible Preferred Stock depend, in part, on the ultimate terms of such stock, which will be contained in the Certificate of Designation, to be included in the Plan Supplement.  Accordingly, holders of First Lien Lender Claims should consult their tax advisors regarding the tax consequences to them of the ownership and disposition of New Series A and New Series B Convertible Preferred Stock (including the possible receipt of constructive dividend income if the issue price of the preferred stock is less than its redemption or liquidation preference).

                         In general, distributions on preferred stock will be treated first as a dividend to the extent of the issuer's current and accumulated earnings and profits (as determined for federal income tax purposes), and then as a tax-free return of capital to the extent of the holder's tax basis, with any excess treated as capital gain from the sale or exchange of the stock.  In the case of an individual (provided that certain holding period and income requirements are met), any dividend generally should be subject to United States federal income tax at a maximum rate of 15%.  In the case of a corporation (provided that certain holding period requirements are met), any dividend generally should be eligible for the dividends received deduction provided by section 243(a)(1) of the Tax Code.  In addition, if a dividend distribution constitutes an "extraordinary dividend," the benefit of the dividends received deduction to a corporate holder may be effectively reduced or eliminated by operation of the "extraordinary dividend" provisions of the Tax Code.

                         If the terms of the New Series A or New Series B Convertible Preferred Stock provide for any adjustment to the number of shares of New Common Stock for which such preferred stock may be converted, such adjustment may, under certain circumstances, result in constructive distributions that could be taxable to the holder of such preferred stock.  Conversely, the absence of an appropriate adjustment may result in a constructive distribution that could be taxable to the holders of New Common Stock, New Warrants and possibly the other series of preferred stock.

                         A holder of New Series A Convertible Preferred Stock of Reorganized WPSTV will recognize gain or loss upon the conversion of such stock in an amount equal to the difference between the fair market value of the New Common Stock of Reorganized WestPoint received upon conversion and the holder's adjusted tax basis in the stock converted, and will receive a new fair market value and holding period in the New Common Stock, unless Reorganized WestPoint owns immediately after the conversion at least 80% of the New Series A Convertible Preferred Stock.

                         In contrast, a holder of a New Series B Convertible Preferred Stock generally will not recognize gain or loss upon the conversion of such stock.  A holder's tax basis in the New Common Stock received upon conversion will be equal to the holder's tax basis in the New Series B Convertible Preferred Stock converted and the holding period of the New Common Stock will commence on the day following the conversion of the New Series B Convertible Preferred Stock.

                7.      Information reporting and withholding

                        All distributions to holders of Allowed Claims under the Plan are subject to any applicable withholding (including employment tax withholding).  Under federal income tax law, interest, dividends, and other reportable payments may, under certain circumstances, be subject to "backup withholding" at the then applicable rate (currently 28%).  Backup withholding generally applies if the holder (a) fails to furnish its social security number or other taxpayer identification number ("TIN"), (b) furnishes an incorrect TIN, (c) fails properly to report interest or dividends, or (d) under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding.  Certain persons are exempt from backup withholding, including, in certain circumstances, corporations and financial institutions.  Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax and the appropriate information is supplied to the IRS.

                         The Treasury Regulations generally require disclosure by a taxpayer on its federal income tax return of certain types of transactions in which the taxpayer participated after January 1, 2003, including, among other types of transactions, the following (i) certain transactions that result in the taxpayer claiming a loss in excess of specified thresholds; and (ii) certain transactions in which the taxpayer's book-tax differences exceed a specified threshold in any tax year.  Holders are urged to consult their tax advisors regarding these regulations and whether the transactions contemplated by the Plan would be subject to these regulations and require disclosure on the holders' tax returns.

                         THE FOREGOING SUMMARY HAS BEEN PROVIDED FOR INFORMATIONAL PURPOSES ONLY.  ALL HOLDERS OF CLAIMS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES APPLICABLE UNDER THE PLAN.

XIII.

Conclusion

                         The Debtors believe the Plan of Reorganization is in the best interests of all creditors and equity holders and urge the holders of impaired Claims in Classes B, C, D, E, F, and G to vote to accept the Plan of Reorganization and to evidence such acceptance by returning their Ballots.

Dated:   January 20, 2005

Respectfully submitted,

By: /s/ Lester D.Sears

Name: Lester D. Sears
Title: Chief Financial Officer

i

(continued)

ii

(continued)

iii

(continued)

iv

(continued)
				Page
		2.	Cure of Defaults	62

		3.	Rejection Claims	62

	C.	Exit Facility		63

	D.	Effect of Confirmation		63

		1.	Discharge of Claims and Termination of Equity Interests	63

		2.	Indemnification	63

		3.	Exculpation	63

	E.	Releases		63

	F.	Management Incentive Plan		64

	G.	Preservation of Avoidance Actions		64

	H.	Miscellaneous Provisions		64

IX.	Certain Factors to Be Considered			65

	A.	Certain Bankruptcy Considerations		65

	B.	Risks Relating to the Plan Securities		62

		1.	Variances from Projections	65

		2.	Significant Holders	65

		3.	Lack of Trading Market	66

		4.	Dividend Policies	66

		5.	Restrictions on Transfer	66

	C.	Risks Associated with the Business		66

X.	Confirmation of the Plan of Reorganization			67

	A.	Confirmation Hearing		67

	B.	General Requirements of Section 1129		67

	C.	Best Interests Tests		69

	D.	Liquidation Analysis		70

	E.	Feasibility		71

	F.	Section 1129(b)		71

		1.	No Unfair Discrimination	71

		2.	Fair and Equitable Test	71

XI.	Alternatives to Confirmation and Consummation of this Plan of Reorganization			72

	A.	Liquidation Under Chapter 7		72

	B.	Alternative Plan of Reorganization		72

v

(continued)
				Page
XII.	Certain Federal Income Tax Consequences of the Plan of Reorganization			73

	A.	Consequences to Debtors or Reorganized Debtors		73

		1.	Implementation of the Restructuring Transactions	74

		2.	Cancellation of Debt	75

		3.	Limitation on NOL Carryforwards and Other Tax Attributes	75

		4.	Alternative Minimum Tax	76

	B.	Consequences to Holders of Certain Claims		76

		1.	Consequences to Holders of Certain Claims if the Restructuring Transactions are Implemented	76

		2.	Consequences to Holders of Certain Claims in the Event of a Liquidation of the Debtors	77

		3.	Distributions in Discharge of Accrued but Unpaid Interest	78

		4.	Receipt and Exercise, or Lapse, of Subscription Rights	78

		5.	Ownership and Disposition of New Warrants; Constructive Distributions to Holders of Common and Preferred Stock	79

		6.	Ownership and Disposition of New Series A and New Series B Convertible Preferred Stock; Constructive Distributions to Holders of Common Stock and Warrants	79

		7.	Information reporting and withholding	80

XIII.			Conclusion	81

vi

EXHIBIT A

to

DISCLOSURE STATEMENT

Debtors' Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code - filed as Docket Number 816

EXHIBIT B

LIQUIDATION ANALYSIS

(to be provided at a later date)